EXHIBIT 1.1
                                                                     -----------




                              PETROKAZAKHSTAN INC.


                         AMENDED ANNUAL INFORMATION FORM



                      FOR THE YEAR ENDED DECEMBER 31, 2004





                              DATED MARCH 21, 2005

                                TABLE OF CONTENTS


                                                                            PAGE

ABBREVIATIONS AND DEFINITIONS..................................................1


OIL AND GAS RESERVES DISCLOSURE................................................4


CURRENCY.......................................................................4

      CANADIAN DOLLARS.........................................................4
      KAZAKHSTANI TENGE........................................................4

SPECIAL NOTE REGARDING FORWARD-LOOKING FINANCIAL INFORMATION...................5


THE CORPORATION................................................................6

      CORPORATE HISTORY........................................................7
      PRINCIPAL SUBSIDIARIES...................................................8

GENERAL DEVELOPMENT OF THE BUSINESS...........................................10

      THREE YEAR HISTORY......................................................13
      RECENT DEVELOPMENTS.....................................................17
      BUSINESS TRENDS.........................................................18

BUSINESS OF THE CORPORATION...................................................20

      OIL AND GAS EXPLORATION AND DEVELOPMENT OPERATIONS......................20
      DOWNSTREAM OPERATIONS: REFINING, MARKETING AND TRANSPORTATION...........45
      NON-CORE OPERATIONS IN KAZAKHSTAN.......................................54

MANAGEMENT OF PETROKAZAKHSTAN.................................................55

      AUDIT COMMITTEE.........................................................57

PERSONNEL.....................................................................57


DESCRIPTION OF SHARE CAPITAL..................................................57

      COMMON SHARES...........................................................57
      PREFERRED SHARES........................................................57
      SHAREHOLDERS' AGREEMENT.................................................57
      DIVIDEND POLICY AND RESTRICTIONS........................................58

INFORMATION INCORPORATED BY REFERENCE.........................................58


SELECTED FINANCIAL INFORMATION................................................59

      SUMMARY OF OPERATING RESULTS............................................59
      QUARTERLY INFORMATION...................................................59

LEGAL PROCEEDINGS.............................................................60

      CCAA PROCEEDINGS........................................................60
      OTHER LEGAL PROCEEDINGS.................................................61

ENVIRONMENTAL REGULATION AND MATTERS..........................................62

      OIL AND GAS OPERATIONS..................................................62
      DOWNSTREAM OPERATIONS...................................................64

RISK FACTORS..................................................................65

      RISK FACTORS RELATING TO PETROKAZAKHSTAN'S BUSINESS.....................65
      RISK FACTORS RELATING TO PETROKAZAKHSTAN'S OPERATIONS IN KAZAKHSTAN.....68
      RISK FACTORS RELATING TO PETROKAZAKHSTAN'S INDUSTRY.....................72

EXTERNAL AUDITOR SERVICE FEES.................................................75


ADDITIONAL INFORMATION........................................................76


REPORT ON RESERVES DATA.......................................................78


REPORT OF MANAGEMENT AND DIRECTORS  ON RESERVES DATA AND OTHER INFORMATION....80


SCHEDULE A - PETROKAZAKHSTAN INC.  AUDIT COMMITTEE MANDATE....................82

                          ABBREVIATIONS AND DEFINITIONS

         In this Annual Information Form, the abbreviations set forth below have the following meanings:


"BBLS"    barrels                              "MBBLS"    thousands of barrels

"BCF"     billions of cubic feet               "MBOE"     thousands of barrels of oil equivalent

"BOE"     barrels of oil equivalent            "MCF"      thousands of cubic feet

"BOED"    barrel of oil equivalent per day     "MCFD"     thousands of standard cubic feet per day

"BOPD"    barrels of oil per day               "MMBBLS"   millions of barrels

"$M"      thousands of dollars                 "MMBTU"    millions of British Thermal Units

"$MM"     millions of dollars                  "MMCF"     millions of cubic feet

"(EURO)"  European Single Currency             "MMCFD"    one million standard cubic feet per day

"M(3)"    cubic metre                          "MMCFE"    millions of cubic feet equivalent

Note: For the purposes of this document, 6 mcf of natural gas and 1 bbl of NGL each equal 1 bbl of oil, such conversion not being based on either price or energy content. Boes may be misleading, particularly if used in isolation. A boe conversion ratio of 6 mcf: 1 bbl is based on an energy equivalent conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead.

         In this Annual Information Form, the capitalized terms set forth below have the following meanings:

         "ABCA" means the BUSINESS CORPORATIONS ACT (Alberta), R.S.A. 2000, c. B-9, as amended from time to time or its predecessor legislation as applicable, and all regulations promulgated thereunder;

         "ARNM" means The Agency of the Republic of Kazakhstan for the Regulation of Natural Monopolies and Protection of Competition;

         "BOARD" means the board of directors of PetroKazakhstan;

         "BRENT" means Brent Oil Reference Price;

         "CAIH" means Central Asian Industrial Holdings N.V., formerly Central Asian Industrial Investments N.V.;

         "CAIH SHAREHOLDERS' AGREEMENT" means the shareholders' agreement entered into between CAIH and PetroKazakhstan at the time of the closing of the PKOP Acquisition;

         "CCAA" means the COMPANIES' CREDITORS ARRANGEMENT ACT (Canada), R.S.C. 1985, c. C-36, as amended from time to time;

         "CCAA PLAN" means the Fourth Amended and Restated Plan of Compromise and Arrangement dated February 15, 2000 of PetroKazakhstan and PKOSI under the CCAA, as supplemented or amended from time to time;

         "CCAA PROCEEDINGS" means the proceedings of PetroKazakhstan and PKOSI under the CCAA in connection with the CCAA Plan, being the Court of Queen's Bench of Alberta, Judicial District of Calgary, Action Number 9901-08144;

         "C$" means Canadian dollars;

         "CENTRAL PIPELINE" means the West Siberia-Central Asia Pipeline;

         "COMMON SHARES" means the Class A Common Shares in the share capital of the Corporation;

         "COMPANY" or "CORPORATION" means PetroKazakhstan Inc. and its consolidated subsidiaries, taken as a whole;

         "COURT" means the Court of Queen's Bench of Alberta;

         "CPC" means Caspian Pipeline Consortium;

         "DD&A" means Depletion Depreciation and Accretion Expense;

         "EOR" means Enhanced Oil Recovery;

         "FCA" means Free Carrier;

         "FSU" means the Former Soviet Union;

         "KAM FIELDS" means the Kyzylkiya, Aryskum and Maibulak fields;

         "KKB" means OJSC Kazkommertsbank;

         "KAZAKHSTAN" means the Republic of Kazakhstan;

         "KAZGERMUNAI" means TOO Kazgermunai;

         "LPG" means Liquefied Petroleum Gas;

         "LUKOIL" means LUKoil Overseas B.V., a Netherlands company;

         "MCDANIEL" means McDaniel & Associates Consultants Ltd., independent petroleum engineers and consultants;

         "MCDANIEL REPORTS" means the reports of McDaniel, effective January 1, 2005, on certain of the interests of the Corporation in certain fields in Kazakhstan on both (a) a constant price basis, and (b) on an escalating price basis;

         "NGL" means natural gas liquids;

         "NICO" means the Naftitran Intertrade Company Limited;

         "NON-FCA" means Non-Free Carrier;

         "PETROKAZAKHSTAN" means PetroKazakhstan Inc. (formerly Hurricane Hydrocarbons Ltd.);

         "PKKR" means AO PetroKazakhstan Kumkol Resources;

         "PKKR ACQUISITION" means the purchase by PetroKazakhstan through a wholly owned subsidiary, PetroKazakhstan Kumkol Limited, of all the common stock of PKKR for a purchase price of $120.0 million pursuant to the PKKR Share Sale-Purchase Agreement;

         "PKKR SHARE SALE-PURCHASE AGREEMENT" means the agreement dated August 26, 1996 between PetroKazakhstan Kumkol Limited and the Government of Kazakhstan, pursuant to which PetroKazakhstan Kumkol Limited, a wholly-owned subsidiary of PetroKazakhstan, agreed to purchase all the common stock of PKKR;

         "PKOP" means TOO PetroKazakhstan Oil Products;

         "PKOP ACQUISITION" means the acquisition on March 31, 2000 by PetroKazakhstan of CAIH's common shares of PKOP, pursuant to the terms of the PKOP Transaction Agreement;

         "PKOP TRANSACTION AGREEMENT" means the agreement dated October 9, 1999 among CAIH, PKOP, KKB, PetroKazakhstan and PKKR, as amended;

         "PKOSI" means PetroKazakhstan Overseas Services Inc.;

         "$" means United States dollars;

         "SPECIAL DIVIDEND" means the special dividend of the U.S. dollar equivalent of C$4.00 per Common Share, declared on August 2, 2001 by the Board and payable to PetroKazakhstan's shareholders by the issuance of approximately $208,610,000 of senior unsecured notes and /or cash;

         "TSX" means The Toronto Stock Exchange;

         "TURGAI PETROLEUM" means the joint venture, CJSC Turgai Petroleum, the operator of Kumkol North;

         "U.S." or "UNITED STATES" means United States of America including the states thereof, the District of Columbia, its territories and possessions;

         "VDU" means the Vacuum Distillation Unit at the Shymkent refinery; and

         "VGO" means Vacuum Gasoil, a high value product sought after by refineries with catalytic cracking facilities for further conversion to gasoline and diesel.

         IN THIS ANNUAL INFORMATION FORM, FINANCIAL INFORMATION IS EXPRESSED IN U.S. DOLLARS, UNLESS OTHERWISE STATED.

                         OIL AND GAS RESERVES DISCLOSURE

         Unless otherwise specifically provided for herein, the disclosure in this Annual Information Form with respect to (a) the amount of oil and gas reserves of the Corporation were derived from the McDaniel Reports on a constant price basis, and (b) the discounted present worth values of future net pre-tax cash flow of the Corporation's reserves were derived from the McDaniel Reports prepared on a constant price basis and were calculated using a 10.0% discount factor. IT SHOULD BE NOTED, HOWEVER, THAT THE 10.0% DISCOUNT FACTOR MAY NOT NECESSARILY BE THE MOST APPROPRIATE DISCOUNT FACTOR. DISCOUNTED PRESENT VALUE, NO MATTER WHAT DISCOUNT RATE IS USED, IS MATERIALLY AFFECTED BY ASSUMPTIONS AS TO THE AMOUNT AND TIMING OF FUTURE PRODUCTION, WHICH MAY AND OFTEN DO PROVE TO BE INACCURATE.


                                    CURRENCY

         Unless otherwise indicated, all references to "$", "US$" or dollars in this Annual Information Form refer to U.S. dollars, "C$" refers to Canadian dollars and "Tenge" refers to Kazakhstani Tenge.


CANADIAN DOLLARS

         The following table sets forth, for the periods indicated, certain exchange rates based on the noon buying rate in the City of New York for cable transfers in Canadian dollars as certified by the Federal Reserve Bank of New York (the "NOON BUYING RATE"). Such rates are presented as United States dollars per C$1.00 and are the inverse of rates quoted by the Federal Reserve Bank of New York for Canadian dollars per U.S.$1.00. On March 21, 2005, the inverse Noon Buying Rate was C$1.00 equalled U.S.$0.825764, and the Noon Buying Rate was U.S.$1.00 equalled C$1.2110.

                                                YEAR ENDED DECEMBER 31
                                    --------------------------------------------
                                        2002            2003            2004
                                    ------------    ------------    ------------

Low.................................  0.661813        0.773335        0.849257
High................................  0.619886        0.638162        0.715820
Average(1)..........................  0.636780        0.714643        0.769632
End of Period.......................  0.633072        0.771010        0.830979

Note:

       (1) The average of the Noon Buying Rate on the last business day of each month in the period indicated.


KAZAKHSTANI TENGE

         The following table sets forth, for the periods indicated, certain exchange rates quoted by Dow Jones and Company, Inc. (the "TENGE RATE"). Such rates are presented as United States dollars per one (1) Kazakhstani Tenge and are the inverse of the rates quoted by Dow Jones and Company, Inc. for Kazakhstani Tenge per U.S.$1.00. The Federal Reserve Bank of New York does not provide certified Noon Buying Rates for cable transfers in Kazakhstani Tenge.

                                            YEAR ENDED DECEMBER 31
                                    --------------------------------------
                                       2002         2003          2004
                                    ----------   ----------    -----------

Low.................................  150.60       143.66        130.00
High................................  155.60       155.75        143.33
Average(1)..........................  153.28       149.57        135.77
End of Period.......................  155.60       144.22        130.00

Note:

       (1) The average of the Tenge Rate on the last business day of each month in the period indicated.


CURRENCY CONTROLS IN KAZAKHSTAN

         Kazakhstan does not have currency controls which restrict the movement of funds. However, it is a requirement for all export proceeds to be received into a Kazakhstan bank account within 180 days from the date of export. Longer periods may be allowed by the National Bank of Kazakhstan. Similarly, National Bank approval is required for a resident to hold foreign bank accounts.

TAX WITHHELD AT THE SOURCE OF PAYMENT IN KAZAKHSTAN

         Payment of interest, fees (for services) and dividends are subject to withholding taxes when paid from Kazakhstan. The exact level of withholding tax varies depending on the existence of a tax treaty between Kazakhstan and the applicable nation or entity. The range of withholding tax is from 5.0% to 20.0%.


          SPECIAL NOTE REGARDING FORWARD-LOOKING FINANCIAL INFORMATION

         The Annual Information Form contains "forward-looking statements" about our expectations, beliefs, plans, objectives, assumptions or future events or performance. These statements include, among others, statements regarding our future financial position, strategy, reserves, projected levels of capacity and production, projected costs and estimated expenditures. These statements are often, but not always, made through the use of words or phrases such as "will likely result", "are expected to", "will continue", "anticipate", "believe", "estimate", "intend", "plan", "project", "would" and "outlook". These forward-looking statements are not historical facts, and are subject to a number of risks and uncertainties. Certain of these risks and uncertainties are beyond the Corporation's control. Accordingly, the Corporation's actual results could differ materially from those suggested by these forward-looking statements for various reasons discussed throughout this Annual Information Form, and particularly in the section entitled "Risk Factors". Some of the key factors that have a direct bearing on the Corporation's results of operations are:

         (a) the concentration of our operations, assets and revenue in Kazakhstan;

         (b) the business of exploration, development, production and refining of oil and natural gas reserves, the levels of those reserves and the marketing of crude oil and refined products and the ability to increase the quality of refined products;

         (c) our ability to transport our crude oil and refined products to export markets;

         (d)   fluctuations in oil and gas and refined product prices;

         (e) changes in general political, social, economic and business conditions in Kazakhstan and the region;

         (f)   our ability to manage our growth;

         (g)   changes in business strategy or development plans;

         (h)   our future capital needs;

         (i)   business abilities and judgment of the Corporation's personnel;

         (j) changes in, or failure to comply with, government regulations or changes in interpretation, application or enforcement of government regulations;

         (k)   costs arising from environmental liability;

         (l)   costs and other effects of legal and administrative proceedings;

         (m)   our ability to manage currency fluctuations; and

         (n)   general economic and business conditions.

         The factors described above and the risk factors referred to in "Risk Factors" could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements. Therefore, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which the forward-looking statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for the Corporation to predict all of such factors. Further, we cannot assess the impact of each such factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

         For a discussion of important risks of an investment in our securities, including factors that could cause actual results to differ materially from results suggested in the forward-looking statements, you should carefully consider the information set forth under the caption "Risk Factors". In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this Annual Information Form might not occur.


                                 THE CORPORATION

         The Corporation is a vertically integrated, international energy company engaged in acquisition, exploration, development and production of oil and gas and the refining and sale of oil and refined products in Kazakhstan. As of January 1, 2005, the Corporation had estimated total proved reserves of 357.3 mmbbls of oil and estimated total proved and probable reserves of 502.9 mmbbls of oil, 32.1 mmbbls of NGLs and 88.4 bcf of gas. Present worth value for future cash flows at a 10.0% discount rate for different tax and price assumptions are as follows:

                                                     NET PRESENT VALUE AT 10%(1)
                                        PRICE       ----------------------------
    CASE             OIL RESERVES     ASSUMPTION       PRE-TAX      POST-TAX
-----------------  ---------------  --------------  ----------------------------
                      (mmbbls)                           ($mm)        ($mm)
Proved                 357.3          Escalating        4279.6       2463.1
Proved                 357.3           Constant         5282.1       3015.6
Proved & Probable      502.9          Escalating        5655.8       3249.0
Proved & Probable      502.9           Constant         7042.6       4023.1

Note:

       (1)  The estimated values disclosed do not represent fair market value.


         The Corporation operates seven fields which account for approximately 46.9% of its proved reserves of oil as of January 1, 2005, and approximately 61.3% of production for 2004. Average daily production of oil for the Corporation was 151,102 bopd in 2004.


CORPORATE HISTORY

         PetroKazakhstan was incorporated in 1986 as Hurricane Hydrocarbons Ltd. under the ABCA as a subsidiary of Brana Oil & Gas Ltd., formerly a public oil and gas company listed on the Alberta Stock Exchange. In 1987, Brana Oil & Gas Ltd. declared a dividend-in-kind to its shareholders of 1,530,259 Class A Common Shares of Hurricane Hydrocarbons Ltd. Effective June 2, 2003, PetroKazakhstan amended its articles of incorporation to change its name to PetroKazakhstan Inc. from Hurricane Hydrocarbons Ltd.

         PetroKazakhstan's corporate headquarters are located at Suite 1460, Sun Life Plaza, North Tower, 140 - 4th Avenue S.W., Calgary, Alberta, Canada T2P 3N3, and its phone number is (403) 221-8435. The Common Shares of the Corporation are listed and posted for trading on the TSX, the New York Stock Exchange (the "NYSE"), the London Stock Exchange (the "LSE"), the Frankfurt Stock Exchange (the "FSE") under the common trading symbol "PKZ" and on the Kazakhstan Stock Exchange (the "KASE") under the trading symbol "CA_PKZ". The Common Shares of the Corporation were listed on the TSX on April 18, 1995, on the NYSE on September 12, 2002, on the LSE on October 16, 2003 and on the KASE on October 21, 2004. In 2004, 69,601,912 of Common Shares of the Corporation were traded on the TSX, in the price range of C$29.00 and C$50.58.

                    RECENT PRICE OF COMMON SHARES ON THE TSX
--------------------------------------------------------------------------------
     DATE          HIGH(1)            LOW            CLOSE            VOLUME
--------------  --------------  --------------  --------------  ----------------
   Jan 2004         33.75            29.24           29.90           4,226,200
   Feb 2004         34.44            29.00           34.13           2,533,900
   Mar 2004         42.70            34.00           36.90          17,893,400
   Apr 2004         41.50            34.76           37.22           3,674,300
   May 2004         41.19            34.43           37.49           4,341,300
   June 2004        38.25            35.00           36.23           5,611,600
   July 2004        43.50            36.38           41.90           4,815,800
   Aug 2004         43.70            37.05           39.50           3,825,200
   Sep 2004         44.25            38.56           42.91           9,206,800
   Oct 2004         50.00            39.00           45.00           4,496,000
   Nov 2004         50.58            42.59           50.00           4,517,200
   Dec 2004         49.75            41.01           44.53           4,491,200
   Jan 2005         46.50            41.00           44.68           3,861,800
   Feb 2005         57.79            44.25           53.88           3,720,700
--------------------------------------------------------------------------------

Note:

      (1)   Source: Starquote.


PRINCIPAL SUBSIDIARIES

         The following chart shows, as of December 31, 2004, the principal subsidiaries of PetroKazakhstan, their respective jurisdictions of incorporation, and the percentage ownership of voting securities held, directly or indirectly, by PetroKazakhstan:

[GRAPHIC OMITTED - ORGANIZATIONAL CHART]

--------------------------------------------------------------------------------------------------------------------------------

                                     P E T R O K A Z A K H S T A N    I N C. (1)(2)

--------------------------------------------------------------------------------------------------------------------------------
         |                               |                                       |                 | |              |
         |                               |                                       |                 | |              |
-------------------------     -------------------------           -------------------------------  | |   ----------------------
|   PetroKazakhstan     |     |   AO PetroKazakhstan  |           |   CJSC Turgai Petroleum (9) |  | |   |    Ascot Petroleum  |
|  Overseas (Cyprus)    |     |  Kumkol Resources (6) |           |                             |  | |   |      Consulting     |
|     Limited (3)       |  ___|                       |____       |                             |  | |   |        Ltd. (12)    |
|                       |  |  |                       |   |       |                             |  | |   |                     |
|     (Cyprus)          |  |  |      (Kazakhstan)     |   |       |          (Kazakhstan)       |  | |   |        (England)    |
|       100%            |  |  |         99.7%         |   |       |              50%            |  | |   |          100%       |
-------------------------  |  -------------------------   |       -------------------------------  | |   ----------------------
         |                 |             |                |                      |                 | |              |
         |                 |             |                |                      |                 | |              |
         |                 |             |                |                      |                 | |              |
         |                 |             |                |                      |                 | |              |
         |                 |             |                |                      |                 | |              |
-------------------------  |  -------------------------   |       -------------------------------  | |   ----------------------
|   PetroKazakhstan     |  |  |  TOO Kazgermunai (7)  |   |       |   Valsera Holdings B.V. (10)|  | |   |   PetroKazakhstan   |
|  Kumkol Limited (4)   |  |  |                       |   |       |                             |  | |   |  Overseas Services  |
|                       |  |  |                       |   |       |                             |  | |   |       Inc. (13)     |
|     (Cyprus)          |  |  |      (Kazakhstan)     |   |_______|          (Netherlands)      |  | |___|                     |
|       100%            |  |  |          50%          |           |              100%           |  |     |        (Canada)     |
|                       |  |  |                       |           |                             |  |     |          100%       |
-------------------------  |  -------------------------           -------------------------------  |     ----------------------
         |                 |             |                                       |                 |
         |                 |             |                                       |                 |
         |                 |             |                                       |                 |
         |                 |             |                                       |                 |
         |                 |             |                                       |                 |
-------------------------  |  -------------------------           -------------------------------  |    ----------------------
|    PetroKazakhstan    |  |  |PetroKazakhstan Finance|           |    TOO PetroKazakhstan Oil  |  |    |     Alberta Oil     |
| Marketing Limited (5) |  |  |         B.V. (8)      |           |        Products (11)        |  |    |  Trading Ltd  (14)  |
|                       |  |__|                       |           |                             |  |    |                     |
|     (Cyprus)          |     |      (Netherlands)    |           |         (Kazakhstan)        |  |    |       (Canada)      |
|       100%            |     |          100%         |           |             96.7%           |  |    |          100%       |
-------------------------     -------------------------           -------------------------------  |    ----------------------
                                                                                                   |               |
                                                                                                   |               |
                                                                                                   |               |
                                                                                                   |    ----------------------
                                                                                                   |    |     Nefteproduct    |
                                                                                                   |    |       Ltd. (15)     |
                                                                                                   |____|                     |
                                                                                                        |     (Kazakhstan)    |
                                                                                                        |          100%       |
                                                                                                        ----------------------

Notes:

      (1) Ownership percentage reflects the percentage of entity owned by its direct parent.

      (2) PetroKazakhstan Inc. is the parent holding company that directly or indirectly owns all of the other companies within the PetroKazakhstan group.

      (3) PetroKazakhstan Overseas (Cyprus) Limited is an intermediate holding company.

      (4)  PetroKazakhstan Kumkol Limited is an intermediate holding company.

      (5) PetroKazakhstan Marketing Limited is a crude oil marketing subsidiary of the PetroKazakhstan group.

      (6) AO PetroKazakhstan Kumkol Resources is engaged in developing the Kumkol South, South Kumkol, KAM, East Kumkol and North Nurali fields, and the Corporation's exploration blocks. See "General Development of the Business-Formative Transactions-The PKKR Acquisition".

      (7) TOO Kazgermunai is a 50.0% joint venture with RWE-DEA AG (25.0%), Erdol-Erdgas Gommern GmbH (17.5%), and International Finance Corporation (7.5%) engaged in developing the Akshabulak, Nurali and Aksai fields. See "General Development of the Business-Formative Transactions-TOO Kazgermunai".

      (8) PetroKazakhstan Finance B.V., a special purpose entity, is a wholly-owned subsidiary of PKKR. See "General Development of the Business-Three Year History-9.625% Notes Issue".

      (9) CJSC Turgai Petroleum is a 50.0% joint venture with LUKoil Overseas Ltd., engaged in developing the North Kumkol field.

      (10) Valsera Holdings B.V. is an intermediate holding company for the Corporation's refining activities.

      (11) TOO PetroKazakhstan Oil Products, formerly known as OJSC Shymkentnefteorgsyntez), is the company in which the Corporation's refining activities take place. See "General Development of the Business-Formative Transactions-PKOP Acquisition".

      (12) Ascot Petroleum Consulting Limited. provides management services to companies in the PetroKazakhstan group.

      (13) PetroKazakhstan Overseas Services Inc. supplies international goods and services for PetroKazakhstan's operations and provides personnel services to the group.

      (14) Alberta Oil Trading Limited. is an intermediate holding company.

      (15) Nefteproduct Limited. is a refined product marketing subsidiary of the PetroKazakhstan group.


                       GENERAL DEVELOPMENT OF THE BUSINESS

                        TURAN PETROLEUM JOINT ENTERPRISE;
            ACQUISITION OF CANADIANOXY'S INTEREST IN TURAN PETROLEUM

         The Corporation's first involvement in Kazakhstan was its participation in Turan Petroleum Joint Enterprise ("TURAN PETROLEUM") in 1991. Originally, Turan Petroleum participated in the development of three partially delineated oil fields in the South Turgai Basin in southern Kazakhstan: the Kyzylkiya, Aryskum and Maibulak fields. In return for acquiring its interest, the Corporation agreed to develop these fields. The other original participants in Turan Petroleum were PKKR, which at the time was a state-owned entity, and Yuzhkazgeologia, a Kazakhstan government agency. Subsequently, Turan Petroleum acquired the right to develop the South Kumkol field. PKKR, as a state-owned entity, was the sole Kazakhstan participant in Turan Petroleum for the South Kumkol field.

               In 1994, the Corporation entered into an agreement with Canadian Occidental Petroleum Ltd. ("CANADIANOXY") to obtain CanadianOxy's assistance in the financing and development of the four fields owned by Turan Petroleum in exchange for an interest in Turan Petroleum. In 1996, the Kazakhstan government cancelled Turan Petroleum's exploration and production license for the South Kumkol field due to non-compliance with certain terms of the license. In December 1996, the Kazakhstan government reissued the exploration and production license for the South Kumkol field to PKKR. In 1997, the Kazakhstan government cancelled Turan Petroleum's exploration and production licenses for the KAM Fields due to non-compliance with certain terms of the licenses. The Kazakhstan government reissued the exploration and production license for the Maibulak field to PKKR in December 1997 and the exploration and production licenses for the Kyzylkiya and Aryskum fields to PKKR in September 1998. As a result, Turan Petroleum no longer has any interest in the four oil fields and PKKR owns a 100.0% interest in the four oil fields.

         In 1997, the Corporation acquired from CanadianOxy all of CanadianOxy's direct and indirect interests in Turan Petroleum for $4.0 million plus the exchange of mutual releases.

         THE PKKR ACQUISITION

         In 1996, PetroKazakhstan Kumkol Limited, one of the Corporation's wholly-owned subsidiaries, entered into an agreement (the "PKKR SHARE SALE-PURCHASE AGREEMENT") with the Government of Kazakhstan pursuant to which PetroKazakhstan Kumkol Limited purchased all the common stock of PKKR from the Government of Kazakhstan (the "PKKR ACQUISITION"). On December 12, 1996, the Corporation completed the PKKR Acquisition, effective November 30, 1996, for an aggregate purchase price of $120.0 million. As part of this acquisition, the Corporation acquired: (i) a 100.0% interest in Kumkol South; (ii) a 50.0% interest in Kumkol-LUKoil CJSC, now Turgai Petroleum, which owns a 100.0% interest in Kumkol North; (iii) a 50.0% interest in Kazgermunai Joint Venture Company ("KAZGERMUNAI"), which holds licenses to the Akshabulak, Nurali and Aksai fields; and (iv) a 50.0% interest in Turan Petroleum.

         In addition, the Kazakhstan government agreed that if any of the exploration and production licenses held by Turan Petroleum, Turgai Petroleum or Kazgermunai as of the date of the PKKR acquisition were cancelled, they would be reissued to PKKR. Under that contractual right, the licenses to the South Kumkol field and the KAM Fields, formerly held by Turan Petroleum, have been reissued to PKKR. Accordingly, PKKR now has title to 100.0% of these licenses.

         The common stock of PKKR purchased by the Corporation represented, at that time, all of the common equity interest in PKKR and 89.5% of the voting stock. The balance of the voting stock consisted of a single class of voting preferred stock owned by current and former employees of PKKR. PetroKazakhstan has since acquired a number of the voting preferred stock that was outstanding at the time of the PKKR Acquisition. In 2004 PKKR issued 85,406,808 common shares and 10,020,168 preferred shares for proceeds of $14.9 million. As a result, as of December 31, 2004, PetroKazakhstan held 99.7% of the voting shares of PKKR. The preferred stock is currently entitled to an annual aggregate dividend preference of approximately $35,000 and is non-participating except in a liquidation of PKKR, in which event holders of preferred stock will participate to the extent of 0.3% of the net assets of PKKR.

         Pursuant to the terms of the PKKR Acquisition, the Corporation, for the benefit of PKKR, committed to invest in Kazakhstan, on or before December 31, 2002, the local currency equivalent of $280.0 million in capital expenditures, investments or other items which may be treated as capital assets for balance sheet purposes as determined by international accounting standards. The required expenditures were to be made either by means of capital contributions to PKKR or from other sources including cash flows of PKKR. If the required investment was not made by such date, the Corporation would be required to pay to the Kazakhstan government, in lieu of any amount not invested, a penalty of 15.0% of the shortfall. Under the arrangements for the granting of production licenses in Kazakhstan, the Corporation is subject to certain commitments for expenditures to develop particular fields. Expenditures pursuant to these commitments are credited against the Corporation's $280.0 million aggregate obligation. As at December 31, 2004, the Government of Kazakhstan has audited compliance with the investment commitment and has agreed that PKKR has met its obligations.

         CJSC TURGAI PETROLEUM. In 1995, PKKR and LUKoil Oil Company of Russia formed a joint venture, CJSC Kumkol-LUKoil, in Kazakhstan. CJSC Kumkol-LUKoil subsequently changed its name to CJSC Turgai Petroleum. LUKoil Overseas Kumkol B.V., a Netherlands company ("LUKOIL"), acquired LUKoil Oil Company's interest therein. In 2001 PKKR transferred its shareholding in Turgai Petroleum to PetroKazakhstan. PetroKazakhstan and LUKoil each have a 50.0% ownership interest in Turgai Petroleum. Turgai Petroleum owns a 100.0% interest in, and is the operator of, the Kumkol North field.

         TOO KAZGERMUNAI. In November 1993, PKKR formed the Kazgermunai Joint Venture Company ("KAZGERMUNAI") in Kazakhstan with two German companies as partners. The two original German partners subsequently transferred their ownership interests to the Corporation's current partners. The Kazakhstan government has granted Kazgermunai 30-year exploration and production licenses for the Akshabulak, Nurali and Aksai fields. Through PKKR's interest in Kazgermunai, the Corporation has a 50.0% interest in the Akshabulak, Nurali and Aksai fields. Funding for the development of the central part of the Jurassic III formation of the Akshabulak field is obtained by Kazgermunai from loans from its shareholders other than PKKR, which has no obligation to fund any of the costs of the initial development phase of that formation. These shareholder loans were non-recourse to the Corporation except to the extent of its interest in Kazgermunai. Kazgermunai was restricted from paying dividends to its shareholders until all outstanding loans had been paid. The shareholder loans were fully repaid as at December 31, 2004.

         The table below sets out 100% of the outstanding long term debt of Kazgermunai for the three years ended December 31, 2004.

                                                2004        2003         2002
                                             ---------   ---------    ----------

($m) ($m) ($m)
Shareholders Loans.........................      --        50,114       66,144
Loans from Kazakh Government...............      --        25,372       24,318
                                             ---------   ---------    ----------
     Total.................................      --        75,486       90,462
                                             =========   =========    ==========

Note:

     (1) As of December 31, 2004 the Loans from Kazakh Government are classified as current.


         THE PKOP ACQUISITION

         On March 31, 2000, PetroKazakhstan, pursuant to the terms of an agreement dated October 9, 1999 among Central Asian Industrial Holdings N.V. ("CAIH"), PKOP, OJSC Kazkommertsbank ("KKB"), PetroKazakhstan and PKKR, as amended (the "PKOP TRANSACTION AGREEMENT") closed the acquisition by the Corporation of all of the common shares of PKOP held by CAIH, representing 88.4% of the issued and outstanding shares of PKOP, for total consideration of $118.0 million (the "PKOP ACQUISITION"). PKOP owns the Shymkent refinery located near Shymkent, Kazakhstan (see "Business of the Corporation-Downstream Operations:
Refining, Marketing and Transportation"). The consideration for such acquisition was paid by (i) the payment by PetroKazakhstan to CAIH of $45.1 million cash,
(ii) the issuance from treasury by PetroKazakhstan to CAIH of 19,430,543 Common Shares (of which 153,657 shares were cancelled in 2001), and (iii) the issuance by PetroKazakhstan to CAIH of 4,067,381 special warrants, each of which was exercisable into one Common Share without payment of further consideration by CAIH to PetroKazakhstan. All of the special warrants were exercised by CAIH on or about July 11, 2000. All of the Common Shares and special warrants referred to in (ii) and (iii) above, as well as a total of $31,544,108 of the cash consideration referred to in (i) above, was paid and issued to CAIH at the time of the closing on March 31, 2000. The remaining cash consideration was paid to CAIH by PetroKazakhstan in three equal instalments on each of May 1, June 1 and July 1, 2000.

         In addition, PetroKazakhstan issued to CAIH, at the time of the closing of the PKOP Acquisition, for each security issued by the Corporation that was convertible into Common Shares and that was outstanding and unexercised at the time of the closing, a corresponding convertible security convertible into Common Shares. As a result, corresponding convertible securities were issued by PetroKazakhstan entitling CAIH to acquire a total of 7,210,564 Common Shares at exercise prices varying from nil to C$9.30 per share and with termination dates varying from August 18, 2000 to February 5, 2005. As at the date hereof, CAIH has exercised corresponding convertible securities thereby acquiring 4,745,026 Common Shares.

         Pursuant to the PKOP Transaction Agreement, PetroKazakhstan and CAIH agreed that the only adjustments that may be made in the future to the consideration paid by PetroKazakhstan for CAIH's common shares of PKOP pursuant to the PKOP Acquisition are as follows:

         (a) in the event that after the closing of the PKOP Acquisition, PetroKazakhstan or PKOSI settles any amount pertaining to disputed claims of PetroKazakhstan outstanding at the time of the implementation of the CCAA Plan, the amount of the cash consideration paid by PetroKazakhstan to CAIH pursuant to the PKOP Acquisition shall be increased by an amount equal to 50.0% of the amount of such settlement (see "Legal Proceedings-CCAA Proceedings"); and

         (b) in the event that within 18 months of the closing of the PKOP Acquisition, PKOP makes any settlement of certain threatened or disputed claims, the amount of such cash consideration shall be decreased by an amount equal to 88.4% of the amount of the settlement. No such settlements were made by PKOP prior to the 18-month deadline.

         Since the closing of the PKOP Acquisition, PetroKazakhstan has acquired a further 8.3% of the outstanding shares of PKOP. As of December 31, 2004, PetroKazakhstan held 96.7% of the common shares of PKOP. At the time of the closing of the PKOP Acquisition, PetroKazakhstan and CAIH entered into an agreement (the "CAIH SHAREHOLDERS' AGREEMENT"), which governed certain aspects of the relationship between PetroKazakhstan and CAIH, formerly the largest shareholder of PetroKazakhstan. See "Description of Share Capital-Shareholders' Agreement".

         Selected segmented financial information for the Corporation's Downstream operations for the years ended December 31, 2004, 2003 and 2002, which reflects the financial impact of the PKOP Acquisition on the financial results of the Corporation, are set out below:

                                                     2004      2003     2002
                                                  --------- --------   -------
DOWNSTREAM BUSINESS SEGMENT                         ($mm)     ($mm)     ($mm)
Revenues ....................................       484.0     443.8     270.1
Segmented Net Income.........................       155.4     165.5      49.7
Total Assets ................................       180.1     157.5     169.1


         For further information on the segmented financial information relating to the Corporation's Downstream business segment, reference should be made to
Note 3 of PetroKazakhstan's annual consolidated financial statements for the year ended December 31, 2004, contained in PetroKazakhstan's 2004 Annual Report to its shareholders.


THREE YEAR HISTORY

         REDEMPTION OF SERIES 5 WARRANTS

         On February 23, 2001, the Corporation redeemed a total of 4,943,020 outstanding Series 5 Warrants of the Corporation at a redemption price of C$2.90 per warrant. The Series 5 Warrants were each exercisable into one Common Share at an exercise price of C$6.25 per share. No Series 5 Warrants remain outstanding.

         A total of 2,034,547 of the corresponding convertible securities issued by the Corporation to CAIH pursuant to the PKOP Acquisition correspond to the Series 5 Warrants that were redeemed by the Corporation. See "General Development of the Business-Formative Transactions-The PKOP Acquisition". The Corporation redeemed those corresponding convertible securities from CAIH at the same redemption price as the Series 5 Warrants.

         CAIH OFFER TO ACQUIRE PETROKAZAKHSTAN SHARES AND DISTRIBUTION

         On April 12, 2001, CAIH, then PetroKazakhstan's largest shareholder, advised PetroKazakhstan by letter that it intended to make an unsolicited partial take-over bid (the "PROPOSED PARTIAL OFFER") for 18.4 million Common Shares for C$10.25 per share which, if successful, would have increased CAIH's shareholdings at that time from approximately 30.0% to approximately 53.0% of the outstanding Common Shares.

         The Board of Directors of PetroKazakhstan (the "BOARD") formed an Independent Committee as required by Canadian securities laws comprised of Messrs. Jim Doak (who was also Chairman of the Independent Committee), Robert Kaplan and Louis MacEachern. On April 27, 2001, PetroKazakhstan announced that the Independent Committee had selected Peters & Co. Limited of Calgary ("PETERS & CO.") as the independent valuator to prepare a valuation of PetroKazakhstan under the direction of the Independent Committee in accordance with Canadian securities laws.

         On May 14, 2001, the Independent Committee, with the assistance of its legal and financial advisors, met to consider a proposed distribution (the "PROPOSED DISTRIBUTION") to PetroKazakhstan shareholders of a special dividend of the U.S. dollar equivalent of C$4.00 per share, payable by the issuance of approximately $200.0 million of senior unsecured notes (the "SENIOR NOTES"). The Independent Committee approved the Proposed Distribution in principle and resolved to recommend it to the Board. The Proposed Distribution was announced by PetroKazakhstan on May 15, 2001.

         On May 28, 2001, CAIH applied to the securities commissions of the provinces of Ontario, Alberta and Quebec (the "SECURITIES REGULATORS") for, among other things, an order to cease trade the Proposed Distribution. On June 1, 2001, PetroKazakhstan delivered a response to such application to the Securities Regulators. On June 5, 2001, staff of the Securities Regulators advised counsel to the Corporation and CAIH that staff was not prepared to support a cease trade order with respect to the Proposed Distribution provided that (i) PetroKazakhstan obtained an opinion prepared by an independent valuator as to the trading value of the Senior Notes, and (ii) the Change of Control Provision (as defined below) to be included in the Senior Notes not take effect until such provision was approved by the shareholders of PetroKazakhstan. In accordance with the request of staff of the Securities Regulators, PetroKazakhstan retained Peters & Co. to prepare such an opinion with respect to the Senior Notes, and requested that the shareholders of PetroKazakhstan consider the approval of the Change of Control Provision to be included in the Senior Notes at a special meeting of shareholders of PetroKazakhstan which was held July 20, 2001.

         On June 15, 2001, PetroKazakhstan announced that Peters & Co. had advised the Independent Committee of the results of its independent valuation of PetroKazakhstan's Common Shares. Peters & Co. valued PetroKazakhstan's Common Shares in the range of C$21.50 to C$23.50 per share prior to PetroKazakhstan's previously announced C$4.00 special dividend. According to the Peters & Co. report, after giving effect to the Proposed Distribution, the value of the Common Shares plus the special dividend would not be materially different from the pre-dividend valuation range.

         The Independent Committee was advised by CIBC World Markets Inc. ("CIBC WORLD MARKETS"), the financial advisors to PetroKazakhstan in connection with the Proposed Partial Offer of CAIH, that CAIH's proposed offer was inadequate. CIBC World Markets also advised the Independent Committee that the special dividend of C$4.00 per share on PetroKazakhstan's Common Shares was fair from a financial point of view to PetroKazakhstan shareholders.

         The Independent Committee, after receiving financial advice from CIBC World Markets, recommended to the Board that PetroKazakhstan declare and pay the special dividend of C$4.00 per Common Share payable by delivery of Senior Notes or a combination of cash and Senior Notes, as described below. Accordingly, on June 15, 2001, the Board declared the special dividend to be satisfied by the distribution of Senior Notes and/or cash.

         As requested by the staff of the Securities Regulators, the Independent Committee retained Peters & Co. to provide an independent opinion regarding the expected trading value of the Senior Notes. Peters & Co. advised the Independent Committee on June 15, 2001 that, based on its discussions with PetroKazakhstan's financial advisors, together with its review of the proposed terms and conditions for the Senior Notes, the expected liquidity of the Senior Notes, the current market for comparable fixed income notes, the inclusion of a change of control feature and an interest rate on the Senior Notes of not less than 12.0%, the Senior Notes would reasonably be expected to trade at or near par in the context of the current market. Peters & Co. further advised that a change of control covenant is typical for securities such as the Senior Notes and the absence of a change of control feature would negatively affect the trading value of the Senior Notes.

         The Senior Notes had a term of five years plus one day and interest was payable thereon semi-annually. On July 20, 2001, at the special meeting of shareholders, shareholders approved the proposal that the Senior Notes be subject to mandatory repurchase by PetroKazakhstan at the option of the holders thereof upon a change of control. This was affected through a requirement (the "CHANGE OF CONTROL PROVISION") that PetroKazakhstan make an offer to holders of Senior Notes to repurchase Senior Notes upon a change of control. For this purpose, the change of control threshold was defined to include, among other things, the acquisition by a person or group of beneficial ownership of more than 50.0% of the Corporation's outstanding Common Shares. Failure by PetroKazakhstan to make a repurchase offer upon the occurrence of a change of control would constitute an event of default under the terms of the indenture pursuant to which the Senior Notes were issued.

         On July 23, 2001, the Board set the interest rate at 12.0% and finalized the other terms of the Senior Notes so that they should initially trade at par. ING Barings Limited and CIBC World Markets advised that the Special Dividend be paid entirely in Senior Notes.

         The Special Dividend was paid on August 3, 2001 to common shareholders of record on August 2, 2001. The principal amount of Senior Notes that a shareholder received was determined by multiplying the U.S. dollar equivalent of the C$4.00 dividend at the close of business on the August 2, 2001 record date by the number of shares held, subject to adjustment, to take into account any non-resident withholding tax and the payment of cash in lieu of fractional interests. The Senior Notes were redeemed on February 3, 2003.

         In December 2002, as a result of a secondary offering, CAIH reduced its interest in the Corporation from 29.4% to 19.0%. In March 2004, CAIH further reduced its interest in the Corporation from 19.0% to 12.7% and continued to further reduce this position in April 2004 to 7.6%. In August, September and November 2004, CAIH continued to further reduce its interest in the Corporation to 6.9%, 5.6% and 4.7%, respectively.

         LOAN FACILITY

         On January 2, 2003, PetroKazakhstan's subsidiary, PKKR, entered into a $225.0 million export financing agreement with a consortium of European banks comprised of Natexis Banques Populaires, BNP

Paribas and ING Bank. This loan facility had a maturity of four years and was repayable in 42 equal monthly instalments which commenced on July 2003. The facility bore interest at a rate of LIBOR plus 3.25% per annum. PKKR has drawn $190.0 million under this facility and has chosen not to utilize the remainder. On September 30, 2004 the Corporation had fully repaid the term facility. Unamortized issue costs of $2.1 million related to the term facility have been expensed.

         9.625% NOTES ISSUE

         On February 12, 2003, PetroKazakhstan's subsidiary, PetroKazakhstan Finance B.V., issued $125.0 million of 9.625% notes due February 12, 2010 (the "NOTES"). PetroKazakhstan Finance B.V. is PetroKazakhstan's financing subsidiary and is incorporated under the laws of the Netherlands. The bonds are unsecured, and are unconditionally guaranteed by the parent holding company, PetroKazakhstan, and the two principal operating subsidiaries, PKKR and PKOP. On March 15, 2004 the Notes were approved for listing on the KASE. The credit rating received from Standard and Poor was B+ and Ba3 from Moody's.

         KAM PIPELINE

         In June 2003, construction of the KAM pipeline and the Dzhusaly railcar-loading terminal was completed and the facilities were commissioned and approved for operation. The 16-inch diameter, 177 kilometre pipeline has a capacity of 140,000 bopd and is the first high-pressure oil pipeline built in Kazakhstan. The Dzhusaly rail-loading terminal is the fastest loading facility in Kazakhstan. The new pipeline and rail terminal facilities, which were completed at a cost of $82.8 million, have reduced transportation distance by 1,300 kilometres on westbound exports of crude oil from the Corporation's oil fields in the South Turgai basin. Turgai Petroleum (the Corporation's 50.0% joint venture with LUKoil) has a 50.0% interest in the KAM pipeline and will use it for westbound exports from Kumkol North field. The completion of the KAM pipeline has reduced transportation costs for the export of crude oil by approximately $2.00 per barrel on volumes shipped to Western destinations. In addition to cost savings, this facility provides additional transportation and marketing capacity and flexibility and reduces the reliance on the Tekesu loading terminal at the refinery in Shymkent, which previously handled 100.0% of all crude oil export volumes.

         GAS UTILIZATION PROJECT

         The Corporation completed construction of a 55-megawatt gas utilization plant at the Kumkol field (co-owned by the Corporation and Turgai Petroleum) in October 2003. The project provides electricity for the field operations and excess electricity for sale into Kazakhstan's domestic market.

         PKOP'S VACUUM DISTILLATION UNIT

         The reconditioning of the Vacuum Distillation Unit ("VDU") at the Shymkent refinery was completed in late 2003. This allows for the production and sale of Vacuum Gasoil ("VGO") and the reduction of lower margin heavy fuel oil (mazut) production. VGO is of high value and is a highly sought after product by refineries with catalytic cracking units where the VGO can be converted into gasoline and diesel. VGO is solely used as a feedstock for refineries or lubricant plants. Trial shipments were exported via the Black Sea in January 2004 but subsequently this was changed to the Baltic Sea, where export facilities were more suited to handling VGO. Shipments were halted in March and April 2004 as VGO was classified as a diesel product and thus subject to the seasonal export ban imposed by MEMR during the sowing and harvesting seasons. After successful negotiations with various government agencies, VGO was declassified as a diesel product and was no longer subject to the diesel export bans. Export shipments resumed in May 2004 and reached their operational maximum by August 2004.

RECENT DEVELOPMENTS

o On February 16, 2001 PKOP registered 250,000 unsecured bonds (par value $100) in the amount of $25.0 million with the National Securities Commission of the Republic of Kazakhstan (the "PKOP BONDS"). The PKOP bonds had a three-year maturity and bore a coupon rate of 10% per annum. The PKOP bonds were listed on the KASE. The PKOP bonds were fully redeemed on February 26, 2004.

o The gas utilization plant at Kumkol reached full design capacity in the first quarter of 2004. The gas fired power turbines generate up to 55MW of electricity of which a portion is utilized in the Kumkol oilfields with the excess provided for sale into Kazakhstan's domestic market.

o The Corporation's gas utilization program continued in 2004 with commissioning of the gas re-injection facility in the Aryskum oil field. The Corporation's utilization of produced associated gas is approximately 50.0%.

o On May 25, 2004 the Corporation entered into a five and one half year $100.0 million committed credit facility. This facility is unsecured, bears interest at LIBOR plus 2.65% and is subject to annual review. $30.0 million of this facility has been dedicated to cover margin calls under the Corporation's hedging program. This amount is not available for general corporate purposes. Costs related to this facility amounting to $1.5 million are recorded as deferred charges and amortized over the life of the facility.

o The Corporation acquired two exploration areas to the north and south of the main Kyzylkiya field totalling 146 square kilometres. During 2004 3D seismic data was acquired and interpreted. The interpretation resulted in 2 wells being drilled on the north acreage of which 1 well tested oil to surface and the second well being abandoned. Seismic interpretation is currently being conducted on the south acreage.

o The Corporation's Normal Course Issuer Bid program was renewed on August 5, 2003. Under the program up to 5,775,028 Common Shares may be repurchased for cancellation, during the period from August 7, 2003 to August 6, 2004. In August 2004 the Corporation again renewed this program which enabled the Corporation to repurchase 7,091,429 Common Shares during the period from August 13, 2004 to August 12, 2005. The Corporation purchased and cancelled 1,477,400 shares at an average price of C$14.69 per share during the year ended December 31, 2003 and 1,257,500 shares at an average price of C$40.00 per share during the year ended December 31, 2004. The excess of cost over the book value for the shares purchased was applied to retained earnings.

o On June 24, 2004, Kazgermunai repaid $24.3 million of its outstanding subordinated debt and as at December 31, 2004 the subordinated debt was repaid in full.

o In June 2004 the Corporation commenced a Substantial Issuer Bid to repurchase, for cancellation, up to C$160.00 million of its Common Shares. As at December 31, 2004, the Corporation had purchased and cancelled 3,999,975 shares at an average price of C$40.00 per share. The excess of cost over the book value for the shares purchased was applied to retained earnings.

o The Corporation's transportation differential has been significantly reduced due to increased utilisation of pipelines, having railcars under the Corporation's control and reduced discounts negotiated with buyers.

o Deliveries to the Tehran refinery in Iran under a swap arrangement with NICO began in December 2003 and grew steadily until June 2004, at which point MEMR began to restrict quotas and finally blocked all quotas for PKKR in August 2004. Corporation's joint venture Turgai Petroleum was however provided with export quotas for this direction but at a reduced level such that PetroKazakhstan Marketing Limited could not fulfill its obligations to NICO. PetroKazakhstan has vigorously contested the actions of MEMR as unjustified and contrary to the laws of the Republic of Kazakhstan, the hydrocarbon licences of PetroKazakhstan and the privatization agreement. This matter is currently under review by the courts in Kazakhstan.

o The Board approved an increase in the quarterly dividend on its Common Shares to C$0.20 per share per quarter for 2005 versus C$0.15 per share per quarter in 2004. The C$0.20 per share dividend was paid on February 3, 2005 to shareholders of record on January 14, 2005.

o 1,876,508 acres Karaganda license has been awarded to the Corporation with final contract terms awaiting confirmation. The staged worked program will start with reprocessing 400km of 2D seismic and the acquisition of new 2D seismic in 2005.

o In the first quarter of 2005, the Corporation will drill three exploration and 13 development wells on its operated acreage of which two wells are the first horizontal wells drilled in the South Turgai Basin.


BUSINESS TRENDS

         NEW EXPLORATION OPPORTUNITIES

         The Corporation became a 75.0% equity partner and operator in License 951-D, which covers two blocks (Doshan and Zhamansu) in the South Turgai Basin over a total area of 795,057 acres (net). 450 kilometres of 2D seismic data have been acquired over the two blocks. An exploration well was drilled in the northern Doshan block south of the Aryskum field and although encountered oil and gas shows the well was deemed as non-commercial and abandoned. Four wells were drilled in the southern Zhamansu block in 2004 two wells had oil and gas shows with one well swab testing oil to surface. The other two wells were abandoned. An additional seismic and drilling program is planned for 2005.

         The Corporation recently acquired exploration license 952 (Kolzhan), in area of 122,811 acres immediately to the northwest of the main Kyzlkiya field. During 2004 3D and 2D data was obtained. The interpretation resulted in 6 wells being drilled, of which 5 tested oil to surface and 1 well was abandoned.

         The Corporation was awarded 4,446 acres of open exploration land adjacent to the Kolzhan license.

         The Corporation has received the rights to an exploration area referred to as Karaganda with an area of 1,876,508 acres. During 2004 the company entered into contract negotiations with the Republic of Kazakhstan on this block that effectively doubles the size of the Corporations explorations acreage.

         The Corporation's total current net exploration acreage is 3,400 acres.

         During 2004 the Corporation's Geology and Geophysicist group identified a potential channel sand play under the Aryskum gas cap. The Geologic model was tested by drilling 5 wells all of which tested oil and gas to surface with oil flow rates of up to 1300 bopd.

         GAS RESOURCES

         Following the completion of the 55MW power plant in Kumkol, which exploits part of the gas previously flared from Kumkol South, South Kumkol and Kumkol North reservoirs, PetroKazakhstan continues to assess additional methods to increase gas utilization.

         The Corporation will start an EOR project in 2005 where LPG will be injected along with recovered associated gas (previously flared) to increase the oil recovery in the Kumkol South reservoir.

         In addition, gas re-injection into the Aryskum reservoir has already commenced to conserve the resources and provide reservoir pressure maintenance. Further re-injection of currently flared gas in other fields is being designed along with an LPG extraction plant.

         As a 50.0% partner in the Kazgermunai joint venture, the Corporation is participating in the construction of an LPG extraction plant for the Akshabulak field, which should be commissioned in the third quarter of 2005. The 30 mmcfd plant will provide 2,900 boed of LPG and 600.0 boed of condensate. A 12 inch gas pipeline has been constructed from Akshabulak to the city of Kyzylorda.

                           BUSINESS OF THE CORPORATION

         The Corporation is a vertically integrated, international energy company engaged in the acquisition, exploration, development and production of oil and gas, and the refining and selling of crude oil and refined products in Kazakhstan.


OIL AND GAS EXPLORATION AND DEVELOPMENT OPERATIONS

         PRINCIPAL OIL AND GAS PROPERTIES

         The Corporation's oil and gas exploration and production operations are located in the 80,000 square kilometre South Turgai Basin in South Central Kazakhstan, approximately 1,300 kilometres west of Almaty. The Corporation has interests in 11 fields, of which seven are on continuous production (Kumkol South, South Kumkol, Kumkol North, Kyzylkia, Akshbulak, Aryskum and Maibulak) and four are on test and approval (East Kumkol, Nurali, Aksai and North Nurali). The Corporation's exploration acreage consists of approximately 3,400 acres. One of the fields (North Nurali), which is in the development stage is contained within the area covered by the exploration license.

         The following table lists the Corporation's oil and gas fields, reserves estimates and present worth values.

------------- ---------- --------------- ------------------------  --------------------- -----------------------------
  FIELD(1)    INTEREST %  FIELD OPERATOR    GROSS PROPERTY PROVED       NET TO COMPANY     NET TO COMPANY PROVED PLUS
                                            PLUS PROBABLE OIL      PROVED PLUS PROBABLE    PROBABLE OIL RESERVES
                                          RESERVES PRE-ROYALTY         OIL RESERVES             POST-ROYALTY
                                                                        PRE-ROYALTY
------------- ---------- --------------- ------------------------  --------------------- -------------- --------------
                                         CONSTANT AND ESCALATING       CONSTANT AND         CONSTANT      ESCALATING
                                                                        ESCALATING           (1)(2)         (1)(3)
------------- ---------- --------------- ------------------------  --------------------- -------------- --------------
                                                 Mmbbls                   Mmbbls             mmbbls         mmbbls
                                                 (1)(2)                  (2)(3)(4)
------------- ---------- --------------- ------------------------  --------------------- -------------- --------------
Kumkol South     100         PKKR                 76.19                    76.19             71.81           71.81
------------- ---------- --------------- ------------------------  --------------------- -------------- --------------
Kumkol North     50         Turgai               191.23                    95.62             87.01           87.01
------------- ---------- --------------- ------------------------  --------------------- -------------- --------------
South Kumkol     100         PKKR                 40.93                    40.93             36.84           36.84
------------- ---------- --------------- ------------------------  --------------------- -------------- --------------
East Kumkol     74(4)     PKKR/Turgai             14.14                    10.46             10.20           10.20
------------- ---------- --------------- ------------------------  --------------------- -------------- --------------
North Nurali   100(4)        PKKR                 9.67                     9.67               9.52           9.52
------------- ---------- --------------- ------------------------  --------------------- -------------- --------------
Kyzylkia         100         PKKR                 34.74                    34.74             33.95           33.95
------------- ---------- --------------- ------------------------  --------------------- -------------- --------------
Aryskum          100         PKKR                 51.91                    51.91             50.91           50.91
------------- ---------- --------------- ------------------------  --------------------- -------------- --------------
Maibulak         100         PKKR                 14.48                    14.48             14.05           14.05
------------- ---------- --------------- ------------------------  --------------------- -------------- --------------
Akshabulak       50          KGM                 314.96                   157.48             142.30         142.30
------------- ---------- --------------- ------------------------  --------------------- -------------- --------------
Nurali           50          KGM                  20.67                    10.33              9.23           9.23
------------- ---------- --------------- ------------------------  --------------------- -------------- --------------
Aksai            50          KGM                  2.25                     1.12               1.00           1.00
------------- ---------- --------------- ------------------------  --------------------- -------------- --------------
Total                                            771.16                   502.93             466.81         466.81
------------- ---------- --------------- ------------------------  --------------------- -------------- --------------

-------------  ---------------- ---------------- -------------------------------
   FIELD(1)     NET TO COMPANY   NET TO COMPANY    ESTIMATED PRESENT WORTH
                 PROVED PLUS     PROVED PLUS       VALUE (DISCOUNTED AT 10%)
                 PROBABLE GAS     PROBABLE NGL           OF FUTURE NET
                   RESERVES         RESERVES          PRE-TAX CASHFLOW (5)
                 POST-ROYALTY     POST-ROYALTY
-------------  ---------------- ---------------- -------------------------------
                 Escalating       Escalating         Constant       Escalating
                   (1) (3)          (1) (3)             (3)             (3)
-------------  ---------------- ---------------- ---------------- --------------
                     bcf            mmbbls         US$ thousands   US$ thousands

-------------  ---------------- ---------------- ---------------- --------------
Kumkol South        10.30            3.53            1,169,952        940,162
-------------  ---------------- ---------------- ---------------- --------------
Kumkol North        12.57            5.30            1,430,139       1,176,907
-------------  ---------------- ---------------- ---------------- --------------
South Kumkol        1.83             0.64             648,010         538,819
-------------  ---------------- ---------------- ---------------- --------------
East Kumkol         0.08             0.04             140,799         108,644
-------------  ---------------- ---------------- ---------------- --------------
North Nurali        0.00             0.00             115,146         84,676
-------------  ---------------- ---------------- ---------------- --------------
Kyzylkia            2.68             1.05             466,640         357,119
-------------  ---------------- ---------------- ---------------- --------------
Aryskum             2.66            10.59             791,869         617,262
-------------  ---------------- ---------------- ---------------- --------------
Maibulak            1.07             0.25             185,566         137,368
-------------  ---------------- ---------------- ---------------- --------------
Akshabulak          49.87            8.76            1,967,902       1,602,424
-------------  ---------------- ---------------- ---------------- --------------
Nurali              0.00             0.00             117,451         86,945
-------------  ---------------- ---------------- ---------------- --------------
Aksai               0.00             0.00              9,082           5,482
-------------  ---------------- ---------------- ---------------- --------------
Total               81.05           30.16            7,042,556       5,655,807
-------------  ---------------- ---------------- ---------------- --------------
Notes:

      (1) Estimates of the Corporation's crude oil and natural gas reserves for all fields were prepared by McDaniel. See "Business of the Corporation - Oil and Gas Exploration and Development Operations - Estimates of Proved Plus Probable Reserves and Present Worth Values."

      (2)  Gross property refers to the total reserves of the fields.

      (3)  Net to company refers to the Corporation's interest in the field.

      (4)  Assumed equity, final agreements and operatorship are not concluded.

      (5)  Estimated values disclosed do not represent fair market value.

         KUMKOL FIELD. The Kumkol field, discovered in 1984 and producing since 1990, is the Corporation's principal producing property. The Corporation is producing from six horizons, in the Cretaceous and Jurassic formations, located at depths shallower than 4,500 feet. The field is divided into two operating areas, Kumkol South and Kumkol North, which for the purposes of this Annual Information Form are referred to as separate fields.

         KUMKOL SOUTH. The Corporation owns and operates 100.0% of Kumkol South, which has been fully developed. In 2004, Kumkol South produced an average of approximately 45,072 bopd from 159 producing wells. As of January 1, 2005, estimated net proved reserves before royalties for Kumkol South were 56.4 mmbbls of crude oil and 8.3 bcf of natural gas and 2.6 mmboe of natural gas liquids.

         KUMKOL NORTH. The Corporation has a 50.0% interest in Kumkol North through Turgai Petroleum, which is the operator of the field. In 2004, Kumkol North produced an average of approximately 35,210 bopd attributable to the Corporation from 220 gross (110 net) wells. As of January 1, 2005, estimated net proved reserves before royalties for Kumkol North attributable to the Corporation were 77.6 mmbbls of crude oil and 10.0 bcf of natural gas and 6.36 mmboe of natural gas liquids.

         SOUTH KUMKOL FIELD. The South Kumkol field was discovered in 1992 and has been in production since December 1997. The Corporation owns and operates 100.0% of the South Kumkol field. Production is from three zones, in the Cretaceous and Jurassic formations, located at depths shallower than 5,000 feet. In 2004, average production from the South Kumkol Field was 23,927 bopd from 21 wells. As of January 1, 2005, estimated net proved reserves before royalties for the South Kumkol field were 33.8 mmbbls of crude oil and 1.5 bcf of natural gas and 0.5 mmboe of natural gas liquids.

         AKSHABULAK FIELD. The Akshabulak field was discovered in 1988, and began production in July 1997 from the Jurassic-III formation. Through the Corporation's interests in Kazgermunai, it has a 50.0% interest in the field. The Corporation has no obligation to fund capital expenditures relating to the costs of the initial development phase of the central Jurassic-III formation. During 2004, the Akshabulak field produced an average of 21,826 bopd attributable to the Corporation. As of January 1, 2005, the Akshabulak field had an estimated net to the Corporation, proved reserves before royalties of 109.6 mmbbls of crude oil and 35.5 bcf of natural gas and 7.6 mmboe of natural gas liquids. Production is currently being transported by pipeline to the Kumkol field where it ties into the lateral pipeline. This, in turn, connects to the West Siberia-Central Asia Pipeline (the "CENTRAL PIPELINE") which delivers to the Shymkent refinery. Funding for the development of the central part of the Jurassic-III formation of the Akshabulak field is obtained by Kazgermunai from shareholder loans from its shareholders other than PKKR. These shareholder loans were fully repaid at December 31, 2004.

         KYZYLKIYA FIELD. The Corporation owns and operates 100.0% of the Kyzylkiya field, which was discovered in 1988. Two productive zones in the Cretaceous and Jurassic formations have been identified at depths less than 5,000 feet. As of December 31, 2004 there are 22 producing oil wells. Production commenced in this field in August 2000. As of December 31, 2004 the Kyzylkiya field produced an average of 10,319 bopd. As of January 1, 2005, the Kyzylkiya field had an estimated net proved reserves before royalties of 21.1 mmbbls of crude oil and 1.3 bcf of natural gas and 0.6 mmboe of natural gas liquids.

         Early oil production facilities, road construction and other infrastructure projects were completed in November 2000, creating all-weather access to the Kumkol field located approximately 55 kilometres to the east of the Kyzylikiya field. Construction of the 177 kilometre, 16 inch oil pipeline and the loading/pumping stations commenced in September 2002, and the project was commissioned at the end of the second quarter of 2003. This pipeline connects the Kumkol Central Processing Facility ("CPF") and the new KAM fields to a new rail loading facility at Dzhusaly, south west of the fields, negating some 1,300 kilometres of pipeline and rail transportation currently in use. 3D seismic has been acquired over the three fields and drilling and facilities installation continues to enhance production for optimum reserves recovery from the KAM fields.

         ARYSKUM FIELD. The Corporation owns and operates 100.0% of the Aryskum field, which was discovered in 1988. One productive zone in the Cretaceous formation was identified at a depth of less than 3,000 feet. As of December 31, 2004, there are 25 producing wells in this field. In 2004, production, which averaged 10,157 bopd, was fed directly into the KAM pipeline. As of January 1, 2005, the Aryskum field had an estimated net proved reserves before royalties of
38.1 mmbbls of crude oil and 1.5 bcf of natural gas and 9 mmboe of natural gas liquids.

         MAIBULAK FIELD. The Corporation owns and operates 100.0% of the Maibulak field, which was discovered in 1988 with four productive zones in the Jurassic formation identified at depths shallower than 6,000 feet. As of December 31, 2004, there are 8 producing wells in this field. In 2004 production averaged 2,258 bopd and was trucked to the processing facility at the Aryskum field. The KAM pipeline, referred to above, passes some 40 kilometres to the south of the Aryskum field. The Maibulak production is shipped to the KAM pipeline via a pipeline from the Aryskym facility. In 2001, 3D seismic were conducted over the entire area of the Maibulak Field. Well tests and core studies have been completed and integrated into the development plans for this field. As of January 1, 2005, the Maibulak field had estimated net proved reserves before royalties of 7.0 mmbbls of crude oil and 0.4 bcf of natural gas and 0.1 mmboe of natural gas liquids.

         EAST KUMKOL. The East Kumkol field was discovered in November 2000 and five wells have so far been drilled. Its close proximity to the main Kumkol production facilities has enabled production to be trucked to accommodate field evaluation. The field was under test production in 2003 and for a short period in 2004. The Corporation is currently developing the production plan and hydrocarbons contract, in conjunction with Turgai Petroleum as the field extends into the Turgai Petroleum license area, for submission to and approval by the government authorities. As of January 1, 2005, the East Kumkol field had an estimated net to the Corporation, proved reserves before royalties of 7.0 mmbbls of crude oil and 0.1 bcf of natural gas. Working interest to the Corporation when considering ownership through PKKR and Turgai is estimated to be 74.0%. This is subject to variation on settlement with Turgai Petroleum.

         NORTH NURALI. The North Nurali field was discovered in 2002 through the drilling of two exploration wells in the 260 D-1 license area. The second well gave test rates of up to 500 bopd from six zones at depths of 1700 metres. This reservoir is significantly different from others in the area as it has lower permeabilities. The wells were fracture stimulated in 2003 to achieve maximum production rates. Most wells will be put on long term test production to enable satisfactory reserves evaluation and to self-fund ongoing field development expenditures. Following interpretation of 3D seismic data two delineation appraisal wells were drilled to assess field reserves in 2004. Following fracture stimulation production rates of 700 bopd were obtained. Negotiations are underway with the government of Kazakhstan for the award of the production license and all necessary government approvals. As of January 1, 2005, the North Nurali field had an estimated net proved reserves before royalties of 1.8 mmbbls of crude oil.

         OTHER FIELDS. The Corporation has a 50.0% interest in the Nurali and Aksai fields through its interest in Kazgermunai. Delineation of these fields started in 2001 with test production of certain wells and the acquisition of 3D seismic. Kazgermunai has satisfied the capital commitments under the licenses for these fields in 2001. As of January 1, 2005, the Nurali and Aksai fields had net to the Corporation estimated proved reserves before royalties of 4.9 mmbbls of crude oil. Two wells were drilled and put on test production in 2003. Development continued in 2004 with the drilling of four more wells based on the interim production plan approved by the Ministry of Energy.

         UNDEVELOPED ACREAGE. The Corporation owns a 100.0% interest in an exploration license (License 260 D1) surrounding the Kumkol field covering 333,841 acres. This license was issued in June 1997, effective as of November 1, 1996, and has an expiry date of June 2005. Under the terms of this license, in the case of a commercial discovery of crude oil reserves, the Corporation can apply for licenses necessary for production. The lands contained in the East Kumkol field referred to above are governed by this license. Pursuant to this license, the Corporation was required to invest $5.0 million in the development of lands covered by the license by November 1, 1998, and an additional $10.0 million by November 1, 2000. PKKR's exploration contract, which was issued on August 24, 1998, also gives PKKR the exclusive right to develop and explore the property. Prior to 2000, the Corporation drilled three unsuccessful wells on these lands. The Corporation's investments in connection with this drilling and in connection with seismic data that was shot in 1997 and 1998 exceeded its $5.0 million initial obligation. In 2000, 3D seismic was acquired and two exploration wells were drilled on these lands. The third well was the discovery of the East Kumkol field, and exploration wells were drilled in 2002. The Corporation has applied for and received a contract/license extension to June 2007. A further 2 year extension is available on request. Royalties and excess profit taxes on production from these areas will be determined in accordance with the relevant legislation as of December 31, 1998.

         The Corporation acquired exploration license 952 in 2003, which covers 122,811 acres directly north of the Kyzylkiya field. Well KK34, drilled to 1,500 metres, produced light, sweet oil at a rate of 1,000 bopd. Well evaluation results confirm that this accumulation is an extension of the main Kyzylkiya field. Additional 3D seismic has been acquired and 6 wells drilled, of which 5 tested oil to surface. The Corporation is currently reviewing technical information and planning appraisal activity.

         The Corporation has successfully applied for and has been awarded 4,446 open acres adjacent to Kolzhan and north of Kyzylkiya. Following interpretation of 3D seismic data 2 wells were drilled with one well testing oil to surface and the other abandoned. The Corporation was also successful in being awarded open acreage adjacent to the south of the main Kyzylkiya field. A 3D seismic program was conducted in 2004 with the data currently being interpreted. A well will be drilled in 2005.

 ESTIMATES OF PROVED PLUS PROBABLE OIL AND GAS RESERVES AND PRESENT WORTH VALUES

         The following tables, which are derived from the McDaniel Reports on certain interests of the Corporation, set forth the Corporation's estimated proved plus probable oil and natural gas reserves in Kazakhstan and the present worth value of estimated future net pre-tax cash flows of those reserves effective as of December 31, 2004 on both an escalating and constant price assumption basis. The report of McDaniel's on a constant price basis was effective January 1, 2005 and the report of McDaniel's on an escalating price basis was effective January 1, 2005. The McDaniel Reports prepared on March 10, 2005 provide estimates of the Corporation's oil and natural gas reserves in all of its assets as of January 1, 2005. McDaniel and Associates is an independent company providing petroleum engineering consultation services. McDaniel has no interest in the Corporation's or its subsidiaries' securities nor in any of their property or assets.

         THE PRESENT WORTH VALUES OF THE CORPORATION'S RESERVES CONTAINED IN THE FOLLOWING TABLES MAY NOT BE REPRESENTATIVE OF THE FAIR MARKET VALUE OF THE RESERVES. ALTHOUGH THE ESTIMATES OF RESERVES AND PRESENT WORTH VALUE THEREOF CONTAINED IN THE MCDANIEL REPORTS ARE CONSIDERED REASONABLE, FUTURE PERFORMANCE MAY VARY FROM THE FORECASTS PRESENTED THEREIN AND MAY JUSTIFY EITHER AN INCREASE OR DECREASE OF RESERVES. Assumptions relating to costs, prices for future production, and other matters are summarized below and in the notes following the table. The McDaniel Reports are based, in part, on data supplied by the Corporation and, in part, on McDaniel's opinion of reasonable practice in the industry. Certain factual data was supplied to McDaniel by the Corporation and was relied on by McDaniel in preparing its reports. The data includes ownership, geological and production data, costs, contracts and relevant documents. Capital costs and drilling and workover costs were estimated by McDaniel based on information provided by the Corporation. In the absence of such data or information, McDaniel relied upon its opinion of reasonable practice in the industry.

                 ESTIMATED PRESENT WORTH VALUE BEFORE AND AFTER
                      INCOME TAX ON A CONSTANT PRICE BASIS

                        ESTIMATED PRESENT WORTH VALUE BEFORE INCOME                   ESTIMATED PRESENT WORTH VALUE AFTER INCOME
                                   TAX(3)(4)(5)(6)                                               TAX(3)(4)(5)(6)
                  -------------------------------------------------------  ---------------------------------------------------------
                                       Discounted at                                               Discounted at
                               ------------------------------------------                -------------------------------------------
                  Undiscounted    5%        10%        15%         20%     Undiscounted     5%        10%         15%         20%
                  ------------    --        ---        ---         ---     ------------     --        ---         ---         ---
                      ($m)       ($m)      ($m)       ($m)        ($m)         ($m)        ($m)      ($m)        ($m)        ($m)
Proved Developed
Producing(1)        4,727,816  4,044,562  3,545,453  3,166,130  2,868,555    2,736,653   2,335,152  2,043,614  1,822,886   1,650,138

Proved
Non-Producing(1)    1,091,466    836,676    667,538    548,911    461,992      642,839     485,984    382,432    310,207     257,578

Proved
Undeveloped(1)      1,854,692  1,378,832  1,069,072    856,048    702,891    1,066,800     776,733    589,505    461,833     370,817

Total Proved(1)     7,673,974  6,260,070  5,282,063  4,571,089  4,033,439    4,446,292   3,597,869  3,015,551  2,594,925   2,278,533

Probable
Reserves(2)         3,281,302  2,344,078  1,760,493  1,375,555  1,109,133    1,907,256   1,352,303  1,007,534    780,719     624,202

Proved Plus
Probable(2)        10,955,276  8,604,147  7,042,556  5,946,643  5,142,572    6,353,548   4,950,172  4,023,084  3,375,645   2,902,735

Notes:

      (1) "Proved reserves" are those reserves that can be estimated with a high degree of certainty to be recoverable. It is likely that the actual remaining quantities recovered will exceed the estimated provided reserves.

           "Proved developed producing reserves" are those reserves that are expected to be recovered from completion intervals open at the time of the estimate. These reserves may be currently producing or, if shut-in, they must have previously been on production, and the date of resumption of production must be known with reasonable certainty.

           "Proved developed non-producing reserves" are those reserves that either have not been on production, or have previously been on production, but are shut-in, and the date of resumption of production is unknown.

           "Proved undeveloped reserves" are those reserves expected to be recovered from known accumulations where a significant expenditure (for example, when compared to the cost of drilling a well) is required to render them capable of production. They must fully meet the requirements of the "proved" classification.

      (2) "Probable reserves" are those additional reserves that are less certain to be recovered than proved reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated proved plus probable reserves.

      (3) "Estimated present worth values before income tax" is the estimated present worth values of the future cash flows derived from the sale of the Corporation's estimated reserves after giving effect to estimated capital expenditures, royalties and operating and marketing expenses, but excluding any withholding taxes or other taxes on earnings. These estimates take account of Kazakhstan general and administrative expenses. The values do not necessarily represent fair market value.

      (4) The Corporation's share of capital expenditures is estimated on an escalated price basis at approximately $587.22 million, approximately $567.65 million on a constant price basis, over the entire life of the fields including development of 100.0% of the probable reserves. This amount includes projected expenditures of $248.29 million, $137.47 million and $64.90 million, respectively, for the 2005, 2006 and 2007 calendar years on an escalated price basis and $248.29 million, $134.78 million and $62.38 million, respectively, for the 2005, 2006 and 2007 calendar years on a constant price basis.

      (5) The constant price basis utilized by McDaniel assumes the continuance of current laws and regulations. In preparing its constant price basis report, McDaniel used $27.87/bbl of crude oil, the last transaction price the Corporation received for oil in 2004 and for natural gas used $0.5/mcf for Kumkol and $0.28/mcf for Akshabulak and assumed the Corporation would have received the same price had its other fields been producing.

      (6) The volume of production (including royalties) estimated for 2005, the first year reflected in the proved plus probable estimates of present worth value of future net revenue, are 59 mbbls of oil and
           7.6 bcf of natural gas (Kumkol South accounts for 14.1 mbbls and Kumkol North 13.7 mbbls).

                      ESTIMATED RESERVES BEFORE INCOME TAX
                            ON A CONSTANT PRICE BASIS

--------------------------------------------------------------------------------------------------------------------------------
                                                           ESTIMATED RESERVES NET TO THE CORPORATION
                     -----------------------------------------------------------------------------------------------------------
                                                OIL                                                   GAS
                     ---------------------------------------------------------  ------------------------------------------------
                              PRE ROYALTY                  POST ROYALTY                PRE ROYALTY            POST ROYALTY
                     ---------------------------  ----------------------------  -----------------------  -----------------------
                                              (mmbbls)                                              (bcf or mmbbls)
-------------------- ---------------------------------------------------------  -----------------------  -----------------------
                     Light and Medium    Heavy       Light and          Heavy    Natural    Natural Gas   Natural    Natural Gas
                         Crude Oil        Oil      Medium Crude Oil      Oil       Gas        Liquids       Gas        Liquids
-------------------- ----------------  ---------  -----------------  ---------  ---------  ------------  ---------  ------------
Proved
Developed                   224.41        0.00           210.05         0.00      31.55         0.00       29.26         0.00
Producing(1)
-------------------- ----------------  ---------  -----------------  ---------  ---------  ------------  ---------  ------------
Proved Non-
Producing(1)                 48.72        0.00           44.69          0.00      0.00         0.00        0.00         0.00
-------------------- ----------------  ---------  -----------------  ---------  ---------  ------------  ---------  ------------
Proved
Undeveloped(1)               84.20        0.00           78.07          0.00      27.01        24.91       25.05        23.56
-------------------- ----------------  ---------  -----------------  ---------  ---------  ------------  ---------  ------------
Total Proved(1)             357.34        0.00           332.81         0.00      58.56        24.91       54.31        23.56
-------------------- ----------------  ---------  -----------------  ---------  ---------  ------------  ---------  ------------
Probable Reserves(2)        145.59        0.00           134.00         0.00      29.88         7.22       26.74         6.60
-------------------- ----------------  ---------  -----------------  ---------  ---------  ------------  ---------  ------------
Proved Plus
Probable (2)                502.93        0.00           466.81         0.00      88.44        32.13       81.05        30.16
-------------------- ----------------  ---------  -----------------  ---------  ---------  ------------  ---------  ------------

Notes:

       (1) "Proved reserves" are those reserves that can be estimated with a high degree of certainty to be recoverable. It is likely that the actual remaining quantities recovered will exceed the estimated provided reserves.

           "Proved developed producing reserves" are those reserves that are expected to be recovered from completion intervals open at the time of the estimate. These reserves may be currently producing or, if shut-in, they must have previously been on production, and the date of resumption of production must be known with reasonable certainty.

           "Proved developed non-producing reserves" are those reserves that either have not been on production, or have previously been on production, but are shut-in, and the date of resumption of production is unknown.

           "Proved undeveloped reserves" are those reserves expected to be recovered from known accumulations where a significant expenditure (for example, when compared to the cost of drilling a well) is required to render them capable of production. They must fully meet the requirements of the "proved" classification.

       (2) "Probable reserves" are those additional reserves that are less certain to be recovered than proved reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated proved plus probable reserves.

                     TOTAL FUTURE NET REVENUE (UNDISCOUNTED)
               AS OF DECEMBER 31, 2004, CONSTANT PRICES AND COSTS
                                                                                            FUTURE                 FUTURE
                                                                                              NET                   NET
                                                                                            REVENUE               REVENUE
                                                                               WELL         BEFORE                 AFTER
      RESERVES                                    OPERATING    DEVELOPMENT  ABANDONMENT     INCOME     INCOME      INCOME
      CATEGORY           REVENUE     ROYALTIES      COSTS         COSTS        COSTS        TAXES       TAXES      TAXES
--------------------   ----------    ---------    ---------    -----------  -----------   ----------  ---------  ---------
                          ($m)         ($m)          ($m)          ($m)         ($m)         ($m)        ($m)      ($m)
Proved Reserves(1)     10,390,463      707,403    1,598,305      395,985     14,796(3)     7,673,974  3,227,682  4,446,292
Proved Plus
Probable Reserves(2)   14,577,058    1,041,368    1,995,064      567,646     17,703(3)    10,955,276  4,601,728  6,353,548

Notes:

       (1) "Proved reserves" are those reserves that can be estimated with a high degree of certainty to be recoverable. It is likely that the actual remaining quantities recovered will exceed the estimated provided reserves.

           "Proved developed producing reserves" are those reserves that are expected to be recovered from completion intervals open at the time of the estimate. These reserves may be currently producing or, if shut-in, they must have previously been on production, and the date of resumption of production must be known with reasonable certainty.

           "Proved developed non-producing reserves" are those reserves that either have not been on production, or have previously been on production, but are shut-in, and the date of resumption of production is unknown.

           "Proved undeveloped reserves" are those reserves expected to be recovered from known accumulations where a significant expenditure (for example, when compared to the cost of drilling a well) is required to render them capable of production. They must fully meet the requirements of the "proved" classification.

       (2) "Probable reserves" are those additional reserves that are less certain to be recovered than proved reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated proved plus probable reserves.

       (3) Well abandonment costs only.

                     FUTURE NET REVENUE BY PRODUCTION GROUP
               AS OF DECEMBER 31, 2004, CONSTANT PRICES AND COSTS

                                                                 FUTURE NET
                                                                REVENUE BEFORE
    RESERVES CATEGORY             PRODUCTION GROUP              INCOME TAXES(3)
------------------------  ----------------------------------    --------------
                                                                (discounted at
                                                                   10%/year)
                                                                     ($m)
Proved Reserves(1)        Light and Medium Crude Oil
                          (including solution gas and
                          other by-products)                        5,282,063

                          Heavy Oil (including solution
                          gas and other by-products)                       --

                          Natural Gas (including by-products
                          but excluding solution gas
                          and by-products from oil                         --
                          wells)

Proved Plus Probable
Reserves(2)               Light and Medium Crude Oil
                          (including solution gas and other
                          by-products)                              7,042,556

                          Heavy Oil (including solution gas
                          and other by-products)                           --

                          Natural Gas (including by-products
                          but excluding solution gas and
                          by-products from oil wells                       --

Notes:

       (1) "Proved reserves" are those reserves that can be estimated with a high degree of certainty to be recoverable. It is likely that the actual remaining quantities recovered will exceed the estimated provided reserves.

           "Proved developed producing reserves" are those reserves that are expected to be recovered from completion intervals open at the time of the estimate. These reserves may be currently producing or, if shut-in, they must have previously been on production, and the date of resumption of production must be known with reasonable certainty.

           "Proved developed non-producing reserves" are those reserves that either have not been on production, or have previously been on production, but are shut-in, and the date of resumption of production is unknown.

           "Proved undeveloped reserves" are those reserves expected to be recovered from known accumulations where a significant expenditure (for example, when compared to the cost of drilling a well) is required to render them capable of production. They must fully meet the requirements of the "proved" classification.

       (2) "Probable reserves" are those additional reserves that are less certain to be recovered than proved reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated proved plus probable reserves.

       (3) "Estimated present worth values before income tax" is the estimated present worth values of the future cash flows derived from the sale of the Corporation's estimated reserves after giving effect to estimated capital expenditures, royalties and operating and marketing expenses, but excluding any withholding taxes or other taxes on earnings. These estimates take account of Kazakhstan general and administrative expenses. The values do not necessarily represent fair market value.

                 ESTIMATED PRESENT WORTH VALUE BEFORE AND AFTER
                     INCOME TAX ON AN ESCALATING PRICE BASIS

                     ESTIMATED PRESENT WORTH VALUE BEFORE INCOME             ESTIMATED PRESENT WORTH VALUE AFTER INCOME
                                   TAX(3)(4)(6)                                             TAX(3)(4)(6)
                ------------------------------------------------------- -----------------------------------------------------------
                                             Discounted at                                            Discounted at
                             ------------------------------------------               ---------------------------------------------
                Undiscounted      5%       10%        15%        20%    Undiscounted       5%        10%         15%          20%
                ------------      --       ---        ---        ---    ------------       --        ---         ---          ---
                    ($m)        ($m)       ($m)       ($m)       ($m)       ($m)         ($m)       ($m)        ($m)         ($m)
Proved Developed
Producing(1)      3,793,089  3,310,873  2,951,983  2,674,373  2,452,976   2,233,569   1,942,518   1,727,434   1,561,870   1,430,279

Proved Non-
Producing(1)        849,166    650,887    520,695    429,923    363,558     499,926     376,472     296,005     240,305     199,868

Proved
Undeveloped(1)    1,409,587  1,042,773    806,970    646,100    530,957     812,801     584,802     439,692     341,708     272,306

Total Proved(1)   6,051,842  5,004,533  4,279,648  3,750,395  3,347,491   3,546,296   2,903,791   2,463,131   2,143,883   1,902,452

Probable
Reserves(2)       2,591,473  1,837,721  1,376,159  1,075,414    869,003   1,511,158   1,060,795     785,843     607,326     485,297

Proved Plus
Probable (2)      8,643,315  6,842,254  5,655,807  4,825,809  4,216,495   5,057,454   3,964,586   3,248,974   2,751,209   2,387,749

Notes:

       (1) "Proved reserves" are those reserves that can be estimated with a high degree of certainty to be recoverable. It is likely that the actual remaining quantities recovered will exceed the estimated provided reserves.

           "Proved developed producing reserves" are those reserves that are expected to be recovered from completion intervals open at the time of the estimate. These reserves may be currently producing or, if shut-in, they must have previously been on production, and the date of resumption of production must be known with reasonable certainty.

           "Proved developed non-producing reserves" are those reserves that either have not been on production, or have previously been on production, but are shut-in, and the date of resumption of production is unknown.

           "Proved undeveloped reserves" are those reserves expected to be recovered from known accumulations where a significant expenditure (for example, when compared to the cost of drilling a well) is required to render them capable of production. They must fully meet the requirements of the "proved" classification.

       (2) "Probable reserves" are those additional reserves that are less certain to be recovered than proved reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated proved plus probable reserves.

       (3) "Estimated present worth values before income tax" is the estimated present worth values of the future cash flows derived from the sale of the Corporation's estimated reserves after giving effect to estimated capital expenditures, royalties and operating and marketing expenses, but excluding any withholding taxes or other taxes on earnings. These estimates take account of Kazakhstan general and administrative expenses. The values do not necessarily represent fair market value.

       (4) The Corporation's share of capital expenditures is estimated on an escalated price basis at approximately $587.22 million, approximately $567.65 million on a constant price basis, over the entire life of the fields including development of 100.0% of the probable reserves. This amount includes projected expenditures of $248.29 million, $137.47 million and $64.90 million, respectively, for the 2005, 2006 and 2007 calendar years on an escalated price basis and $248.29 million, $134.78 million and $62.38 million, respectively, for the 2005, 2006 and 2007 calendar years on a constant price basis.

       (5) The escalated price basis assumes the continuance of current laws and regulations. The escalated product prices forecast in the McDaniel Reports represent McDaniel's best estimate of future product prices. Political and economic uncertainties in Kazakhstan and internationally may result in prices different from those used in the McDaniel Reports. The prices and escalation factors used in this escalated price basis are set out below in the table entitled "McDaniel and Associates Consultants Ltd. Summary of Price Forecasts, January 1, 2005".

       (6) The volume of production (including royalties) estimated for 2005, the first year reflected in the proved plus probable estimates of present worth value of future net revenue, are 59 mbbls of oil and
           7.6 bcf of natural gas (Kumkol South accounts for 14.1 mbbls and Kumkol North 13.7 mbbls).

                 ESTIMATED RESERVES ON AN ESCALATING PRICE BASIS

--------------------------------------------------------------------------------------------------------------------------------
                                                           ESTIMATED RESERVES NET TO THE CORPORATION
                     -----------------------------------------------------------------------------------------------------------
                                                OIL                                                   GAS
                     ---------------------------------------------------------  ------------------------------------------------
                              PRE ROYALTY                  POST ROYALTY                PRE ROYALTY            POST ROYALTY
                     ---------------------------  ----------------------------  -----------------------  -----------------------
                                              (mmbbls)                                              (bcf or mmbbls)
-------------------- ---------------------------------------------------------  -----------------------  -----------------------
                     Light and Medium    Heavy       Light and          Heavy    Natural    Natural Gas   Natural    Natural Gas
                         Crude Oil        Oil      Medium Crude Oil      Oil       Gas        Liquids       Gas        Liquids
-------------------- ----------------  ---------  -----------------  ---------  ---------  ------------  ---------  ------------
Proved
Developed                  224.41        0.00           210.05          0.00      31.55          0.00      29.26          0.00
Producing(1)
-------------------- ----------------  ---------  -----------------  ---------  ---------  ------------  ---------  ------------
Proved Non-
Producing(1)                48.72        0.00            44.69          0.00       0.00          0.00       0.00          0.00
-------------------- ----------------  ---------  -----------------  ---------  ---------  ------------  ---------  ------------
Proved
Undeveloped(1)              84.20        0.00            78.07          0.00      27.01         24.91      25.05         23.56
-------------------- ----------------  ---------  -----------------  ---------  ---------  ------------  ---------  ------------
Total Proved(1)            357.34        0.00           332.81          0.00      58.56         24.91      54.31         23.56
-------------------- ----------------  ---------  -----------------  ---------  ---------  ------------  ---------  ------------
Probable
Reserves(2)                145.59        0.00           134.00          0.00      29.88          7.22      26.74          6.60
-------------------- ----------------  ---------  -----------------  ---------  ---------  ------------  ---------  ------------
Proved Plus
Probable (2)               502.93        0.00           466.81          0.00      88.44         32.13      81.05         30.16
-------------------- ----------------  ---------  -----------------  ---------  ---------  ------------  ---------  ------------

Notes:

       (1) "Proved reserves" are those reserves that can be estimated with a high degree of certainty to be recoverable. It is likely that the actual remaining quantities recovered will exceed the estimated provided reserves.

           "Proved developed producing reserves" are those reserves that are expected to be recovered from completion intervals open at the time of the estimate. These reserves may be currently producing or, if shut-in, they must have previously been on production, and the date of resumption of production must be known with reasonable certainty.

           "Proved developed non-producing reserves" are those reserves that either have not been on production, or have previously been on production, but are shut-in, and the date of resumption of production is unknown.

           "Proved undeveloped reserves" are those reserves expected to be recovered from known accumulations where a significant expenditure (for example, when compared to the cost of drilling a well) is required to render them capable of production. They must fully meet the requirements of the "proved" classification.

       (2) "Probable reserves" are those additional reserves that are less certain to be recovered than proved reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated proved plus probable reserves.


                     TOTAL FUTURE NET REVENUE (UNDISCOUNTED)
              AS OF DECEMBER 31, 2004, ESCALATING PRICES AND COSTS

                                                                                            FUTURE                 FUTURE
                                                                                              NET                   NET
                                                                                            REVENUE               REVENUE
                                                                               WELL         BEFORE                 AFTER
      RESERVES                                    OPERATING    DEVELOPMENT  ABANDONMENT     INCOME     INCOME      INCOME
      CATEGORY           REVENUE     ROYALTIES      COSTS         COSTS        COSTS        TAXES       TAXES      TAXES
--------------------   ----------    ---------    ---------    -----------  -----------   ----------  ---------  ---------
                          ($m)         ($m)          ($m)          ($m)         ($m)         ($m)        ($m)      ($m)
Proved Reserves(1)      8,876,618    604,207      1,795,602      406,465     18,501(3)    6,051,842   2,505,546  3,546,296
Proved Plus
Probable Reserves(2)   12,401,658    883,332      2,264,926      587,216     22,870(3)    8,643,315   3,585,861  5,057,454

Notes:

       (1) "Proved reserves" are those reserves that can be estimated with a high degree of certainty to be recoverable. It is likely that the actual remaining quantities recovered will exceed the estimated provided reserves.

           "Proved developed producing reserves" are those reserves that are expected to be recovered from completion intervals open at the time of the estimate. These reserves may be currently producing or, if shut-in, they must have previously been on production, and the date of resumption of production must be known with reasonable certainty.

           "Proved developed non-producing reserves" are those reserves that either have not been on production, or have previously been on production, but are shut-in, and the date of resumption of production is unknown.

           "Proved undeveloped reserves" are those reserves expected to be recovered from known accumulations where a significant expenditure (for example, when compared to the cost of drilling a well) is required to render them capable of production. They must fully meet the requirements of the "proved" classification.

       (2) "Probable reserves" are those additional reserves that are less certain to be recovered than proved reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated proved plus probable reserves.

       (3) Well abandonment costs only.

                     FUTURE NET REVENUE BY PRODUCTION GROUP
              AS OF DECEMBER 31, 2004, ESCALATING PRICES AND COSTS

                                                             FUTURE NET REVENUE
   RESERVES CATEGORY            PRODUCTION GROUP             BEFORE INCOME TAXES
----------------------      -----------------------------   --------------------
                                                                (discounted at
                                                                    10%/year)
                                                                     ($m)
Proved Reserves(1)          Light and Medium Crude Oil
                            (including solution gas and
                            other by-products)                       4,279,648

                            Heavy Oil (including solution
                            gas and other by-products)                      --

                            Natural Gas (including
                            by-products but excluding
                            solution gas from oil wells)                    --

Proved Plus Probable
Reserves(2)                 Light and Medium Crude Oil
                            (including solution gas and
                            other by-products)                       5,655,807

                            Heavy Oil (including
                            solution gas and other
                            by-products)                                    --

                            Natural Gas (including
                            by-products but excluding
                            solution gas from oil wells)                    --

Notes:

       (1) "Proved reserves" are those reserves that can be estimated with a high degree of certainty to be recoverable. It is likely that the actual remaining quantities recovered will exceed the estimated provided reserves.

           "Proved developed producing reserves" are those reserves that are expected to be recovered from completion intervals open at the time of the estimate. These reserves may be currently producing or, if shut-in, they must have previously been on production, and the date of resumption of production must be known with reasonable certainty.

           "Proved developed non-producing reserves" are those reserves that either have not been on production, or have previously been on production, but are shut-in, and the date of resumption of production is unknown.

           "Proved undeveloped reserves" are those reserves expected to be recovered from known accumulations where a significant expenditure (for example, when compared to the cost of drilling a well) is required to render them capable of production. They must fully meet the requirements of the "proved" classification.

       (2) "Probable reserves" are those additional reserves that are less certain to be recovered than proved reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated proved plus probable reserves.

                     MCDANIEL & ASSOCIATES CONSULTANTS LTD.
         SUMMARY OF PRICE FORECASTS FOR ESCALATING CASE, JANUARY 1, 2005

                                                                                 AKSHABULAK
              WTI         BRENT        KUMKOL/                       KUMKOL        NATURAL
             CRUDE        CRUDE         BRENT          KUMKOL      NATURAL GAS       GAS       CONDENSATE      LPG      INFLATION
           OIL PRICE    OIL PRICE    DIFFERENTIAL    OIL PRICE        PRICE         PRICE        PRICE        PRICE      FORECAST
  YEAR
            $US/BBL      $US/BBL       $US/BBL        $US/BBL         $/MCF         $/MCF       $US/BBL      $US/BBL        %
---------------------------------------------------------------------------------------------------------------------------------
  2005       42.00        39.50         12.35          27.15          0.50          0.28         27.15        13.04        2.0
  2006       39.50        37.50         11.85          25.65          0.51          0.29         25.65        12.38        2.0
  2007       37.00        35.40         11.85          23.55          0.52          0.29         23.55        11.68        2.0
  2008       35.00        33.40         11.85          21.55          0.53          0.30         21.55        11.02        2.0
  2009       34.50        32.90         11.85          21.05          0.54          0.30         21.05        10.86        2.0
  2010       34.30        32.60         11.85          20.75          0.55          0.31         20.75        10.76        2.0
  2011       35.00        33.30         11.85          21.45          0.56          0.32         21.45        10.99        2.0
  2012       35.70        34.00         11.85          22.15          0.57          0.32         22.15        11.22        2.0
  2013       36.40        34.60         11.85          22.75          0.59          0.33         22.75        11.42        2.0
  2014       37.10        35.30         11.85          23.45          0.60          0.33         23.45        11.65        2.0
  2015       37.80        36.00         11.85          24.15          0.61          0.34         24.15        11.88        2.0
  2016       38.60        36.70         11.85          24.85          0.62          0.35         24.85        12.11        2.0
  2017       39.40        37.50         11.85          25.65          0.63          0.36         25.65        12.38        2.0
  2018       40.20        38.30         11.85          26.45          0.65          0.36         26.45        12.64        2.0
  2019       41.00        39.00         11.85          27.15          0.66          0.37         27.15        12.87        2.0
  2020       41.80        39.80         11.85          27.95          0.67          0.38         27.95        13.13        2.0
  2021       42.60        40.50         11.85          28.65          0.69          0.38         28.65        13.37        2.0
  2022       43.50        41.40         11.85          29.55          0.70          0.39         29.55        13.66        2.0
  2023       44.40        42.30         11.85          30.45          0.71          0.40         30.45        13.96        2.0
  2024       45.30        43.10         11.85          31.25          0.73          0.41         31.25        14.22        2.0

Pricing Assumptions:

       (1) WTI and Brent price forecast based on the McDaniel January 1, 2005 price forecast.
       (2) Kumkol field prices are forecast after deduction of VAT.
       (3) Condensate prices were forecast to be sold in the oil stream.
       (4) LPG prices are based on export prices at the Shymkent refinery as provided by PetroKazakhstan.

                     MCDANIEL & ASSOCIATES CONSULTANTS LTD.
         SUMMARY OF PRICE FORECASTS FOR CONSTANT CASE, JANUARY 1, 2005

                                                                                 AKSHABULAK
              WTI         BRENT        KUMKOL/                       KUMKOL        NATURAL
             CRUDE        CRUDE         BRENT          KUMKOL      NATURAL GAS       GAS       CONDENSATE      LPG      INFLATION
           OIL PRICE    OIL PRICE    DIFFERENTIAL    OIL PRICE        PRICE         PRICE        PRICE        PRICE      FORECAST
  YEAR
            $US/BBL      $US/BBL       $US/BBL        $US/BBL         $/MCF         $/MCF       $US/BBL      $US/BBL        %
---------------------------------------------------------------------------------------------------------------------------------
  2005       43.45        40.46         12.59          27.87          0.50          0.28         27.87        13.35        0.0
  2006       43.45        40.46         12.59          27.87          0.50          0.28         27.87        13.35        0.0
  2007       43.45        40.46         12.59          27.87          0.50          0.28         27.87        13.35        0.0
  2008       43.45        40.46         12.59          27.87          0.50          0.28         27.87        13.35        0.0
  2009       43.45        40.46         12.59          27.87          0.50          0.28         27.87        13.35        0.0
  2010       43.45        40.46         12.59          27.87          0.50          0.28         27.87        13.35        0.0
  2011       43.45        40.46         12.59          27.87          0.50          0.28         27.87        13.35        0.0
  2012       43.45        40.46         12.59          27.87          0.50          0.28         27.87        13.35        0.0
  2013       43.45        40.46         12.59          27.87          0.50          0.28         27.87        13.35        0.0
  2014       43.45        40.46         12.59          27.87          0.50          0.28         27.87        13.35        0.0
  2015       43.45        40.46         12.59          27.87          0.50          0.28         27.87        13.35        0.0
  2016       43.45        40.46         12.59          27.87          0.50          0.28         27.87        13.35        0.0
  2017       43.45        40.46         12.59          27.87          0.50          0.28         27.87        13.35        0.0
  2018       43.45        40.46         12.59          27.87          0.50          0.28         27.87        13.35        0.0
  2019       43.45        40.46         12.59          27.87          0.50          0.28         27.87        13.35        0.0
  2020       43.45        40.46         12.59          27.87          0.50          0.28         27.87        13.35        0.0
  2021       43.45        40.46         12.59          27.87          0.50          0.28         27.87        13.35        0.0
  2022       43.45        40.46         12.59          27.87          0.50          0.28         27.87        13.35        0.0
  2023       43.45        40.46         12.59          27.87          0.50          0.28         27.87        13.35        0.0
  2024       43.45        40.46         12.59          27.87          0.50          0.28         27.87        13.35        0.0

Pricing Assumptions:

       (1) Prices are based on December 31, 2004 prices as provided by PetroKazakhstan.
       (2) Kumkol field prices are forecast after deduction of VAT.
       (3) Condensate prices were forecast to be sold in the oil stream.
       (4) LPG prices are based on export prices at the Shymkent refinery as provided by PetroKazakhstan.

                         RECONCILIATION OF NET RESERVES
                            BY PRINCIPAL PRODUCT TYPE

                            CONSTANT PRICES AND COSTS
                                 (POST ROYALTY)

------------------------------------------------------------------------------------------------------------------------------------
                                                                      ASSOCIATED AND
      FACTORS                   LIGHT AND MEDIUM OIL                 NON-ASSOCIATED GAS                  NATURAL GAS LIQUIDS
--------------------- ------------------------------------  -----------------------------------  -----------------------------------
                                                  NET                                  NET                                   NET
                          NET       NET       PROVED PLUS      NET        NET      PROVED PLUS       NET         NET     PROVED PLUS
                        PROVED    PROBABLE      PROBABLE     PROVED    PROBABLE      PROBABLE      PROVED     PROBABLE     PROBABLE
--------------------- ---------  ----------  -------------  --------  ----------  -------------  ----------  ---------- ------------
                      (mmbbls)    (mmbbls)      (mmbbls)      (bcf)      (bcf)         (bcf)      (mmbbls)    (mmbbls)    (mmbbls)
--------------------- ---------  ----------  -------------  --------  ----------  -------------  ----------  ---------- ------------
 December 31, 2003     325.28      130.14        455.42       24.39       5.73         30.12        0.00        0.00        0.00
--------------------- ---------  ----------  -------------  --------  ----------  -------------  ----------  ---------- ------------
      Extensions        17.23      15.09          32.33       0.00        0.00         0.00         0.00        0.00        0.00
--------------------- ---------  ----------  -------------  --------  ----------  -------------  ----------  ---------- ------------
   Improved Recovery    0.00        5.42          5.42        18.16      15.94         34.10        23.56       6.60        30.16
--------------------- ---------  ----------  -------------  --------  ----------  -------------  ----------  ---------- ------------
  Technical Revisions   41.27      -16.65         24.61       11.76       5.07         16.82        0.00        0.00        0.00
--------------------- ---------  ----------  -------------  --------  ----------  -------------  ----------  ---------- ------------
      Discoveries       0.00        0.00          0.00        0.00        0.00         0.00         0.00        0.00        0.00
--------------------- ---------  ----------  -------------  --------  ----------  -------------  ----------  ---------- ------------
     Acquisitions       0.00        0.00          0.00        0.00        0.00         0.00         0.00        0.00        0.00
--------------------- ---------  ----------  -------------  --------  ----------  -------------  ----------  ---------- ------------
     Dispositions       0.00        0.00          0.00        0.00        0.00         0.00         0.00        0.00        0.00
--------------------- ---------  ----------  -------------  --------  ----------  -------------  ----------  ---------- ------------
   Economic Factors     0.00        0.00          0.00        0.00        0.00         0.00         0.00        0.00        0.00
--------------------- ---------  ----------  -------------  --------  ----------  -------------  ----------  ---------- ------------
      Production       -50.97       0.00         -50.97       -6.25       0.00         -6.25        0.00        0.00        0.00
--------------------- ---------  ----------  -------------  --------  ----------  -------------  ----------  ---------- ------------
 December 31, 2004     332.81      134.00        466.81       54.31      26.74         81.05        23.56       6.60       30.16
--------------------- ---------  ----------  -------------  --------  ----------  -------------  ----------  ---------- ------------

      RECONCILIATION OF CHANGES IN NET PRESENT VALUES OF FUTURE NET REVENUE
                           DISCOUNTED AT 10% PER YEAR

                    PROVED RESERVES-CONSTANT PRICES AND COSTS

                                              PERIOD AND FACTOR                                           2004 ($M)
         ------------------------------------------------------------------------------------------------------------
           Estimated Future Net Revenue at Beginning of Year Before Tax(1)                                3,196,349
           Estimated Future Tax at Beginning of Year(1)                                                   1,311,676
                                                                                                       --------------
           ESTIMATED FUTURE NET REVENUE AT BEGINNING OF YEAR                                              1,884,673

           Oil and Gas Sales During the Period Net of Royalties and Production Costs (2)                   (475,561)

           Changes due to Prices (3)                                                                      2,137,445

           Original forecasted 2003 Development Cost(4)                                                      78,395

           Changes in Estimated Future Development Costs (5)                                               (215,517)

           Extensions and Improved Recovery(6)                                                              273,498

           Discoveries                                                                                            -

           Acquisitions of Reserves                                                                               -

           Dispositions of Reserves                                                                               -

           Net Change Resulting from Revisions in Quantity Estimates(7)                                     186,033

           Accretion of Discount                                                                            319,635

           Net Change in Income Taxes(8)                                                                 (1,173,051)
                                                                                                       --------------
           ESTIMATED FUTURE NET REVENUE AT END OF YEAR                                                    3,015,551

Notes:

       (1) McDaniel January 1, 2004 Evaluation.

       (2) Based on the actual segmented Upstream revenue from Year 2004 Financial Results (Net Income adjusted for Interest, DD&A and Foreign Exchange losses).

       (3) Represents the effect of the difference in the estimated crude oil price between the McDaniel Reports as at January 1, 2004 and January 1, 2005.

       (4) Estimated 2004 Development Cost at the beginning of the year.

       (5) Calculated by adding the 2004 estimated development costs to the end year future development costs and re-basing this to the beginning of the year.

       (6) Calculated by applying the ratio of the proved reserves additions (associated with this category) to the total proved reserves to the end year, before tax.

       (7) Represents the monetary effect of changes in assumptions and estimates not included in any other specific reconciling item.

       (8) Calculated as the difference in the future tax liability estimated at the beginning of the year to the future tax liability estimated at the end of the year, but adjusting for the tax paid in 2004 (as defined by the Upstream segmented tax from Year 2004 Financial Results).

         PROVED UNDEVELOPED RESERVES

         Light and Medium Crude Oil

         "Proved undeveloped reserves" are those proved reserves expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major capital expenditure will be required. The Corporation's undeveloped reserves range from infill opportunities (such as recompletions and commingling) on the mature developed assets, like Kumkol South, to drilling new producers and injectors to develop new areas on existing less mature assets like the KAM fields. Recompletions refer to cases where a well is currently producing on one zone, but, when appropriate, could be produced from another zone and commingling is where production is combined from several zones in the same well allowing a well to produce more oil. Expenditures required for recompletions and commingling are typically much less than drilling a new well. It is estimated that 122 (90 net) new producers, 48 (33 net) injectors and 405 (320 net) recompletions/workovers will be required to develop 133 MMstb of (net) proved developed non-producing and proved undeveloped reserves. The Corporation places great emphasis on the timely transfer of these reserves into the proved producing category; of the total development capital expenditure 90% is associated with the next 5 years.

         Natural Gas

         The Corporation's undeveloped gas reserves will be developed in association with the oil reserves and, as such, do not require separate development expenditure.

         PROBABLE UNDEVELOPED RESERVES

         Light and Medium Crude Oil

         "Probable undeveloped reserves" are those probable reserves expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major capital expenditure will be required. It is estimated that an additional 89 (65 net) new producers, 23 (13 net) injectors and 207 (162 net) recompletions will be required to develop the Corporation's probable undeveloped reserves. These reserves exist as either upside on the proved undeveloped reserves, or as further extensions of existing fields, which require more development activity. As with the proved undeveloped reserves, the majority of the associated capital expenditure occurs within the next 5 years.

         Natural Gas

         The Corporation's undeveloped gas reserves will be developed in association with the oil reserves and, as such, do not require separate development expenditure.

         SIGNIFICANT FACTORS OR UNCERTAINTIES

         Because the reserves data are based on judgements regarding future events, actual results will vary and the variations may be material. For a further discussion of potential uncertainties affecting the reserves data see the section titled "Risk Factors - Risk factors Relating to PetroKazakhstan's Industry".

        DEVELOPMENT COSTS DEDUCTED IN THE ESTIMATE OF FUTURE NET REVENUE


                       CONSTANT PRICES
                          AND COSTS                                            FORECAST PRICES AND COSTS
                             $M                                                            $M
              ------------------------------------      ---------------------------------------------------------------------------
                                                                                                       TOTAL PROVED PLUS
                     TOTAL PROVED RESERVES                   TOTAL PROVED RESERVES                      PROBABLE RESERVES
              ------------------------------------      ----------------------------------       ----------------------------------
              Undiscounted      Discounted at 10%       Undiscounted     Discounted at 10%       Undiscounted    Discounted at 10%
              ------------      ------------------      ----------------------------------       ----------------------------------
2005.....       204,449              194,935              204,449             194,935               248,285            236,730
2006.....        91,906              79,663                93,744             81,256                137,472            119,158
2007.....        37,746              29,743                39,271             30,945                 64,902             51,142
2008.....        22,098              15,830                23,450             16,799                 40,432             28,963
2009.....        11,002               7,165                11,909              7,756                 23,500             15,304

         Future developments will be financed from existing cash resources, current and future cashflows.

         OIL AND GAS WELLS

         The following table sets forth the number and status of oil wells in Kazakhstan in which the Corporation had an interest as of December 31, 2004, which are producing, or which it considers to be capable of production but which are not producing due to lack of available transportation facilities, available markets or other reasons:

                                                    PRODUCING WELLS                            SHUT-IN WELLS(1)
-----------------------------------------     ----------------------------              -----------------------------
                NAME OF FIELD                  GROSS(2)            NET(3)               GROSS(2)              NET(3)
-----------------------------------------     ---------           --------              --------            ---------
Kumkol South.............................        159                159                     28                 28
South Kumkol.............................         21                 21                      0                   0
Kyzylkiya................................         22                 22                      1                   1
Aryskum..................................         25                 25                      3                   3
Maibulak.................................          8                  8                      0                   0
East Kumkol..............................          0                  0                      5                   4
Kumkol North.............................        220                110                      7                 3.5
Akshabulak...............................         18                  9                      0                   0
Nurali...................................          3                1.5                      4                   2
Aksai....................................          0                  0                      3                 1.5
                                              ---------           --------              --------            ---------
     Total..............................         476              355.5                     51                  43
                                              =========           ========              ========            =========

Notes:

       (1) "Shut-in wells" mean wells which have encountered and are capable of producing crude oil or natural gas but which are not producing due to lack of available transportation facilities, available markets or other reasons.

       (2) "Gross" wells are defined as the total number of wells in which the Corporation has an interest.

       (3) "Net" wells are defined as the aggregate of the numbers obtained by multiplying each gross well by the Corporation's percentage of working interest therein.

         DRILLING ACTIVITIES

         The following table summarizes the Corporation's drilling results for the years ended December 31, 2004 and December 31, 2003:

                                                                         YEAR ENDED DECEMBER 31, 2004
                                               -------------------------------------------------------------------------------
                                                            GROSS(1)                                        NET(2)
                                               --------------------------------                 ------------------------------
                                               Exploratory          Development                 Exploratory        Development
                                               -----------          -----------                 -----------        -----------
Oil wells.......................                   20                   40                          18                  31
Natural Gas Wells...............                    -                    -                           -                   -
Service Wells...................                    -                    2                           -                   1
Dry and abandoned...............                    8                    -                         7.5                   -
                                               -----------          -----------                 -----------        -----------
     Total......................                   28                   42                        25.5                  32
                                               ===========          ===========                 ===========        ===========

                                                                         YEAR ENDED DECEMBER 31, 2003
                                               -------------------------------------------------------------------------------
                                                            GROSS(1)                                        NET(2)
                                               --------------------------------                 ------------------------------
                                               Exploratory          Development                 Exploratory        Development
                                               -----------          -----------                 -----------        -----------
Oil wells.......................                    4                   42                         3.0                27.0
Natural Gas Wells...............                    -                    -                           -                   -
Service Wells...................                    -                    3                           -                 1.5
Dry and abandoned...............                    1                    -                         1.0                   -
                                               -----------          -----------                 -----------        -----------
     Total......................                    5                   45                         4.0                28.5
                                               ===========          ===========                 ===========        ===========

Notes:

       (1) "Gross" wells are defined as the total number of wells completed by the applicable year end in which the Corporation had an interest.

       (2) "Net" wells are defined as the aggregate of the numbers obtained by multiplying each gross well by the Company's percentage of interest therein.


         PROPERTIES WITH NO ATTRIBUTED RESERVES

         The Corporation has net exploration acreages in Kazakhstan of 3,400 acres (net) in the three licenses, 260D-1 (100% equity), 952 (100% equity) and 951-D (75% equity) and the Karaganda block (100% equity). The current 2005 total financial commitments amount to one well to be drilled in the South Kyzylkiya acreage. An additional commitment to acquire 2D seismic in the Karaganda block may be required subject to finalisation of the contract. These commitments are discussed in greater detail under the sections titled "General Development of the Business-Formative Transactions and Three Year History" and "Business of the Corporation-Oil and Gas Exploration and Development Operations (Licenses)".

         ASSET RETIREMENT OBLIGATIONS

         Asset retirement obligations are the estimated fair value of legal obligations associated with dismantlement and site restoration due to the retirement of tangible long-lived assets. Asset retirement obligations are not recorded for assets which have an indeterminable life. Estimated future asset retirement obligations are discounted to estimate the fair value of the obligation and recorded as a liability when the related assets are constructed and commissioned. The fair value of the obligation is also added to the value of property, plant and equipment and depleted using the unit-of-production method based upon estimated proved reserves before royalties. Accretion expense resulting from the increase in the present value of the liability due to the passage of time is recorded as depletion, depreciation and accretion expense.

         Estimated cash flows are discounted at 8.5%. The total undiscounted estimated cash flows required to settle the obligations are $77.4 million with the expenditures being incurred over ten years commencing in 2014. Note that abandonment cost shown on the preceding tables, which are extracts from the McDaniel Reports are for well abandonment only and do not include abandonment and reclamation cost for facilities.

         PRODUCTION HISTORY

         The following table shows the Corporation's average working interest sales volume before deduction of royalties payable to others, average netbacks received and net oil and gas capital expenditures incurred before the deduction of royalties for each of the last four fiscal quarters and the years then ended:

                                     AVERAGE DAILY PRODUCTION

                                                                            THREE MONTHS ENDED
                                                         ------------------------------------------------------      YEAR ENDED
                                                         MAR. 31/04     JUNE 30/04    SEPT. 30/04    DEC. 31/04      DEC. 31/04
                                                         ----------     ----------    -----------    ----------      ----------
Natural gas (mmcfd) .................................       10.77          11.38          11.89          11.49          11.42
Light/medium crude oil (bopd) .......................     142,919        151,104        157,786        152,510        151,102
NGL (bopd) ..........................................           0              0              0              0              0
                                                          -------        -------        -------        -------        -------
                             Total liquids (bopd) ...     144,713        153,001        159,767        154,425        153,005
                                                          =======        =======        =======        =======        =======

                     PRODUCTION VOLUMES FOR YEAR ENDED DECEMBER 31, 2004

                                                     LIGHT/MEDIUM CRUDE OIL
                                                            (MMBBLS)                      NATURAL GAS                NGL
                                                  ----------------------------       ------------------        ----------------
Kumkol South................................                 16.42                             18                     0
Kumkol North................................                 13.08                            0.52                    0
South Kumkol................................                  8.66                             0                      0
East Kumkol.................................                  0.22                             0                      0
North Nurali................................                  0.15                             0                      0
Kyzylkia....................................                  3.62                             0                      0
Aryskum.....................................                  3.96                             0                      0
Maibulak....................................                  0.78                             0                      0
Kolzhan                                                       0.10                             0                      0
Akshabulak..................................                  7.79                             0                      0
Nurali......................................                  0.47                             0                      0
Aksai.......................................                  0.05                             0                      0
                                                  ----------------------------       ------------------        ----------------
     Total..................................                 55.30                           18.52                    0
                                                  ============================       ==================        ================

                            CRUDE OIL EXPORT NETBACKS

                                                                            THREE MONTHS ENDED
                                                         ------------------------------------------------------      YEAR ENDED
                                                         MAR. 31/04     JUNE 30/04    SEPT. 30/04    DEC. 31/04      DEC. 31/04
                                                         ----------     ----------    -----------    ----------      ----------
                                                        ($ per bbl)     ($ per bbl)   ($ per bbl)    ($ per bbl)     ($ per bbl)
Net sales price achieved.........................           24.24          27.81          35.75          32.24          30.12
Transportation costs.............................           (7.63)         (5.53)         (6.18)         (8.51)         (6.94)
Selling costs....................................           (0.32)         (0.59)         (0.61)         (0.67)         (0.60)

Royalty..........................................           (1.08)         (1.50)         (3.34)         (1.79)         (1.94)
Production cost..................................           (1.65)         (1.87)         (1.61)         (1.34)         (1.62)
General and administrative.......................           (0.56)         (0.58)         (0.65)         (0.73)         (0.63)
                                                         ----------     ----------    -----------    ----------      ----------
Total..........                                             13.00          17.74          23.36          19.20         18.39
                                                         ==========     ==========    ===========    ==========      ==========


                      NET OIL AND GAS CAPITAL EXPENDITURES

                                                                            THREE MONTHS ENDED
                                                         ------------------------------------------------------      YEAR ENDED
                                                         MAR. 31/04     JUNE 30/04    SEPT. 30/04    DEC. 31/04      DEC. 31/04
                                                         ----------     ----------    -----------    ----------      ----------
                                                           ($mm)           ($mm)          ($mm)        ($mm)            ($mm)
Development wells................................           6,390          9,940          1,247         13,321         30,898
Facilities and equipment.........................          23,566          8.499         21,000         37,880         90,945
Exploration......................................           5,642          6,049          7,474          7,895         27,150
Property acquisitions, net of dispositions.......               -              -              -              -              -
                                                         ----------     ----------    -----------    ----------      ----------
               Total.............................          35,598         24,488         29,721         59,186        148,993
                                                         ==========     ==========    ===========    ==========      ==========


         LICENSING

         The Kazakhstan government owns the crude oil and natural gas in the subsoil of Kazakhstan. It grants to producers exploration, production or exploration and production licenses for fixed periods of time. When commercial discoveries are made, a producer holding an exploration or production license must negotiate a hydrocarbon contract with respect to the production zones granted in the related production license, unless a hydrocarbon contract was previously negotiated in the exploration and production license. Recoverable reserves may only be marketed from a production area by a producer following the negotiation and execution of a hydrocarbon contract. The negotiation of a hydrocarbon contract is a complex process requiring the agreement of a number of governmental ministries and preparation of economic models with financial expenditure commitments. In the event a hydrocarbon contract cannot be negotiated, a producer risks losing all rights to its exploration and/or production licenses. In addition, the producer and a governmental design institute must formulate a development plan for each field specifying detailed drilling and production targets. The development plan may be periodically modified with the approval of the Kazakhstan government in order to reflect changing circumstances. Default by a producer under the terms of a license and related hydrocarbon contract or development plan can result in the loss of a production license and related hydrocarbon contract and, accordingly, all production rights.

         PKKR holds exploration and production licenses to the Kumkol South and South Kumkol fields and the KAM Fields. Turgai Petroleum holds the exploration and production license for Kumkol North.

Kazgermunai holds the exploration and production licenses for the Akshabulak, Nurali and Aksai fields. In addition, PKKR holds four exploration licenses for undeveloped property in the South Turgai Basin. These are licenses 260D-1, 951,952 and Karaganda for which final contract terms are pending. Hydrocarbon contracts for Kumkol South, Kumkol North, South Kumkol and Kyzylkia, Aryskum and Maibulak fields have been negotiated and executed. The foundation agreement for Kazgermunai, as amended and supplemented, effectively serves as the hydrocarbon contract for the Akshabulak, Nurali and Aksai fields.

         KUMKOL NORTH FIELD. The Kumkol North exploration and production license was issued to Turgai Petroleum in December 1995, for a 25-year period. Under the license, Turgai Petroleum is required to spend at least $1.4 million on a 3D seismic with processing and interpretation covering a 100 square kilometre area. The 3D seismic was completed. The hydrocarbon contract for Kumkol North was entered into on April 26, 1996, for a term expiring December 20, 2020, subject to an extension upon application by Turgai Petroleum. The hydrocarbon contract may be terminated if Turgai Petroleum is in material default of the covenants under that contract. The development plan for Kumkol North was revised in June 1999. Under the revised development plan for Kumkol North, Turgai Petroleum committed to invest a specific amount in development of the Kumkol North field. Under the PKKR Share-Sale Purchase Agreement, PKKR has the contractual right to have the license for Kumkol North reissued to it if the existing Kumkol North license is cancelled. The Corporation cannot provide any assurances that the license would be reissued or reissued in a timely manner to PKKR or that such reissued license would be on more favourable terms than the existing Kumkol North license.

         KUMKOL SOUTH FIELD. The exploration and production license for Kumkol South was issued to PKKR in November 1996, but the period of validity is from February 1996, for a 25-year period. The hydrocarbon contract for Kumkol South was entered into in December 1996, and expires on February 1, 2021, but may be extended upon the Corporation's application. The hydrocarbon contract may be relinquished at the Corporation's option or may be terminated by the Kazakhstan government if the Corporation is in material default of its covenants under the hydrocarbon contract. Under the terms of the license, PKKR is obligated to provide a program for utilization of gas. In September 2000, PKKR entered into an agreement with the Kyzylorda Oblast, Kazgermunai, a number of Kazakhstan government ministries and a number of other parties whereunder the parties agreed to cooperate with respect to determining an appropriate gas utilization program. In early 2001, the Corporation concluded discussions with Kazakhstan government authorities to arrive at an agreement for the utilization of associated gas pursuant to this agreement. As a result of these discussions, the Corporation received full government approval to install a 55 megawatt electrical power plant (the "Kumkol Power Plant") in the Kumkol field to use associated gas from the Kumkol South, South Kumkol and Kumkol North fields. The plant was completed in 2003 and reached its full capacity in early 2004. In addition, as a joint venture partner in the Akshabulak field, the Corporation is participating in a project to provide natural gas to the Kyzylorda region.

         SOUTH KUMKOL FIELD. The exploration and production license for the South Kumkol field issued to PKKR in December 1996. The license is for a 25 year period starting on February 1996, of which the first two years were considered the final exploration phase, the following year was considered the field construction phase and the remaining 22 years are considered the production phase. During the final exploration phase, PKKR was required to, and has satisfied its obligations to, spend at least $3.3 million and drill at least three wells with a combined depth of 5,700 metres. Under this license, PKKR is obligated to provide a program for utilization of gas. The agreement referred to above with respect to the Kumkol South field is applicable to this field. It is intended that associated gas from this field will be utilized by the Kumkol Power Plant. The hydrocarbon contract for the South Kumkol field was entered into on June 9, 1997, and expires on December 10, 2021 but may be extended upon the Corporation's application. The hydrocarbon contract may be relinquished at the Corporation's option or may be terminated if it is in material default of its covenants under the hydrocarbon contract.

         AKSHABULAK FIELD. The exploration and production license for the Akshabulak field was issued to Kazgermunai for a 30-year period beginning on March 1, 1994. Although subject to adjustment, the license requires Kazgermunai to invest $200.5 million from 1996 to 2001. Kazgermunai has advised that, to date, a total of $170.5 million has been invested. As of December 31, 2004 there are 23 active production wells with development to continue over the next 3 years with the drilling of a further 30 wells. Production facilities can currently handle 34,000 bopd, with expansion underway to enable processing of 65,000 bopd by end 2005. The foundation agreement for Kazgermunai effectively serves as the hydrocarbon contract for the Akshabulak field.

         NURALI FIELD. The exploration and production license for the Nurali field was issued to Kazgermunai in November 1996, for a 30-year period beginning on March 1, 1994. The license, as amended in April 1999, required Kazgermunai to incur expenditures of at least $1.0 million in 2000 and $200,000 in 2001. Kazgermunai has satisfied the capital commitments under this license. Kazgermunai must have an approved development plan for the Nurali field before February 2005; failure to do so may result in the cancellation of the Nurali license. The foundation agreement for Kazgermunai effectively serves as the hydrocarbon contract for the Nurali field.

         AKSAI FIELD. The exploration and production license for the Aksai field was issued to Kazgermunai in November 1996, for a 30-year period beginning March 1, 1994. The license, as amended on April 5, 1999, required Kazgermunai to incur expenditures of at least $1.5 million in 2000 and $600,000 in 2001. Kazgermunai has satisfied the capital commitments under this license. Kazgermunai must have an approved development plan for the Aksai field before February 2005; failure to do so may result in the cancellation of the Aksai license. As of January 1, 2005, the Aksai Field has estimated net proved reserves before royalty of 1.0 mmbbls of crude oil. The foundation agreement for Kazgermunai effectively serves as the hydrocarbon contract for the Aksai field.

         MAIBULAK FIELD. The exploration and production license held by Turan Petroleum for the Maibulak field was cancelled in July 1997, due to non-compliance with certain of the terms of such license. In December 1997, the Kazakhstan government reissued the license to PKKR in accordance with PKKR's right to receive the license under the PKKR Share Sale-Purchase Agreement. The license runs for 20 years from April 12, 1997. In December 1998, the Kazakhstan government and PKKR executed a hydrocarbon contract for the purposes of the Maibulak license. The Corporation had committed to drill three wells and invest $2.0 million by the end of 2000 in the Maibulak field. The Corporation applied for and received an extension for these commitments. Subsequently, the Corporation drilled two wells capable of production and acquired 3D seismic over the entire field. The Corporation's total capital expenditures for these projects exceeded its capital commitments referred to above.

         KYZYLKIYA FIELD. The exploration and production license held by Turan Petroleum for the Kyzylkiya field was cancelled in July 1997, due to non-compliance with certain of the terms of such license. In September 1998, the Kazakhstan government reissued the license to PKKR in accordance with PKKR's right to receive the license under the PKKR Share Sale-Purchase Agreement. The license runs for 23 years from September 8, 1998. On June 24, 1999, the Corporation executed a hydrocarbon contract for the Kyzylkiya field with the Kazakhstan government. Pursuant to this license, the Corporation is required to invest $1.0 million during the initial three-year assessment stage and an additional $3.0 million in the pilot operation stage. In November of 2000, production facilities, road construction and other infrastructure projects were completed in this field, creating all-weather access to the Kumkol field. In addition, in early 2001, the Corporation acquired 135 square kilometres of 3D seismic in the northern part of the field. Early oil production facilities have been installed and the Corporation's total capital expenditures for these projects exceeded its capital commitments referred to above.

         ARYSKUM FIELD. The exploration and production license for the Aryskum field held by Turan Petroleum was cancelled in July 1997, due to non-compliance with certain of the terms of such license. The license was issued to PKKR in September 1998 in accordance with PKKR's right to receive the license under the PKKR Share Sale-Purchase Agreement. The license runs for 20 years from September 8, 1998. In June 1999, the Corporation executed a hydrocarbon contract for the Aryskum field with the Kazakhstan government. Under this license, the Corporation is required to invest $4.0 million over the term of the license for the recompletion and testing of existing wells, as well as the reperformance of seismic work and the drilling of new wells. The "technological scheme" for development of the Aryskum field has been completed and approved by appropriate Kazakhstan regulatory authorities. In 2001, 3D seismic data was acquired by the Corporation over the entire field. In addition, the construction of a road from the Aryskum field to the Kyzylkiya field has been completed.

         UNDEVELOPED ACREAGE. The Corporation owns a 100.0% interest in two exploration licenses (Licenses 260 D1 and 952) covering 464,607 acres and a 75.0% interest in license 951-D covering 794,222 (net) acres. For a description of this license and the activities of the Corporation related to the undeveloped acreage therein. See "Business of the Corporation-Oil and Gas Exploration and Development Operations-Principal Oil and Gas Properties".

         ROYALTY PAYMENTS

         Royalties are payable quarterly or monthly, depending upon the particular hydrocarbon contract, to the Kazakhstan government in cash or in kind at the option of the Kazakhstan government. The following table sets forth the royalties for each of the Corporation's fields:

              NAME OF FIELD                                                              ROYALTY
------------------------------------------------       ---------------------------------------------------------------------------
Kumkol South,(1) Akshabulak, Nurali                -     3.0% on first 500,000 tonnes of cumulative annual production
and Aksai fields                                   -     6.0% on next 500,000 tonnes of cumulative annual production
                                                   -     10.0% on next 500,000 tonnes of cumulative annual production
                                                   -     15.0% on cumulative annual production in excess of 1.5 million tonnes
------------------------------------------------       ---------------------------------------------------------------------------
Kumkol North(3)                                    -     9.0% of production
------------------------------------------------       ---------------------------------------------------------------------------
South Kumkol field(2)                              -     10.0% of production, plus an excise tax of (euro)7.0 per tonne for domestic crude oil sales
------------------------------------------------       ---------------------------------------------------------------------------
Maibulak field                                     -     3.0% on first  350,000  tonnes of  cumulative  annual  production  plus an excise tax of (euro)2.0 per tonne for domestic crude oil sales
                                                   -     4.0% on next 150,000 tonnes of cumulative  annual production plus an excise tax of (euro)2.0 per tonne for domestic crude oil sales
                                                   -     6.0% on cumulative  annual  production in excess of 500,000 tonnes plus an excise tax of (euro)2.0 per tonne for domestic crude oil sales
------------------------------------------------       ---------------------------------------------------------------------------
Kyzylkiya field                                    -     1.5% on first 1,600,000 tonnes of aggregate cumulative production from the date of the hydrocarbon contract
                                                   -     2.0% on next 1,600,000 tonnes of aggregate cumulative production
                                                   -     2.5% on aggregate cumulative production above 3,200,000 tonnes
------------------------------------------------       ---------------------------------------------------------------------------
Aryskum field                                      -     1.5% on first 3,400,000 tonnes of aggregate cumulative production from the date of the hydrocarbon contract
                                                   -     2.0% on next 3,400,000 tonnes of aggregate cumulative production
                                                   -     2.5% on aggregate cumulative production above 6,800,000 tonnes
------------------------------------------------       ---------------------------------------------------------------------------

Notes:

       (1) The Corporation paid a production bonus of $5,000,000 in 2001 and $5,000,000 in 2003 to the Kazakhstan government because it reached cumulative production of 10,000,000 and 15,000,000 tonnes of crude oil, respectively, from the Kumkol South field.

       (2) The Corporation paid a production bonus of $500,000 in 2002 and $1,000,000 in 2003 to the Kazakhstan government because it reached cumulative production of 2,000,000 and 4,000,000 tonnes of crude oil, respectively, from the South Kumkol field.

       (3) Turgai Petroleum paid a production bonus of $1,000,000 in 2001 and $1,500,000 in 2003 to the Kazakhstan government because it reached cumulative production of 5,000,000 and 10,000,000 tonnes of crude oil, respectively, from the Kumkol North field. Further bonuses totalling $2,000,000 will be required to be paid once cumulative production from the Kumkol North field reaches 15,000,000 tonnes of crude oil, which is anticipated to occur during 2005.

       (4) The Corporation's production bonus expense was $0.7 million in 2004, $1.4 million in 2003 and $4.0 million in 2002. In 2004 production bonus expenses relate only to North Kumkol field. In 2003 and 2002 the Corporation's production bonuses were related to the Kumkol South, South Kumkol and North Kumkol fields. The bonus decreased by $2.6 million in 2003, because the Corporation paid the final amount for Kumkol South field in February of 2003 and on South Kumkol filed in October of 2003. The Corporation has to pay a further $1.0 million (50% share) for North Kumkol when the cumulative production reaches 15,000,000 tonnes (116.2 million barrels), which we expect to occur in 2005.

         EXCESS PROFITS TAX

         The hydrocarbon contracts that the Corporation entered into under its production licenses contain provisions for excess profits tax. The tax rate is determined by the internal rate of return derived from the cash flows from operations in the contract area. The cash flow calculation takes into account the capital costs incurred in developing the field (in the case of PKKR a portion of the purchase price the Corporation paid for the shares of PKKR is allowed as a deduction) as well as ongoing revenues, capital costs, royalties and operating costs and an allocation of overhead costs. Corporate income tax as one deducted in arriving at cash flow and any "excess profits tax" paid in respect of the previous year is deducted in the current year.

         The tax base is the taxable income for corporate tax minus the corporate tax liabilities in the current year and excess profits tax liabilities from the previous year.

         The excess profits tax for Kumkol South is payable in a given year at a rate which varies with the internal rate of return achieved in that year in accordance with the following table:

               INTERNAL RATE OF RETURN             EXCESS PROFITS TAX RATE
             ---------------------------          -------------------------

                   less than 20.0%                            -
               between 20.0% and 25.0%                       5.0%
               between 25.0% and 30.0%                      10.0%
               between 30.0% and 35.0%                      20.0%
                  in excess of 35.0%                        30.0%

         The hydrocarbon contract with respect to Kumkol North provides the following excess profits tax rates:

               INTERNAL RATE OF RETURN             EXCESS PROFITS TAX RATE
             ---------------------------          -------------------------
                   less than 20.0%                            -
               between 20.0% and 25.0%                      20.0%
               between 25.0% and 30.0%                      30.0%
                  in excess of 30.0%                        50.0%


         The hydrocarbon contracts with respect to the South Kumkol field and the KAM Fields provide for the following excess profits tax rates:

               INTERNAL RATE OF RETURN             EXCESS PROFITS TAX RATE
             ---------------------------          -------------------------
                   less than 20.0%                            -
               between 20.0% and 22.0%                       4.0%
               between 22.0% and 24.0%                       8.0%
               between 24.0% and 26.0%                      12.0%
               between 26.0% and 28.0%                      18.0%
               between 28.0% and 30.0%                      24.0%
                  in excess of 30.0%                        30.0%


         The foundation agreement for Kazgermunai effectively provides for a tax on the profits of Kazgermunai with respect to its operations in the Akshabulak, Nurali and Aksai fields. The foundation agreement provides for taxes of: (i) 25.0% on annual profits of Kazgermunai up to $20.0 million, (ii) 30.0% on annual profits of Kazgermunai between $20.0 million and $30.0 million, (iii) 35.0% on annual profits of Kazgermunai between $30.0 million, and $40.0 million, and (iv) 40.0% on annual profits of Kazgermunai exceeding $40.0 million.

         In 2004 the Corporation provided for $70.0 million of excess profit tax in Turgai Petroleum (the Corporation's 50% share). The impact on net income was $35.0 million, as the provision is deductible in the following year.


DOWNSTREAM OPERATIONS: REFINING, MARKETING AND TRANSPORTATION

         The quality of the Corporation's oil properties in Kazakhstan have allowed the Corporation to increase its production from an average of approximately 44,000 bopd in its year ended June 30, 1997 to 151,102 bopd in its year ended December 31, 2004. However, dependence on a single customer prior to 2001, the Shymkent refinery, for the sale of its oil production was a major strategic weakness, restricting production, preventing the Corporation from achieving an optimum price for its crude oil and compromising the achievement of its growth potential. As a result, the management of the Corporation determined that it was imperative that the Corporation acquire the Shymkent refinery, which was completed in March 2000.

         The Shymkent refinery, which is the newest refinery in Kazakhstan, is strategically located to serve the most densely populated areas of Kazakhstan. Other assets acquired through the PKOP Acquisition include marketing and transportation operations comprised of a network of distribution centres and several retail gasoline outlets. Shymkentnefteorgsyntez was renamed Hurricane Oil Products and, more recently in 2003, PetroKazakhstan Oil Products, in order to better reflect the integrated nature of PetroKazakhstan's operations in Kazakhstan.

         The Downstream organization is accountable for maximizing the value of the Corporation's crude oil production through increasing the number of options for exporting oil and refined products, reducing the cost of transporting oil and refined products to export markets, executing market-driven strategies for petroleum products marketing and trading and by optimizing the performance of the Shymkent refinery.

         HISTORY OF PKOP

         The Shymkent refinery was registered by the Kazakhstan government in November 1985, and its processing plants were commissioned between 1985 and 1987. In 1993, the Shymkent refinery was reorganized into the joint stock company, OJSC Shymkentnefteorgsyntez. In July 1996, the Kazakhstan government privatized PKOP by selling all of its common shares of PKOP to Kazvit Holdings Limited ("KAZVIT"), a company affiliated with KKB. In January 1998, CAIH purchased the PKOP common shares from Kazvit and all of Kazvit's obligations under the PKOP privatization agreement, including the capital investment commitments thereunder. Concurrent with the completion of the PKOP Acquisition, the PKOP privatization agreement and the obligations thereunder, including the capital investment commitments, were assigned to the Corporation. In 2002 OJSC Shymkentnefteorgsyntez was renamed OJSC Hurricane Oil Products and, more recently in 2003, TOO PetroKazakhstan Oil Products.

         THE PKOP PRIVATIZATION AGREEMENT

         As part of the PKOP Acquisition, the Corporation assumed all of the rights and obligations under the PKOP privatization agreement, pursuant to which the Government of Kazakhstan privatized PKOP. Under that agreement, the Corporation was required to invest, or cause PKOP to invest, a minimum of the Kazakhstani Tenge equivalent of $150.0 million on or before December 31, 2001 in capital expenditures or investments. As of December 31, 2004, the Corporation believes it has met this commitment. The Government of Kazakhstan agrees with the Corporation's assertion regarding $116.0 million of this commitment and is claiming the remaining obligation has not been met. If it is established that the Corporation has not met the remaining obligation, the Corporation may be required, under the terms of the agreement, to pay a penalty of 15.0% of the unfulfilled obligation or $5.1 million. No provision has been made in the financial statements for this matter.

         In addition, the Corporation is prohibited from selling or otherwise disposing of its PKOP common shares without the consent of the Kazakhstan government, if the disposition would reduce its percentage ownership in PKOP to less than 25.0% of the voting shares of PKOP.

         CRUDE OIL MARKETING AND TRANSPORTATION

         Producers of oil in Kazakhstan are entitled to negotiate sales contracts directly with oil purchasers, thereby allowing the market to determine the price of oil. Prices depend in part on oil quality, prices of competing oils, distance to market and the value of refined products.

         In the absence of any contrary agreement in a particular hydrocarbon contract, under Kazakhstan law, the Kazakhstan government has a right to purchase production from a producer at world market prices. The terms of the Corporation's hydrocarbon contracts for the Kumkol South and South Kumkol fields and each of the KAM Fields provide that the Kazakhstan government has the right to nominate production amounts which it wishes to buy in each year, provided that the Corporation and the Kazakhstan government agree prior to October 1st of the previous year as to the volume and pricing mechanism for amounts sought to be effectively nominated. To date, the government has not nominated or redirected any of the Corporation's production. The hydrocarbon contract for Kumkol North provides that the Kazakhstan government may prohibit the delivery of oil to certain places of destination if such delivery would interfere with the political interests of Kazakhstan. However, the government is required to agree with the operator,

Turgai Petroleum, on the damages and lost commercial opportunity costs resulting thereby. To date the government has not made any such prohibition.

         Oil produced from the Kumkol and South Kumkol fields is transported east via a 28 inch lateral pipeline extending 200 kilometres from the Kumkol field to Karakoin, Kazakhstan, where this pipeline connects with the Central Pipeline. The Central Pipeline provides access for the Corporation's crude oil to the Shymkent refinery or to the Atasu rail loading terminal for onward shipment to China. There is also a 20 inch pipeline, which runs parallel to the 28 inch pipeline from the Kumkol and South Kumkol fields to Karakoin. The combined rated capacity for these two lateral pipelines is 350,000 bopd. In addition, the Corporation has constructed a pipeline from the KAM Fields to a rail loading station at Dzhusaly south west of the Turgai Basin in 2003. This pipeline eliminates the need to ship all crude oil for export east and south via Shymkent. In addition to providing additional transportation capacity the KAM pipeline has reduced the cost of transporting crude oil for export to the western ports by approximately $2.00 per barrel depending upon the final destination of the crude oil. The KAM and the Central pipelines are used for transporting crude oil for export and refining. The Corporation and its joint venture partners, Turgai Petroleum and Kazgermunai, currently are the only significant shippers that are utilizing the Central Pipeline in eastern Kazakhstan. The Corporation believes that there is substantial unutilized excess capacity in the Central Pipeline. The Central Pipeline has a rated capacity of 160,000 bopd and was originally designed to carry crude oil from Russia south to Kazakhstan, Uzbekistan and Turkmenistan.

         Currently all oil and gas pipelines in Kazakhstan are owned by the Kazakhstan government through KazTransOil, a subsidiary of Kazmunaigas, the state owned national oil company. The Corporation currently has access to the lateral pipelines and the Central Pipeline under a short term contract with KazTransOil, which is renewable by mutual agreement annually. The contract does not designate specific volumes available to the Corporation and provides for tariff rates established by the Kazakhstan government and controlled by the ARNM. The contract can be cancelled by either KazTransOil or the Corporation on 45 days notice. In the PKKR Share Sale-Purchase Agreement, the Kazakhstan government agreed to assist the Corporation in obtaining commitments for the transportation of oil through the Central Pipeline. In addition, under the Corporation's hydrocarbon contracts, it has a right of access to transportation, refining and storage facilities owned by the Kazakhstan government at rates and with rights of access no less favourable than those available to other producers.

         The cost of rail and pipe transportation in Kazakhstan has increased as a result of increases in tariffs in Kazakhstan linked to the U.S. Dollar/Swiss Franc exchange rate and as a result of increases in demurrage claims partly generated by the new Turkish policy on tanker movements through the Bosporus straits.

         The Corporation has the ability through swap arrangements with other oil and gas companies, to export crude oil from the Samara pipeline junction along the Russian-Druzhba Export Pipeline System to Western Europe when the Urals market is attractive. In addition, the Corporation has the ability to transport its crude oil and refined products to the Black Sea by rail and/or through CPC pipeline for export to Western Europe, by rail to China and neighbouring FSU states or directly by rail and swap to the Persian Gulf via Iran. The Shymkent refinery has rail access to Druzhba, Kazakhstan at the Kazakhstan-China border, where the Kazakhstani rail line connects with an existing Chinese rail line. In November 1997, the Corporation formed PetroKazakhstan-Dostyk, a limited liability partnership with Eastern Gate Corporation of Kazakhstan, to construct an oil transshipment terminal at Druzhba, which would facilitate exports to western China. PetroKazakhstan has acquired the interests of Eastern Gate Corporation in the Druzhba terminal and is therefore the sole owner of the facility. The transhipment terminal is designed to have a throughput capacity of approximately 20,800 bopd. Construction of the terminal was suspended in late 1998. The cost of completion of the terminal will be funded 100.0% by the Corporation. The Corporation will control and operate the facility once it is completed. The terminal will be completed during 2005 and will be capable of handling crude oil, fuel oil and VGO.

         The Corporation created a specialized transportation and trading team in early 2001, in order to enable PetroKazakhstan to respond better to the challenges of logistics and the commercialization of Kumkol crude oil. Senior industry professionals were recruited for this team and it has been further strengthened through ongoing training and through the creation of a trading floor, allowing representatives of all of the divisions involved in export of crude and refined product trading to work closely together. The team is focused on:

         (a)   maximizing the value of the Corporation's crude oil;

         (b) creating new, less expensive and more reliable transportation routes and creating competition amongst the logistical providers;

         (c) improving financial performance by eliminating the use of trading companies and other intermediaries; and

         (d)   developing a consistent market position for Kumkol crude oil.

         Transportation of crude oil to the export market remains the Corporation's largest single operating cost. One of PetroKazakhstan's most important priorities continues to be the improvement of its transportation logistics in order to maximize the Corporation's netback from crude oil exports and to provide security of access to the export market. Negotiations are continuing with various states neighbouring Kazakhstan to improve further the transportation economics and the capacity of the routes. These include China, Iran, Uzbekistan and Turkmenistan. Additionally, the Corporation has begun to acquire railcars for its own dedicated use through purchase and lease arrangements. As at the end of 2004 the Corporation had approximately 5000 rail cars under its control. Part of the strategy is to open new routes to new customers in order to create diversification and competition. By the end of 2003 new routes and customers had been contracted in Iran, China and Uzbekistan. The China business grew to the maximum volumes available through existing logistic infrastructure by mid 2004. Further more from mid 2003 the volumes of oil shipped to China via the Atasu loading station had increased and achieved the operational maximum by mid 2004. The Atasu loading station is connected to the Central Asia Pipeline and eliminates the pipeline tariff from Karakoin to Shymkent and a significant part of the rail tariff from Shyment to Alashankou on the Chinese border. The governments of Kazakhstan and China are in the process of constructing a new pipeline from Atasu directly to Dhuzanzi inside the Chinese territory. The Corporation is actively negotiating for open access to this new pipeline at reasonable and predictable tariffs. Deliveries to the Tehran refinery in Iran under a swap arrangement with NICO began in December 2003 and grew steadily until June 2004, at which point MEMR began to restrict quotas and finally blocked all quotas for PKKR in August 2004. The Corporation did receive a quota for January 2005, but not for February or March. Our joint venture Turgai Petroleum was however provided with export quotas for this direction but at a reduced level such that PetroKazakhstan Marketing Ltd. could not fulfill its obligations to NICO. PetroKazakhstan has vigorously contested the actions of MEMR as unjustified and contrary to the laws of the Republic of Kazakhstan, the hydrocarbon licences of PetroKazakhstan and the privatisation agreement. This matter is currently under review by the courts in Kazakhstan. Sales to the Fergana refinery in Uzbekistan commenced mid 2003 but since then have been relatively small and erratic as Uzbekneftegaz the state owned oil company of Uzbekistan has been unable to pay world market prices for its crude oil supplies.

         The strategy of selling direct to end users continues to develop. By the end of 2004, 100.0% of sales were sold under Non-FCA arrangements whereby the Corporation has the responsibility to transport the crude oil either part way or all the way to the final end user. Initially, the differentials for Non-FCA arrangements reflected the nature of the routes and were less attractive than FCA transactions. The most competitive route, Aktau accounted for the majority of the FCA sales and benefited from reduced rail tariffs. This situation has changed and, as at the end of 2003, Non-FCA deals represented the most economically attractive routes. The existence of these Non-FCA transactions has created the expected competition and applied leverage to the last remaining FCA deals with traders who have had to improve their offers. In 2004 with the exception of one small deal in January, FCA deals had been completely eliminated.

         CPC PIPELINE

         In June 2003, the Corporation signed a memorandum of understanding with LUKoil whereby LUKoil, a shareholder in CPC, would designate Turgai Petroleum as an affiliated shipper in CPC. All the necessary contracts between Turgai Petroleum, LUKoil and CPC were subsequently concluded and shipments to Novorossisk of Kumkol crude oil produced by Turgai commenced via CPC pipeline in October 2003. Shipments were 31,000 bopd in 2004 of which the Corporation's share is 50.0%. The Corporation is also examining other options to gain direct access to CPC pipeline.

         EXPORTS TO CHINA

         In June 2003, the Corporation initiated shipments to China from the terminal at Atasu, owned and operated by KazTransOil. The use of the Atasu terminal reduces rail distance to the Chinese border by approximately 435 kilometres as compared to the southern route via the Corporation's terminal at Tekesu and, accordingly, decreases the Corporation's transportation costs. Deliveries to China subsequently increased in the second half of 2003 and represented 22.0% of exported crude oil volumes in 2004.

         NEW SALES CHANNELS

         During the second quarter of 2003, the Corporation initiated direct crude oil sales to the Fergana refinery in Uzbekistan. The Fergana refinery is one of the end-consumers closest to the Corporation's operations. Sales to the Fergana refinery have, however, been relatively small and erratic as Uzbekneftegaz the state owned oil company of Uzbekistan has been unable to pay world market prices for its crude oil supplies.

         SWAP AGREEMENT WITH IRAN

         In the first quarter of 2003, the Corporation concluded a swap agreement with Iran for up to one million tonnes of oil per year. Under the agreement, the Corporation is to supply Kumkol crude oil to the Tehran refinery and in exchange receive Iranian Light on the Persian Gulf. The Kumkol crude oil is transported by rail from Shymkent through Uzbekistan and Turkmenistan and on to Tehran via the Sarakhs border crossing station. The swap contract includes compensation to recognise the higher quality of Kumkol crude oil compared to Iranian Light. The swap agreement is between the Corporation and NICO, operating on behalf of the Iranian government, and is intended to maximize the sales price for the Corporation's crude oil while minimizing the distance and cost of transportation. In December 2003 the necessary modifications to the Rey terminal, which supplies oil to the Tehran refinery were completed by NICO and the first shipments of crude oil were delivered to the Tehran refinery. Deliveries to the Tehran grew steadily until June 2004 at which point MEMR began to restrict quotas and finally blocked all quotas for PKKR in August 2004. Our joint venture Turgai Petroleum was however provided export quotas for this direction but at a reduced level such that PetroKazakhstan Marketing Ltd. could not fulfill it s obligations to NICO. PetroKazakhstan has vigorously contested the actions of MEMR as unjustified and contrary to the laws of the Republic of Kazakhstan, the hydrocarbon licences of PetroKazakhstan and the privatization agreement. This matter is currently under review by the courts in Kazakhstan.

         REFINING

         The Shymkent refinery was commissioned between 1985 and 1987, with the completion of an atmospheric distillation unit for the initial separation of crude oil, catalytic hydro treaters for the removal of impurities from naphtha, jet and diesel fuel, and a catalytic reformer unit for the enhancement of octane levels in gasoline. This combination unit is known as the "LK-6U unit" and is the equivalent of a "topping/reforming" refinery, which is a common refining configuration that permits all basic motor and industrial fuels to be produced. The LK-6U unit's initial capacity was 6.0 million tonnes per year. In 1991, the LK-6U unit's capacity was expanded to 6.6 million tonnes per year. In 1994, a VDU was completed, but did not begin operations until recently, and in 1997 a delayed coker unit was almost completed before work on it was diverted to its conversion to a visbreaker. In 1997, the refinery completed a condensate distillation unit, which has an annual capacity of 500,000 tonnes. In 1998, the diesel hydro treater was converted to a diesel dewaxer and in 2001 the jet fuel hydro treater was converted to a jet fuel dewaxer.

         The VDU was re-vamped and put into operation in late 2003 permitting the production of VGO. VGO is a high value product sought after by refineries with catalytic cracking facilities for further conversion to gasoline and diesel. The production of VGO further reduces the production of mazut. Although mazut produced at Shymkent is of an extremely high quality and is in demand in Europe, it remains the lowest value product manufactured. Consequently, the Corporation is continuing its efforts to reduce mazut production and increase the production of higher value products such as VGO. The VGO produced at Shymkent is of an extremely high quality and, consequently, is in demand by European refiners. Exports of VGO in 2004 were shipped via the Baltic Sea. The Corporation has plans in 2005 to add the Black Sea and China to its export destinations for VGO.

         Crude oil production from the Corporation's producing fields continue to be the primary source of crude oil for the Shymkent refinery. However, the Shymkent refinery also has the potential to receive crude oil from oilfields located in west and north Kazakhstan and oilfields in Uzbekistan, all of which are connected to the refinery by railroad, and Russian oilfields, which are connected to the refinery by pipeline. In 2004 a contract was concluded for trial crude oil deliveries of Russian crude oil as a partial feedstock for the refinery, thereby displacing more Kumkol to the export market. The table below sets forth the Shymkent refinery's configuration and each unit's crude oil distillation capacity in tonnes per year based on Kumkol crude oil.

     SHYMKENT REFINERY CONFIGURATION                        CAPACITY
---------------------------------------------     ----------------------------
(bopd) (Tonne/Year)
DISTILLATION REFORMING COMPLEX:
     Atmospheric crude distillation..........      136,000          6,600,000
     Gas fractionation unit..................         -               440,000
     Catalytic reformer......................       23,000          1,000,000
     Naphtha Hydro Treater                          23,000          1,000,000

CATALYTIC DEWAXERS:
     for Diesel Fuel.........................       40,000          2,000,000
     for Jet Fuel............................       13,000            600,000
     Sulphur plant...........................         -                 5,000
     Condensate distillation.................       11,000            500,000

UPGRADING COMPLEX:
     Vacuum distillation unit................       30,000          1,600,000
     Visbreaker (former coker)...............       20,000          1,200,000

         THIRD PARTY PROCESSING

         In addition to revenue generated from the refining and sale of product derived from acquired feedstock, the refinery also refines crude oil on behalf of third parties for which it derives a fee. Processing for third parties has been low recently, primarily because producers elected to take their crude oil to the international export market where they could achieve better netbacks as a result of high international crude oil prices.

         The Corporation owns two product storage depots in Taraz and one in Almaty. The Corporation also leases other product storage facilities and operates a number of sales, storage and distribution outlets throughout Kazakhstan. Most product deliveries and crude oil deliveries are made by rail in railcars provided by the state-owned railway or third parties.

         The profit improvement program started in 2001 continues to provide a number of improvements generating better economic efficiency. These improvements include yield improvements through the reduction of mazut production, energy consumption improvements and the near elimination of flaring. The implementation of a linear programming model has further improved the ability of the refinery to optimize its operations and meet the needs of the marketplace. The refinery measures its own internal performance improvement through a the Refinery Yield Value Index mechanism. This index measures the value of the product yields over time against fixed crude and product prices to eliminate the variations of the market. This index has indicated a steady and continuous improvement of the refinery's economic performance and shows an improvement of approximately $2/bbl since 2001.

         HEALTH, SAFETY AND ENVIRONMENT

         Preservation of the environment and the health and safety of refinery employees continue to be the top priorities for refinery management. The corporation has implemented a number of projects to decrease the impact of the refinery on the environment:

         o Underground water monitoring wells are in service both inside the refinery and around the perimeter. The wells are monitored for hydrocarbons to ensure no contamination occurs.

         o Recycling of the refinery treated waste water to the fire water system has reduced off-site flow by 43% since 2002.

         o Reinforcement of the banks of the Badam River has provided protection from flooding for the refinery sanitary waste effluent line and for the refinery waste water effluent line.

In addition, since 2002, the refinery emissions have been at least 10% under license limits.

         Safety issues and labour protection are of paramount importance at PKOP. The Corporation constantly strives for improvement in this area. Safety is enhanced by the management operating system at the refinery. It provides:

         o Labour protection and safety by participation of all supervisory, technical and engineering employees of the company.

         o Planning and timely performance control on all automated, mechanised and manual functions.

         o   Measures to reduce industrial injuries, accident and fatalities.

         o   Strict observance of safety rules in all operations.

         o Widespread use of examples, both moral and economic, illustrating why the creation of a safe working environment is important.

         CONTINUOUS IMPROVEMENT

         The refinery continues to identify and implement low-cost profit improvement items. Further management skills development training is ongoing and aimed at increasing staff understanding of the global environment and industry-best practices. The replacement of equipment and reviews of procedures and practices are on-going efforts designed to ensure good equipment reliability and efficient operations.

         DIVESTITURE OF CERTAIN DIVISIONS

         PKOP like other entities in the FSU, had support divisions that were not directly related to its core operations. PKOP has structured its operations through divesting certain divisions and assisting them in becoming independent operating entities.

         CRUDE OIL REVENUE OPTIMISATION

         Depending on the market environment and international crude oil prices, the best crude oil netback for the Corporation can be obtained either by exporting crude oil or by processing the crude oil at the Shymkent refinery for sale in the domestic market. As the Corporation is a vertically integrated oil company in Kazakhstan, this enables it to find the best commercial solution at all times.

         The planning and scheduling of the refinery is now integrated as a key component of the Corporation's corporate value chain, to maximize the value of the Corporation's crude oil production and Downstream activities.

         PRODUCTS MARKETING AND TRANSPORTATION

         The Corporation sells refined products on the domestic and export markets. The range of refined products sold are high quality diesel, LPG, VGO, jet fuel and four grades of gasoline. Exports of VGO and fuel oil are primarily to the international market via the Black Sea and the Baltic Sea. Exports of the remaining products are primarily to neighbouring republics and China. One of the gasoline grades is a relatively low octane fuel, Ai85, which is marketed as a quality alternative to the cheap fuel of blenders and other competitors. The grade is distinctively coloured, bright blue, so that Kazakhstan consumers will be aware that they are buying a product of the Corporation.

         The marketing and trading of oil products is performed through PKOP by direct sales from the refinery or through a network of distribution centres. Oil products are transported by railway, the tariff dependent upon the distance traveled.

         PKOP is a significant supplier to the oil products market in Kazakhstan and continues to be one of the most reliable sources of product for the domestic market. PKOP sells between 70.0% to 80.0% of its products in the domestic market, with the remainder being sold in the export markets.

         The Corporation believes that it has satisfactory commercial relations with clients for all of its product, sufficient flexibility in its manufacturing operations, and sufficient choice of customers and destinations for product, to be able to market its products effectively.

         COMPETITION

         The Shymkent refinery is the only refinery in the southern Kazakhstan market, which is also the area of highest consumption. The nearest competing refineries in Kazakhstan are Pavlodar and Atyrau, which are both located more than 1,600 kilometres away from Shymkent. Two additional refineries are located in Uzbekistan, one in Fergana, which is 450 kilometres away from Shymkent, and the other in Bukhara, which is located 1,000 kilometres from Shymkent. Because of its location, the Shymkent refinery has a cost advantage when supplying product to the local market. In addition, the two Uzbekistan refineries currently do not compete with the Shymkent refinery because the Uzbekistan market is closed and the density of population in the Syr Darya and Amu Darya valleys cause the rail network to be significantly more congested than in Kazakhstan. This creates greater logistical difficulties moving bulk oil through Uzbekistan. In addition, it is believed that the crude oil feedstock provided by the Corporation's oil fields by pipeline creates an additional advantage in supplying refined products to the southern Kazakhstan market.

         Russia supplies significant quantities of refined products to the Kazakhstan market from time to time. Russian refineries have supplied, on a regular basis, products which are not available or are in short supply from Kazakhstan refineries. These products include lubricants, bitumen, Ai95 gasoline and Ai98 gasoline. A Russian refinery located in Omsk supplies product to towns in northern Kazakhstan by pipeline. Russian refineries emerge as competitors in the southern Kazakhstan market primarily when supply and demand, currency imbalances or differing interpretations of applicable legal and tax requirements create opportunities for them to export bulk products into the region.

         As discussed above, Uzbekistan is currently a closed economy and the Shymkent refinery has had little competition from Uzbekistan in the past six years. If the Uzbek market were to open up, the Corporation believes that the benefits of being able to sell products in, or source feedstock from, the Uzbek market would outweigh the risks from competition from the Uzbek refineries.

         REGULATORY MATTERS

         The Kazakhstan government has a range of powers to regulate and possibly intervene in the activities of major Kazakhstan industries, such as the Shymkent refinery. The Corporation cannot provide any assurances that in the future the Kazakhstan government will not require the Corporation to act in a manner which may be against its commercial interests or restrict the Corporation's ability to make profits, freely convert currency or pay dividends free of currency or other controls.

         The Kazakhstan government has from time to time organized a program of support for deliveries to the agricultural sector. The purpose of this program is to provide diesel and gasoline for the use of agricultural machinery during the planting season, and arranging for payments to be made at the harvest six months later. In this program the refinery can choose in which regions or municipalities to make deliveries, it can refuse to make deliveries, and it can supply product on freely negotiated terms, including pricing terms to compensate for risk, and including the right to ask for and collect on guarantees.

         Under Kazakhstan law, the ARNM may review the business of any industry having more than a 35.0% share of the Kazakhstan market. Since 1996, the ARNM has reviewed the prices of gasoline, diesel, jet fuel and LPG. As a result, PKOP is required to advise the ARNM three months in advance of any proposed price increase. In 1999, through a number of orders of the ARNM, and as a result of introducing amendments to the antimonopoly law in January 2002, PKOP was included on the Kazakh state register of companies having a dominant position in the market. As a result, PKOP is required to obtain the approval of the Kazakhstan government with respect to any refined product price increases.

         It remains the Corporation's view that the allegations levelled against the group companies are without justification. A highly competitive market exists for oil products within Kazakhstan and the current level of prices reflects current world crude oil prices. Also, the prices charged by the group companies are competitive with Russian imports and with those charged by distributors of the other two refineries in Kazakhstan.

         The Corporation is considering its recourse rights under the terms of the Shymkent refinery Privatisation Agreement, which clearly stipulates the right to sell any and all its products in Kazakhstan and abroad at free market prices.

         In late December 1999, the Government of Kazakhstan adopted a policy restricting the amounts of crude oil exported from Kazakhstan. Under this policy, the government has set monthly limits on the amount of crude oil that individual crude oil producers in Kazakhstan may export.

         As Kazakhstan is a member of the International Energy Agency, the Kazakhstan government maintains an oil stock for military and strategic purposes. The Corporation has no knowledge of any requirements for it to hold stock or contribute to strategic stock calculations in any form. No assurances can be given that the Kazakhstan government complies with the stocking requirement of the International Energy Agency or that the Corporation will not be required to assist or contribute to this stocking in the future.

         INSURANCE

         The Corporation maintains insurance coverage with respect to the Shymkent refinery against various losses consistent with industry standards.


NON-CORE OPERATIONS IN KAZAKHSTAN

         PKKR was, prior to its acquisition by the Corporation, a state-owned enterprise responsible for the development of oil reserves in the southern region of Kazakhstan. In response to the requirement to operate in a region of southern Kazakhstan, which is relatively sparsely populated and underdeveloped, PKKR developed the infrastructure necessary to operate independently of other organizations. In addition, as a state-owned entity, PKKR was required to carry on a number of functions not related directly to its oil production operations. As a result, PKKR has engaged in transportation, construction and road building, agricultural and trading activities. The Corporation has streamlined its operations and the management of most of these activities into a more controlled and accountable structure. The PKKR Share Sale-Purchase Agreement permitted the Corporation to sell these infrastructure assets.

                          MANAGEMENT OF PETROKAZAKHSTAN

         The name, municipality of residence and principal occupation of each of the directors and senior officers of PetroKazakhstan are as follows:

      NAME AND MUNICIPALITY
           OF RESIDENCE                             POSITIONS HELD                                  PRINCIPAL OCCUPATION
--------------------------------      ----------------------------------------------    --------------------------------------------
Bernard F. Isautier(4)                Chairman of the Board, President, Chief           Chairman of the Board, President, Chief
London, England                       Executive Officer and Director                    Executive Officer and Director of
                                                                                        PetroKazakhstan from October 1999 to
                                                                                        present. Prior thereto, he was President
                                                                                        and Chief Executive Officer of Chauvco
                                                                                        Resources International Ltd. (an oil and
                                                                                        gas company) to February 1999.

Mike Azancot                          Senior Vice-President, Exploration and            Senior Vice-President, Exploration and
London, England                       Production                                        Production of PetroKazakhstan from February
                                                                                        2000 to present. Prior thereto, he was a
                                                                                        General Manager for Production and
                                                                                        Operations, UK with Lasmo plc and prior
                                                                                        thereto, he was Chief Petroleum Engineer
                                                                                        for Occidental Petroleum Eastern.

Clayton J. Clift                      Senior Vice-President, Finance and Chief          Senior Vice President Finance and Chief
Almaty, Kazakhstan                    Financial Officer                                 Financial Officer of PetroKazakhstan from
                                                                                        November 1, 2004 to present. He joined
                                                                                        PetroKazakhstan in December 2000 as Vice
                                                                                        President Finance and Chief Financial
                                                                                        Officer for PetroKazakhstan Kumkol
                                                                                        Resources and PetroKazakhstan Oil Products,
                                                                                        based in Almaty, Kazakhstan. Prior thereto,
                                                                                        he was Deputy General Manager and Finance
                                                                                        and Administration Manager for Wintershall
                                                                                        AG's Libyan operations.

Anthony Peart                         Senior Vice-President, General Counsel and        Senior Vice-President, General Counsel and
London, England                       Corporate Secretary                               Corporate Secretary of PetroKazakhstan from
                                                                                        December 2000 to present. Prior thereto he
                                                                                        was Managing Director of Bula Resources
                                                                                        (Holdings) plc (an oil and gas company)
                                                                                        from January 1999 to August 2000. Prior
                                                                                        thereto he was Managing Director of MMS
                                                                                        Petroleum plc (an oil and gas company) to
                                                                                        December 1998.

      NAME AND MUNICIPALITY
           OF RESIDENCE                             POSITIONS HELD                                  PRINCIPAL OCCUPATION
--------------------------------      ----------------------------------------------    --------------------------------------------
Dermot Hassett                        Vice-President, Marketing and Transportation      Dermot Hassett was appointed Vice
London, England                                                                         President, Marketing and Transportation of
                                                                                        PetroKazakhstan effective September 2002.
                                                                                        For two years prior to his appointment Mr.
                                                                                        Hassett was Vice President Marketing and
                                                                                        Trading for PetroKazakhstan's operating
                                                                                        subsidiaries, PetroKazakhstan Kumkol
                                                                                        Resources and PetroKazakhstan Oil Products
                                                                                        based in Almaty, Kazakhstan. Prior to
                                                                                        joining PetroKazakhstan he was Business
                                                                                        Unit Director of Elf Oil UK Limited,
                                                                                        Managing Director of Elmgrade Ltd. from
                                                                                        August 1990 to August 2000.

Ihor P. Wasylkiw                      Vice-President, Investor Relations                Vice-President, Investor Relations of
Calgary, Alberta                                                                        PetroKazakhstan from March 2000 to present.
                                                                                        Prior thereto, he was Director, Investor
                                                                                        Relations of PetroKazakhstan from August
                                                                                        1998 to March 2000.

James B.C. Doak(1)(3)                 Director                                          President and Managing Partner, Megantic
Toronto, Ontario                                                                        Asset Management Inc., Director of
                                                                                        PetroKazakhstan from March 2000 to present.

Jacques Lefevre(1) (2)                Director                                          Vice-Chairman of Lafarge S.A. (a
Paris, France                                                                           construction materials company). Director
                                                                                        of PetroKazakhstan from May 2001 to
                                                                                        present.

Louis W. MacEachern(2)(3)             Director                                          President, Fortune Industries Ltd. (a
Calgary, Alberta                                                                        business management consulting
                                                                                        corporation). Director of PetroKazakhstan
                                                                                        from October 1989 to present.

Nurlan J. Kapparov(2)(3)              Director                                          Chairman of the Board of Directors of
Almaty, Kazakhstan                                                                      KazInvestBank (private bank in Kazakhstan).
                                                                                        Director of PetroKazakhstan from October
                                                                                        2003 to present.

Jan Bonde Nielsen(1)                  Director                                          Chairman and Equity Partner in Greenoak
London, England                                                                         Holdings (international investment
                                                                                        company). Director of PetroKazakhstan from
                                                                                        January 2004 to present.

Notes:

         (1)   Member of the Audit Committee.

         (2)   Member of the Compensation Committee.

         (3)   Member of the Corporate Governance Committee.

         (4) The current directors of PetroKazakhstan will hold office until the next annual meeting of holders of Common Shares or until their successor is duly elected or appointed, unless their office is earlier vacated in accordance with PetroKazakhstan's By-Laws.

         As at March 21, 2005, the directors and senior officers of PetroKazakhstan, as a group, beneficially owned, directly or indirectly, 3,536,397 Common Shares, constituting approximately 4.7% of the issued and outstanding Common Shares.

AUDIT COMMITTEE

         The Audit Committee of the Corporation consists of Mr. Doak, Mr. Lefevre and Mr. Nielsen, each of whom is an independent director that is financially literate. The text of the Audit Committee Mandate is provided in Schedule A to this Annual Information Form.


                                    PERSONNEL

         As of December 31, 2004, the Corporation had a total of 3,001 employees, of which 1,283 employees were employed in the Corporation's Upstream oil and gas operations and 1,097 of which were employed in the Corporation's Downstream operations.


                          DESCRIPTION OF SHARE CAPITAL

         The authorized share capital of the Corporation consists of an unlimited number of Common Shares and Class B redeemable preferred shares (the "PREFERRED SHARES"), all without nominal or par value. There are no Preferred Shares outstanding. As at March 21, 2005, there were 75,846,355 Common Shares outstanding.


COMMON SHARES

         The holders of Common Shares are entitled to receive notice of and attend and vote at all meetings of shareholders except meetings at which only holders of a specified class of shares, other than the Common Shares, are entitled to vote. Subject to the rights attaching to the Preferred Shares, the Common Shares are entitled to such dividends as the Board may determine, from time to time. Subject to the rights of the holders of the Preferred Shares and any other class of shares ranking senior to the Common Shares, the holders of Common Shares are entitled to receive and to participate rateably with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding up of PetroKazakhstan (whether voluntary or involuntary) or any other distribution of the assets of PetroKazakhstan among its shareholders for the purpose of winding up its affairs.


PREFERRED SHARES

         The Preferred Shares may be issued from time to time in one or more series and the Board is authorized to fix the number of shares and the designation, rights, privileges, restrictions and conditions attaching to the shares of each series of Preferred Shares.

         The Preferred Shares of each series rank, with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding up of PetroKazakhstan (whether voluntary or involuntary) or any other distribution of the assets of PetroKazakhstan among the shareholders for the purpose of winding up its affairs, on a parity with the Preferred Shares of every other series and are entitled to preference over the Common Shares and the shares of any other class ranking junior to the Preferred Shares.


SHAREHOLDERS' AGREEMENT

         On March 31, 2000, in conjunction with the closing of the PKOP Acquisition, PetroKazakhstan and CAIH entered into the CAIH Shareholders' Agreement. The CAIH Shareholders' Agreement governed certain aspects of the relationship between PetroKazakhstan and CAIH, which was, as a result of the completion of the PKOP Acquisition, PetroKazakhstan's largest shareholder at the time. The Corporation understands that, as of November 25, 2004, CAIH and its affiliates reduced their position to and beneficially held 3,546,730 Common Shares, representing 4.7% of the total Common Shares issued and outstanding at such time. Consequently, the CAIH Shareholders' Agreement terminated in accordance with the terms thereof.


DIVIDEND POLICY AND RESTRICTIONS

         On June 15, 2001, the Board declared a special dividend of C$4.00 per share to be paid by the distribution of 12.0% Senior Notes and/or cash. See "Three Year History-CAIH Offer to Acquire PetroKazakhstan Shares and Distribution". On February 3, 2003 the Corporation redeemed all $208.2 million of its outstanding 12.0% Notes. The 12.0% Notes were redeemed for an aggregate redemption price of $212.4 million, representing 102.0% of the principal amount of the 12.0% Notes, plus accrued and unpaid interest of $12.5 million, for a total of $224.9 million.

         In 2003 the Board introduced a regular dividend policy, following recent trends in its peer group. The first regular quarterly dividend was declared of C$0.15 per share to shareholders of record on April 16, 2004, which was paid on May 3, 2004. The Board approved an increase in its quarterly dividend on its common shares to C$0.20 per share per quarter for 2005 versus C$0.15 per share per quarter in 2004. The C$0.20 per share dividend was paid on February 3, 2005 to shareholders of record on January 14, 2005. The Corporation's dividend policy will continue to be reviewed and there can be no assurance that further dividends will be declared. The declaration and payment of dividends will be at the discretion of the Board, which will consider earnings, capital requirements and the financial condition of the Corporation, satisfaction of the applicable solvency test under the ABCA, and any other relevant factors.


                      INFORMATION INCORPORATED BY REFERENCE

         Reference is made to the information under the heading "Management's Discussion and Analysis" contained on pages 33 through 66 of PetroKazakhstan's Annual Report for the year ended December 31, 2004, which information is incorporated herein by reference.

                         SELECTED FINANCIAL INFORMATION


SUMMARY OF OPERATING RESULTS

         The following table sets forth selected consolidated financial information of the Corporation for the three years ended December 31, 2004.

                                                                              YEAR ENDED DECEMBER 31
                                             ------------------------------------------------------------------------------
                                                      2004                           2003                          2002
                                             -----------------------        -----------------------       -----------------
                                                                         ($m, except per share amounts)
Total revenue............................          1,642,427                      1,117,324                      825,350
Net income for year......................            500,668                        316,940                      161,397
Basic income per share(1)................               6.40                           4.06                         2.00
Diluted income per share.................               6.28                           3.90                         1.92

Total assets.............................          1,269,081                      1,041,451                      709,723
Net Debt.................................            (48,702)                       135,220                      233,308
Cash dividends...........................             26,665                           -                            -

Note:

         (1) Calculated using weighted average number of Common Shares outstanding.


QUARTERLY INFORMATION

         The following table sets forth selected consolidated financial information of the Corporation for each financial quarter of the Corporation during the years ended December 31, 2004 and December 31, 2003.

                                                                                   THREE MONTHS ENDED
                                                         ------------------------------------------------------------------
                                                         MAR. 31/04          JUNE 30/04        SEPT. 30/04       DEC. 31/04
                                                         ----------          ----------        -----------       ----------
                                                                        ($ thousands, except per share amounts)
Total revenue.................................             320,193             398,501            518,602           405,131
Net income....................................              87,485             122,028            176,218           114,937
   Per share
      - basic.................................                1.11                1.54               2.30              1.51
      - diluted...............................                1.08                1.51               2.27              1.49
Total assets                                             1,112,287           1,227,915          1,242,628         1,269,081

                                                                                   THREE MONTHS ENDED
                                                         ------------------------------------------------------------------
                                                         MAR. 31/03          JUNE 30/03        SEPT. 30/03       DEC. 31/03
                                                         ----------          ----------        -----------       ----------
                                                                        ($ thousands, except per share amounts)
Total revenue.................................             248,923             254,601            303,152           310,648
Net income....................................              68,552              68,430             91,150            88,808
   Per share
      - basic.................................                0.87                0.88               1.17              1.14
      - diluted...............................                0.83                0.84               1.12              1.09
Total assets                                               903,516             933,030          1,024,462         1,041,451

                                LEGAL PROCEEDINGS

CCAA PROCEEDINGS

         As a result of the Corporation's financial difficulties in 1998 and the second half of 1999, PetroKazakhstan and PKOSI obtained an order from the Court on May 14, 1999 pursuant to the provisions of the CCAA. Under this order, PetroKazakhstan and PKOSI obtained protection from their creditors. On February 28, 2000, the Court issued an order approving the CCAA Plan and, on March 31, 2000, the CCAA Plan was implemented. Under the terms of the initial order issued on May 14, 1999, and during its term thereof, all legal proceedings against PetroKazakhstan and/or PKOSI and their respective subsidiaries were stayed and suspended by the Court. After the issuance of such initial order, all creditors of PetroKazakhstan and/or PKOSI were required to file notices pertaining to any claims that they had against PetroKazakhstan and/or PKOSI. PetroKazakhstan and PKOSI accepted a number of these claims. However, PetroKazakhstan and PKOSI are also currently disputing a number of these claims. These disputed claims are at various stages of the litigation process under PetroKazakhstan's and PKOSI's CCAA Proceedings. These disputed claims will continue to be litigated under the procedure provided for in the CCAA Plan. Under the CCAA Plan, if any such claim is settled or determined by judgment of a court on or before March 31, 2005, the Corporation will pay the principal amount of the settled or judgment amount of that claim, in accordance with the CCAA Plan. Any claim that has not been settled and has not been the subject of a judgment by a court of competent jurisdiction on or before March 31, 2005, will be deemed, pursuant to the CCAA Plan, to be forever discharged and released.

         One claim has been settled, the remaining claims are not material when considered individually or in total.

         The claim that has been settled was made by Marsa AG, a Liechtenstein registered corporation, which filed a claim against PetroKazakhstan in the CCAA Proceedings claiming breach of an alleged consulting contract entered into between Marsa AG and PetroKazakhstan Kumkol Limited, one of PetroKazakhstan's indirect wholly-owned subsidiaries. Pursuant to an arbitration award on April 15, 2002, PetroKazakhstan and PetroKazakhstan Kumkol Limited were ordered jointly and severally to pay Marsa the amount of $5,070,000 as fees due under the consulting contract together with interest calculated (but not compounded) from May 14, 1999 at the rates of 4.0% per annum until December 31, 1999; 6.3% per annum from January 1, 2000 until March 31, 2000; and thereafter 16.0% per annum attaching to all unpaid portions of the principal amount until full payment thereof, pursuant to the Fourth Amended and Restated Plan of Compromise and Arrangement of February 28, 2000.

         ARNM CLAIMS

         The ARNM claimed $34.1 million ($31.0 million at December 31, 2003) from a group company for allegedly violating Kazakhstan's competition law. The group company initiated legal proceedings and the court of first instance dismissed the ARNM claim. The ARNM appealed this decision; the appellate court upheld the decision of the lower court. The ARNM has filed a motion to re-open the court case on the basis of new information.

         The ARNM claimed approximately $96.4 million ($91.4 million at December 31, 2003) from group companies for allegedly violating Kazakhstan's competition law. The group companies initiated legal action, and at the Astana City Court were unsuccessful in their challenge of allegations by the ARNM that these companies had violated Kazakhstan competition laws. The initial trial court judgment upheld the ARNM determination that these group companies had received unjustified revenues totalling approximately $96.4 million.

         The group companies appealed this judgment to the Supreme Court. The initial Supreme Court hearing on the matter was held in the second quarter of 2004 and the Court suspended the case and instructed the parties to seek an agreed settlement. During the period from April to May 13, 2004 the parties did engage in discussions aimed at a settlement, but were unable to resolve the matter through negotiations.

         On May 13, 2004, after a hearing on the merits, the Supreme Court overturned the lower court decision which was in favour of the ARNM and sent the case back to the Astana City Court for a new trial. During the third quarter of 2004, the General Prosecutor's office filed a protest regarding the May 13 decision of the Supreme Court with the Supreme Court Supervisory Panel. On August 25, 2004, the Supervisory Panel issued an opinion upholding the May 13 decision and returned the case to the Astana City Court. In September 2004, the Astana City Court issued a ruling suspending further consideration of the merits of the case pending the completion of parallel investigations being conducted by the "Agency of the Republic of Kazakhstan for Fight Against Economic and Corruption Criminality". This suspension was removed in late 2004 and the case is currently being reviewed by economic and financial experts under order of the Court. It is currently expected that the economic and financial expertise will be concluded during the spring of 2005 and that the case will, at that point, be subject to further review and decision by the Astana City Court. No provision has been made in the consolidated financial statements for these assessments.

         It remains the Corporation's view that the allegations levelled against the group companies are without justification. A highly competitive market exists for oil products within Kazakhstan and the current level of prices reflects current world crude oil prices. Also, the prices charged by the group companies are competitive with Russian imports and with those charged by distributors of the other two refineries in Kazakhstan.

         The Corporation is considering its recourse rights under the terms of the Shymkent refinery Privatisation Agreement, which clearly stipulates the right to sell any and all its products in Kazakhstan and abroad at free market prices.

         The Corporation will continue to seek a dialogue with the appropriate authorities to address the concerns related to the pricing of refined products and possible measures to be taken to further promote transparency and effective monitoring of the dynamics of competition, consistent with market economy principles.


OTHER LEGAL PROCEEDINGS

         PetroKazakhstan and/or its various subsidiaries have been named in a number of legal actions and claims in Canada, Kazakhstan and elsewhere which the Corporation believes are in the ordinary course of business. While it is not possible to estimate with certainty the ultimate legal and financial liability with respect to these proceedings, the Corporation believes that the ultimate liability, if any, arising from such actions or complaints will not have a material adverse effect on the Corporation's financial condition or its results of operations.

         For a further discussion on other legal proceedings see note 18 to the Corporation's Consolidated Financial Statements for the year ended December 31, 2004.

                      ENVIRONMENTAL REGULATION AND MATTERS

         Extensive national, provincial, regional and local environmental laws and regulations in the jurisdictions in which the Corporation operates affect nearly all of its operations. These laws and regulations set various standards regulating certain aspects of health and environmental quality, provide for penalties and other liabilities for the violation of these standards and establish, in certain circumstances, obligations to remediate current and former facilities and off-site locations. At the end of 1998, the Kazakhstan government changed its internal environmental regulatory structure by eliminating and combining certain ministries. The Corporation believes that, as a result of these changes, the environmental laws and regulations in Kazakhstan will become increasingly protective of the environment. As well, as new environmental laws and legislation are enacted and the old laws are repealed, interpretation, application and enforcement of the laws may become inconsistent. Compliance with existing or more stringent laws or regulations or more vigorous enforcement policies of any regulatory agency could in the future require material expenditures by the Corporation for the installation and operations of systems and equipment for remedial measures, any or all of which could have a material adverse effect on the Corporation. The Corporation can provide no assurances that it will not, or will not be required to, incur substantial or material financial obligations in connection with environmental compliance.


OIL AND GAS OPERATIONS

         The Corporation's oil and gas operations in Kazakhstan are subject to periodic inspection by government environmental protection agencies. These inspections have resulted, from time to time, in the receipt of formal communications from these authorities detailing the Corporation's non-compliance with specified environmental regulations and requiring corrective actions on its part. In many cases, these communications advise that, in the event the Corporation does not take appropriate remedial action within a required period of time, the Corporation will be subject to a number of penalties including fines and the closing of various of the Corporation's facilities. The Corporation takes all reasonable steps that it can to work with these regulatory authorities and to correct any non-compliance matters raised by these communications. However, the Corporation, from time to time, has not been able to take appropriate action within the time periods required by the regulatory authorities. To date, the applicable regulatory authorities have not taken any material action against the Corporation with respect to such matters. The Corporation cannot provide any assurances that material action will not be taken against the Corporation with respect to these issues or that the Corporation will not be required to incur substantially more expenses than it currently expects in connection with its environmental action plans.

         The Corporation incurs recurring costs associated with managing pollution in its ongoing operations. It pays environmental user fees based on the volume of pollutants it generates, including the pollutants cited as violations by the Kyzylorda Environmental Department. In general, environmental user fees are not material for emissions for which the Corporation possesses emissions permits. The Corporation believes that, in the long term, with the continued operation of the Kumkol electrical power plant utilizing the majority of its associated gas, and as improvements are made in waste management and pollution prevention practices, the volume of pollutants the Corporation generates will decrease. However, the amount of environmental user fees may not significantly decrease because reductions in volumes of pollutants that are generated may be offset by yearly increases in legislated environmental user fees. All material environmental permits required for the Corporation's oil and gas production operations in Kazakhstan are currently in place.

         The Corporation also pays fines for non-permitted discharge of wastes for which the Corporation does not have permits. Fines are levied at up to 40 times the normal environmental user fee. Failure to show progress in any of the items in the Corporation's environmental action plans could result in the cancellation or non-renewal of any environmental user permits that the Corporation currently holds or the increase in fines the Corporation incurs for pollution of the environment of up to 20 to 40 times the amounts of the normal environmental user fees. The usual practice of Kazakhstan environmental authorities in response to violations of applicable environmental protection laws and regulations appears to be the imposition of increasing fines and penalties. The Corporation's licenses and hydrocarbon contracts, however, provide that significant and continuing breaches of the terms of the same, which include the requirement for compliance with applicable environmental protection laws, could result in the suspension or termination of its licenses and hydrocarbon contracts.

         In accordance with Kazakhstan legislation, produced gas must either be used to produce energy or be re-injected. The Corporation is flaring approximately 50.0% of its gas from its fields. In September of 2000, PKKR entered into an agreement with the Kyzylorda Oblast, Kazgermunai, a number of Kazakhstan government ministries and a number of other parties whereunder the parties agreed to cooperate with respect to determining an appropriate gas utilization program. In early 2001, the Corporation concluded discussions with Kazakhstan government authorities to arrive at a solution for the utilization of associated gas pursuant to this agreement. As a result of these discussions, PKKR installed a 55-megawatt electrical power plant in the Kumkol field to use associated gas from the Kumkol South, South Kumkol and Kumkol North fields. The plant provides stable electrical power for field operations and sells excess electricity into the domestic area. The plant was completed and fully commissioned in the third quarter of 2003. In addition, as a joint venture partner in the Akshabulak field, the Corporation is participating in a project to provide natural gas to the Kyzylorda region. The Kumkol field's EOR project, which is currently in progress, has the potential to utilize excess produced gas.

         When the Corporation begins exploration activities in a new field, at certain stages in the development of the field and every five years during the operation of the field, the Corporation must perform environmental impact assessments. The Corporation must also develop, every five years, the documentation for maximum allowable emissions to the atmosphere. The annual cost incurred in connection with these assessments varies from year to year, depending upon its exploration and development activities in that year.

         The Corporation is not currently subject to significant expenditures in connection with the remediation of contaminated sites. The PKKR Share-Sale Purchase Agreement, as well as Kazakhstan's privatisation law, allocates financial responsibility for environmental damage, which occurred prior to the date the Corporation acquired PKKR, to the Kazakhstan government. The Corporation, therefore, is responsible only for environmental damage, which has occurred in connection with its operations since December 1996. In 1997, the Corporation hired Golder Associates, Ltd. to perform a baseline study of environmental damages of the properties acquired in the PKKR Acquisition. The Kazakhstan government has reviewed the results of the phase one environmental site assessment and has requested additional clarification. The Corporation is currently working with local environmental consultants Ecotera LLP to finalize the results of the baseline study and perform the ecological monitoring stipulated by Order 340-P of the Ministry of Natural Resources and Environmental Protection of the Republic of Kazakhstan. The Corporation has currently identified some environmental damage that occurred before the PKKR Acquisition. The Corporation believes that the Kazakhstan government will be responsible for those damages as provided for in the PKKR Share Sale-Purchase Agreement and the Kazakhstan privatisation laws. In 2003 CaspianEcology LLP developed an environmental project named after "Land Reclamation" covering 4.2 hectare of territory around well head #2079. This project has been supported by PKKR, which has given $1,532,000 to the project.

         To date, there have been no significant releases of contaminants under the Corporation's operation of the Kazakhstan oil fields. The Corporation could incur significant liability for damages, clean-up costs and/or penalties in the event of certain discharges into the environment or environmental damage caused by non-compliance with environmental laws or regulations which occurred after the Corporation acquired PKKR. Any environmental liability with respect to the Corporation's production activities could materially adversely affect the Corporation's financial condition and results of operations.


DOWNSTREAM OPERATIONS

         Similar to the Corporation's Upstream oil and gas operations, the Corporation pays environmental user fees for its Downstream operations based on the volumes of pollutants it generates. The fees are generally not material for emissions for which the Corporation possesses emissions permits. However, fines can be multiplied by as high as 40 times the normal environmental user fee for those emissions for which it does not have permits. The Corporation believes that all material permits required for the operations of the Shymkent refinery are in place.

         Kazakhstan regulations specify that a refinery should be built with a minimum protection zone of one kilometre from human habitation. The Shymkent refinery is located in the city of Shymkent's industrial zone five kilometres southeast of the residential district.

         The crude and light oil product tanks at the Shymkent refinery are equipped with pontoons and floating roofs that reduce hydrocarbon emissions more effectively than fixed roof reservoirs. The system of oil traps and separation ponds with skimmers are designed to prevent the leakage of harmful substances and permit re-refining of recovered oil. The system returns treated water to the environment with concentrations of pollutants within the requirements of applicable laws. Other facilities utilized in the refinery include tank farms, cooling towers, rail discharge and load facilities and flare stacks, which generally comply with modern environmental requirements.

         The treated water discharged from the Shymkent refinery is sufficiently clean to discharge, but it is not potable, nor is it recommended for agricultural use. The Shymkent refinery has a permit to pump the treated water by pipeline into a settlement pond located 96 kilometres northwest of the refinery at a site called Akdala. The refinery complies with the discharge requirements for this settlement pond.

         The Corporation believes that there are not any significant environmental liabilities in connection with the operations of the Shymkent refinery prior to the PKOP privatisation. Although the Corporation can provide no assurances that a hidden environmental problem may not be found in the future, Kazakhstan's privatisation law allocates financial responsibility for environmental damage, that occurred prior to the PKOP privatisation to the Kazakhstan government. However, no baseline with respect to environmental damages that occurred prior to the privatisation of PKOP has been established. A significant portion of the Corporation's investment budget for the Shymkent refinery is dedicated to environmental and safety operations.

         The Corporation believes that, to date, there has been no significant amount of contaminants released from the operation of any of PKOP's assets since its privatisation, including at the Shymkent refinery. However, in the event that discharges into the environment or environmental damage caused by non-compliance with environmental laws or regulations occurred after the completion of the PKOP privatisation or after the completion of the PKOP Acquisition, the Corporation could incur significant liability for damages, clean-up costs and/or penalties as a result. Any environmental liability could have a material adverse effect on the Corporation. To date, the Corporation has not established any provisions for potential environmental liabilities for its Downstream operations.

                                  RISK FACTORS

PetroKazakhstan is exposed to a number of risks that are inherent in the nature of its business activities. This section describes these risks and other matters that would be most likely to materially influence a reasonable investor's decision to purchase securities of the Corporation.


RISK FACTORS RELATING TO PETROKAZAKHSTAN'S BUSINESS


                          PETROKAZAKHSTAN'S FAILURE TO
   SATISFY ITS COMMITMENTS MADE UNDER ITS LICENSES, HYDROCARBON CONTRACTS AND
              DEVELOPMENT PLANS MAY ADVERSELY AFFECT ITS BUSINESS.

         PetroKazakhstan has committed to the government of Kazakhstan to make various capital investments and to develop the Corporation's oil fields in accordance with specific requirements under exploration and production licenses, hydrocarbon contracts and field development plans. In some cases, the requirements under these licenses, hydrocarbon contracts and field development plans are inconsistent. In addition, the Corporation has not satisfied some of these commitments in the past and may not satisfy some of these commitments in the future. If the Corporation fails to satisfy its commitments with respect to a specific field, its license or hydrocarbon contract, as applicable, for that field may be cancelled. The cancellation of any of its licenses or hydrocarbon contracts could have a material adverse effect on the business, results of operations and financial condition of PetroKazakhstan. Although PetroKazakhstan intends to seek waivers of any breaches or to renegotiate the terms of these commitments, it cannot give assurance that it will be successful in doing so.

         The Corporation has also assumed the rights and obligations under the PKOP privatization agreement, whereby the Government of Kazakhstan privatized PKOP. Under this agreement, the Corporation was required to invest, or cause PKOP to invest, the Tenge equivalent of $150.0 million in capital expenditures or investments by December 31, 2001. The Corporation believes it has met this commitment. However, the Government of Kazakhstan asserts that the Corporation has satisfied only $116.0 million of this commitment and is claiming the remaining $34 million dollar capital expenditure obligation has not been satisfied. If it is established that the Corporation has not satisfied the remaining obligation, the Corporation may be required, under the terms of the agreement, to pay a penalty of 15.0% or $5.1 million.


      PETROKAZAKHSTAN COULD INCUR SIGNIFICANT LIABILITY OR SUFFER MATERIAL
                   ADVERSE EFFECTS UNDER ENVIRONMENTAL LAWS.

         Extensive national, regional and local environmental laws and regulations affect nearly all of the Corporation's operations. These laws and regulations set various standards regulating certain aspects of health and environmental quality, provide for user fees, penalties and other liabilities for the violation of those standards and establish in some circumstances obligations to remediate current and former facilities and off-site locations. See "Environmental Regulation and Matters".

         The Corporation could incur significant liability for discharges into the environment or environmental damage caused by non-compliance with environmental laws or regulations. That liability could have a material adverse effect on the results of the Corporation's operations. Moreover, PetroKazakhstan cannot predict what environmental legislation or regulations will be enacted in the future or how existing or future laws or regulations will be administered or enforced. In the future, compliance with more stringent laws or regulations, or more vigorous enforcement policies of any regulatory agency, could require material expenditures by the Corporation for the installation and operations of systems and equipment for remedial measures, any or all of which could have a material adverse effect on the results of the Corporation's operations.

            LOSSES, DAMAGES AND LIABILITY RELATING TO PROPERTIES NOT
                          FULLY COVERED BY INSURANCE.

         PetroKazakhstan currently maintains insurance against losses from business interruption for PKKR and damages or liability for accidents with respect to PKKR's and PKOP's properties. However, the insurance coverage amount may be insufficient to fully cover all losses, damages or liabilities relating to PKKR's and PKOP's properties. In addition, as policies come up for renewal, PetroKazakhstan will need to evaluate, based on pricing and other terms, which coverages it is willing to renew. Desired coverage for business interruption, for example, may not be available on satisfactory terms. The occurrence of significant events against which PetroKazakhstan is not fully insured, or of a number of lesser events against which PetroKazakhstan is fully insured but subject to substantial deductibles, could materially and adversely affect the Corporation's business, financial condition and results of operations.


     PETROKAZAKHSTAN CONDUCTS SOME OF ITS OPERATIONS THROUGH JOINT VENTURES.

         PetroKazakhstan currently has a 50% interest in two joint ventures, Kazgermunai, the operator of the Akshabulak, Nurali and Aksai Fields, and Turgai Petroleum, the operator of Kumkol North, and may in the future enter into further joint ventures in connection with its business. PetroKazakhstan cannot fully control the operations and the assets of its current joint ventures, nor can it make major decisions with respect to the joint ventures unless its joint venture partners agree. Accordingly, although PetroKazakhstan has the ability to veto decisions with respect to PetroKazakhstan's joint ventures, PetroKazakhstan has no ability to make unilateral decisions. This structure may constrain the ability of PetroKazakhstan's joint ventures to take action.


        A SUBSTANTIAL PORTION OF THE CORPORATION'S CRUDE OIL IS PROCESSED
                       THROUGH A SINGLE PROCESSING UNIT.

         Approximately 60% of the crude oil from the Corporation's producing properties is processed through a central processing facility. Accordingly, any significant operational problems with the central processing facility may prevent PetroKazakhstan from processing its production in an efficient manner which may have a material adverse effect on the Corporation's financial condition and results of operations.


         PETROKAZAKHSTAN DEPENDS ON THE SHYMKENT REFINERY FOR ALL OF ITS
                              REFINING ACTIVITIES.

         All of the Corporation's refining activities are conducted at the Shymkent refinery. Refining operations are subject to inherent risks including fires, floods, accidents and explosions. As a result, the refining operations could experience significant interruption if the refinery or the distribution systems that it utilizes experienced a fire, flood, major accident, shutdown or equipment failure, or if it were damaged by severe weather or other natural disaster. Any of these events that limit or prevent operation at the Shymkent refinery may have a material adverse effect on the Corporation's financial conditions and results of operations.


        PETROKAZAKHSTAN'S SALES OF REFINED PRODUCTS ARE HIGHLY DEPENDENT
               ON CONDITIONS IN THE KAZAKHSTANI DOMESTIC MARKET.

         PKOP sells between 70.0% and 80.0% of its products in the Kazakhstani domestic market, a substantial portion of which is sold in the southern and eastern regions of Kazakhstan. Accordingly, any adverse change in the economic or social conditions in the southern and eastern regions of Kazakhstan could affect demand for PKOP's products in these regions which may have a material adverse effect on PetroKazakhstan's financial condition and results of operations.


    PETROKAZAKHSTAN RELIES UPON CRUDE OIL AND REFINED PRODUCT TRANSPORTATION
                       SYSTEMS OPERATED BY THIRD PARTIES.

         Crude oil production and refined products must be transported through pipelines or by rail. These pipelines and railways are operated by third parties, and PetroKazakhstan cannot give assurance that these transportation systems will always be functioning or available, or that the transportation costs will remain at acceptable levels. Any increase in the cost of pipeline transportation or reduction in its availability to the Corporation could have a material adverse effect on the results of operations. Further, the Shymkent refinery depends on railways to distribute refined products for sale within Kazakhstan, and PetroKazakhstan relies on railways to export crude oil. PetroKazakhstan has in the past experienced difficulties in receiving the necessary allocation of rail cars from the national rail transportation company, Kazakhstan Temir Zholy, and as a result has had to purchase or lease rail cars or rely on rail cars provided by traders. PetroKazakhstan currently has almost 5,000 rail cars under its control through a combination of ownership and long and short-term leases, however PetroKazakhstan cannot give assurances that the Corporation will be able to procure sufficient rail capacity on economical terms, if at all.


           PETROKAZAKHSTAN OPERATES IN A HIGHLY COMPETITIVE INDUSTRY.

         The oil and gas industry is highly competitive. PetroKazakhstan competes with numerous other participants in the acquisition of oil and gas exploration licenses and properties and in the marketing of oil in Kazakhstan and other markets. Competitors include oil companies which have greater financial resources in Kazakhstan, staff and facilities than PetroKazakhstan. PetroKazakhstan's ability to increase reserves in the future will depend not only on its ability to develop existing properties, but also on its ability to select and acquire suitable producing properties or prospects for exploratory drilling. Competitive factors in the distribution and marketing of oil include price, methods and reliability of delivery and availability of imported products.

         PetroKazakhstan's Shymkent refinery primarily competes with the two other refineries in Kazakhstan, the Pavlodar refinery and the Atyrau refinery. The principal competitive factors that affect the refining operations are the quality, quantity and delivered costs of crude oil and other refinery feedstocks, refinery processing efficiency, mix of refined products, refined product prices and the cost of delivering refined products to markets. Competition also exists between the petroleum refining industry and other industries supplying energy and fuel to industrial, commercial and individual consumers.

         Historically, Kazakhstan has been a net importer of refined products. Fluctuations in the demand within the Kazakhstani domestic market and the surrounding regional markets and changes in world oil prices and transportation costs may significantly increase imported products into Kazakhstan from countries of the FSU and the Baltic region. This increased competition could adversely affect PetroKazakhstan's financial condition and results of operations.


            PETROKAZAKHSTAN MAY NOT BE ABLE TO EFFECTIVELY MANAGE ITS
                             GROWTH AND EXPANSION.

         PetroKazakhstan has experienced rapid growth and development in a relatively short period of time and expects to continue to grow as production increases from its oil and gas reserves. PetroKazakhstan's management of that growth will require, among other things, stringent control of financial systems and operations, the continued development of management controls and the training of new personnel. Failure to continue to manage the Corporation's rapid growth and development successfully could have a material adverse effect on the Corporation's financial condition and results of operations.


                             PETROKAZAKHSTAN MAY BE
   UNABLE TO RAISE ADDITIONAL FINANCING WHEN NECESSARY, WHICH WOULD ADVERSELY
              AFFECT ITS ABILITY TO PURSUE ITS BUSINESS STRATEGY.

         In order to satisfy future capital investment commitments and liquidity needs with respect to PKKR and PKOP and their ongoing operations, PetroKazakhstan may require additional equity or debt financing.

         The Corporation's ability to arrange financing and the cost of financing depends upon many factors, including:

         (a) economic and capital markets conditions generally, and in particular the non-investment grade debt market;

         (b) investor confidence in the oil and gas industry, in Kazakhstan and in PetroKazakhstan;

         (c)   regulatory developments;

         (d)   credit availability from banks and other lenders; and

         (e) provisions of tax and securities laws that are conducive to raising capital.

               The terms and conditions on which future funding or financing may be made available may not be acceptable or funding or financing may not be available at all. If PetroKazakhstan decided to raise additional funds by incurring debt, PetroKazakhstan may become more leveraged and subject to additional or more restrictive financial covenants and ratios. PetroKazakhstan's inability to procure sufficient financing for these purposes could adversely affect PetroKazakhstan's ability to implement its business strategy.


       THE LOSS OF PETROKAZAKHSTAN'S CHIEF EXECUTIVE OFFICER OR OTHER KEY
                 PERSONNEL COULD ADVERSELY AFFECT ITS BUSINESS.

               The Corporation depends to a large extent on the efforts and continued employment of Bernard F. Isautier, the Corporation's chief executive officer, president and chairman, and other key personnel. The loss of the services of Mr. Isautier or other key personnel could adversely affect the Corporation's business, and the Corporation does not maintain key man insurance on the lives of any of these persons.


                THE LIQUIDITY OF THE COMMON SHARES IS UNCERTAIN.

               The share price of publicly traded companies operating in emerging markets can be highly volatile. The price at which the Common Shares will be traded and the price at which investors may realize their investments will be influenced by a large number of factors, some specific to PetroKazakhstan and its operations and some which affect oil and gas companies or listed companies generally. The market perception of oil and gas companies may change, which could have an impact on the value of investors' holdings and have an impact on the ability of PetroKazakhstan to raise funds by the issue of further Common Shares or other securities. Prospective investors should be aware that the price of the Common Shares can go down as well as up.


           PETROKAZAKHSTAN IS CURRENTLY SUBJECT TO LEGAL PROCEEDINGS.

               The Corporation is involved in numerous legal proceedings some of which could individually or in aggregate have a material adverse effect on the business or affairs of the Corporation. See "Legal Proceedings".


RISK FACTORS RELATING TO PETROKAZAKHSTAN'S OPERATIONS IN KAZAKHSTAN

           ADVERSE ECONOMIC DEVELOPMENTS IN KAZAKHSTAN MAY MATERIALLY
                       AFFECT PETROKAZAKHSTAN'S BUSINESS.

               Since its independence from the Soviet Union in December 1991, Kazakhstan has been undergoing a rapid and uneven transition to a market-oriented economy and in prior years experienced high inflation and rapid currency devaluation. In addition, instability in other countries, such as Russia, has affected in the past, and may materially affect in the future, economic conditions in Kazakhstan. PetroKazakhstan cannot give assurance that the economic policies of the Government of Kazakhstan will be successful in improving economic conditions or that the transition to a market-oriented economy will be accomplished. Adverse economic conditions in Kazakhstan could have a material adverse effect on the Corporation's financial condition and results of operations.


        CHANGES IN THE POLITICAL ENVIRONMENT IN KAZAKHSTAN MAY ADVERSELY
                       AFFECT PETROKAZAKHSTAN'S BUSINESS.

         Kazakhstan is a former constituent republic of the Soviet Union. In 1991, it declared its independence from the Soviet Union. At the time of its independence, it became a member of the Commonwealth of Independent States. Because Kazakhstan has little history of political stability as an independent nation, there is significant potential for social, political, economic, legal and fiscal instability. These risks include, among other things:

         (a)   local currency devaluation;

         (b)   civil disturbances or terrorism;

         (c)   exchange controls or availability of hard currency;

         (d)   changes in crude oil, export and transportation regulations;

         (e) changes with respect to taxes, royalty rates, import and export tariffs, and withholding taxes on distributions to foreign investors;

         (f)   changes in antimonopoly legislation;

         (g)   nationalization or expropriation of property; and

         (h)   interruption or blockage of oil exports.

Any of these factors could have an impact on the Corporation's operations, which could have a material adverse effect on the Corporation's financial conditions and the results of operations.


                             CHANGES IN KAZAKHSTANI
 LAWS AND REGULATIONS AND THE INTERPRETATION OF THOSE LAWS AND REGULATIONS MAY
                  ADVERSELY AFFECT PETROKAZAKHSTAN'S BUSINESS.

         PKKR and PKOP were privatized under Kazakhstan's privatization, foreign investment and oil and gas laws, which are intended, among other things, to provide legislative protection against the following:

         (a)   expropriation without proper compensation for losses incurred;

         (b)   retroactive application of new laws; and

         (c) imposition of environmental liabilities resulting from pre-existing conditions and activities prior to acquisition.

         Although these protections are consistent with Kazakhstan's expressed intention of attracting foreign investment, given Kazakhstan's short legislative, judicial and administrative history, PetroKazakhstan cannot predict how the legislative protections will be applied, if applicable, to PKKR and PKOP, the possibility of any future changes in the political environment in Kazakhstan having an impact on Kazakhstani laws and regulations or their interpretation or the effect of such changes on PetroKazakhstan's business, results of operations and financial condition.

         Kazakhstan's foreign investment, petroleum, subsoil use, licensing, corporate, tax, customs, currency, banking and antimonopoly laws and legislation are still developing and uncertain. From time to time, including the present, draft laws on these subjects are prepared by government ministries and some have been submitted to Parliament for approval. Legislation in respect of some or all of these areas could be passed. Currently, the regulatory system contains many inconsistencies and contradictions. Many of the laws are structured to provide substantial administrative discretion in their application and enforcement. In addition, the laws are subject to changing and different interpretations. These factors mean that even PetroKazakhstan's best efforts to comply with applicable law may not always result in compliance. Non-compliance may have consequences disproportionate to the violation.

         The Corporation's exploration and production licenses and hydrocarbon contracts and other agreements may be susceptible to revision or cancellation, and legal redress may be uncertain, delayed or unavailable. In addition, it is often difficult to determine from governmental records whether statutory and corporate actions have been properly completed by the parties or applicable regulatory agencies. In some cases, failure to follow the actions may call into question the validity of the entity or the action taken. Examples include corporate registration or amendments, capital contributions, transfers of assets or issuances or transfers of capital stock. Ensuring the Corporation's ongoing rights to licenses and hydrocarbon contracts will require a careful monitoring of performance of the terms of the licenses and hydrocarbon contracts, and monitoring the evolution under Kazakhstani laws and licensing practices.

         The uncertainties, inconsistencies and contradictions in Kazakhstani laws and regulations and their interpretation and application could have a material adverse effect on PetroKazakhstan's business and results of operations.


      CHANGES IN THE POLICIES OF THE GOVERNMENT OF KAZAKHSTAN MAY ADVERSELY
                       AFFECT PETROKAZAKHSTAN'S BUSINESS.

         Governmental policies may affect PetroKazakhstan's ability to market crude oil and refined products. For instance, the ARNM can impose pricing restrictions on the Corporation's sales as a result of the Corporation's leading market position in the Kazakhstani domestic refined product market and the governmental recognition of PKOP as an entity with a dominant position. Accordingly, PKOP is required to obtain the approval of the Government of Kazakhstan with respect to any refined product price increases. In addition, in the past, the Government of Kazakhstan has required the Corporation to write-off certain receivables, particularly for customers in the agricultural sector. PetroKazakhstan cannot give assurance that the Government of Kazakhstan will not recommend or require the Corporation to make similar write-offs for the benefit of third parties in the future. Any further strengthening of antimonopoly requirements and actions taken by the Government of Kazakhstan as a result of the Corporation's dominant position may adversely affect the Corporation's financial condition and results of operations.


         CHANGES IN PETROKAZAKHSTAN'S EXPORT QUOTAS MAY ADVERSELY AFFECT
                          PETROKAZAKHSTAN'S BUSINESS.

         Since late 1999, the Government of Kazakhstan has regulated the export of crude oil and the supply of the domestic market by setting policies on a monthly basis limiting the amount of exports of oil by producer and by export route. Until recently, the regulatory process, although cumbersome, was administered in the framework of an annual plan mutually agreed to and did not result in actual restrictions. However, following personnel changes at the Kazakhstani Ministry of Energy, this process had lost its consensual character, resulting in export quotas being set for the Corporation's operations that did not allow it to fully exploit the Corporation's production capacity. This, in turn, forced PetroKazakhstan to reduce the Corporation's production of crude oil and resulted in lost sales. Although production did return to expected levels following these periods, there is no assurance that future limitations, which may impact PetroKazakhstan's ability to capitalize on export opportunities, will not be imposed. Any future changes in the oil and gas policies by the government of Kazakhstan could adversely affect the Corporation's financial condition and results of operations.


  FLUCTUATIONS IN THE KAZAKHSTANI TENGE MAY ADVERSELY AFFECT PETROKAZAKHSTAN'S
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         To the extent that PetroKazakhstan holds Tenge positions, there is a risk from foreign exchange fluctuations. Between its introduction in 1993 and 2000, the Tenge depreciated significantly against the U.S. dollar. PetroKazakhstan cannot give assurance that the Tenge will not experience further depreciation against the U.S. dollar. PetroKazakhstan also cannot give assurance that the Tenge will continue to be freely exchangeable into U.S. dollars.

         PetroKazakhstan's exposure to the Tenge is through the net bank balances PetroKazakhstan maintains and the tax basis of PetroKazakhstan's capital assets. For tax purposes, PetroKazakhstan's accounts are maintained in Tenge. Although PetroKazakhstan has the ability to revalue the tax basis of PetroKazakhstan's assets using the official annual rate of inflation, any currency movements in excess of the annual inflation rate will generate exchange gains and losses upon conversion to U.S. dollars. As of January 1, 2002, the tax legislation was changed such that PetroKazakhstan no longer has the ability to revalue the tax basis of its Downstream operational assets. Tax stability provisions in PetroKazakhstan's hydrocarbon contracts continue to permit PetroKazakhstan to revalue the tax basis of the Upstream operation assets.


        CHANGES IN TAX LEGISLATION MAY ADVERSELY AFFECT PETROKAZAKHSTAN'S
                             RESULTS OF OPERATIONS.

         The taxation system in Kazakhstan is at an early stage of development and the tax risks and problems with respect to the Corporation's operations and investment in Kazakhstan are significant. Tax legislation is evolving and is subject to different and changing interpretations as well as inconsistent enforcement at both the local and provincial levels.

         All legal entities carrying on activities in Kazakhstan must be registered with the tax inspectorate. Taxes in Kazakhstan include an income tax, a value added tax, an excise tax, a social tax, a land tax, a property tax, a transport tax, as well as required contributions to various funds, duties and fees for licenses. In addition, the Corporation has been making, and expects to continue to make voluntary contributions to various social and governmental funds.

         Additional payments, such as signing bonuses, commercial discovery bonuses, production bonuses, royalties and excess profits taxes, may be required from oil and gas producers and other subsoil users. A signing bonus is a one-time payment for the rights to explore, develop and produce resources. A commercial discovery bonus is a one-time payment and is payable once a discovery of commercial value is made in a contract territory. A production bonus is payable upon reaching certain agreed upon amounts of production.

         The Corporation, through its subsidiary PKKR and joint venture Turgai Petroleum, is subject to excess profit tax under the terms of the hydrocarbon exploration and production contracts they have for oil and gas production. The contracts are specific to each field. Excess profit tax is in addition to statutory income taxes, which are at a rate of 30.0%, and excess profit tax takes effect after the field has achieved a cumulative internal rate of return higher than 20.0% for the specific field. The excess profit tax ranges from 0% to 30.0% of taxable income for the year for PKKR and from 0% to 50.0% for Turgai Petroleum. The Corporation has provided for $70.0 million (its 50% share) of excess profit tax for Turgai for the year ended December 31, 2004. The Corporation may be subject to excess profit tax for the year ending December 31, 2005 and subsequent years with respect to certain of its fields.

         Kazakhstan's tax laws are not clearly determinable and have not always been applied in a consistent manner. In addition, the tax laws are continually changing and evolving. The uncertainty of application and the evolution of tax laws create a risk of excessive payment of tax by PetroKazakhstan, which could have a material adverse effect on the Corporation's financial condition and results of operations.


           CERTAIN OF PETROKAZAKHSTAN'S OPERATIONS ARE SUBJECT TO THE
                            RISK OF FRAUD OR THEFT.

By the nature of the business environment and businesses in which PetroKazakhstan operates, the Corporation is subject to the risk of fraud and theft. With respect to crude oil, the Corporation's production operations are spread over a large, remote geographic area that is difficult to monitor effectively. Single well facilities which produce into onsite tanks are highly vulnerable to theft due to their remote location and the expense for the Corporation to monitor each such facility. The Corporation has discovered and removed an illegal tap on its KAM pipeline.

The distribution of refined products is also subject to risks related to fraud and theft. The Corporation has discovered instances of fraudulent activity with respect to the sales of refined product whereby sales were made at less than authorized prices to customers.

The Corporation has taken action with respect to these issues and has implemented systems, and procedures to address fraud and theft and is currently implementing a new process for sales of refined products to help address these issues. While the Corporation is addressing all identified risks and implementing controls and procedures to address the identified risks, there remains a risk that fraud or theft may go undetected.


RISK FACTORS RELATING TO PETROKAZAKHSTAN'S INDUSTRY


        PETROKAZAKHSTAN'S DRILLING AND PRODUCTION ACTIVITIES ARE SUBJECT
                       TO OPERATIONAL RISKS AND HAZARDS.

         The Corporation's drilling and production operations are subject to all the risks and hazards typically associated with the drilling and production of oil. The risks and hazards include fire, explosion, blowouts, cratering and oil spills, each of which could result in substantial damage to oil and natural gas wells, producing facilities, other property and the environment or in personal injury. The Corporation is not fully insured against all of those risks, nor are all of those risks insurable. Although liability insurance is maintained in amounts which are considered adequate, the nature of those risks is such that liabilities could exceed policy limits, in which event significant costs could be incurred which could have a material adverse effect upon the Corporation's financial condition. The Corporation's production operations are also subject to all the risks typically associated with those operations, including premature decline of reservoirs and the invasion of water into producing formations.


        VOLATILITY OF OIL PRICES COULD ADVERSELY AFFECT PETROKAZAKHSTAN'S
                             RESULTS OF OPERATIONS.

         PetroKazakhstan's financial condition, operating results and future growth are dependent on the prevailing prices for the Corporation's oil production. Historically, the markets for oil have been volatile and those markets are likely to continue to be volatile in the future. Prices for oil are subject to large fluctuations in response to a variety of factors beyond PetroKazakhstan's control, including:

         (a)   relatively minor changes in the supply of and demand for oil;

         (b)   market uncertainty;

         (c)   weather and general economic conditions;

         (d)   the actions of the Organization of Petroleum Exporting Countries;

         (e)   governmental regulation in Kazakhstan and elsewhere;

         (f) political stability in Kazakhstan, neighbouring countries and other oil producing regions; and

         (g)   the availability of alternate fuel sources.

         Any substantial decline in the prices of oil could have a material adverse effect on PetroKazakhstan's results of operations and the value of PetroKazakhstan's oil reserves. PetroKazakhstan cannot give assurance that oil prices will be at levels which will enable it to operate profitably. For example, the significant decline in oil prices in 1998 and the first half of 1999 was one of the principal causes of PetroKazakhstan's financial difficulties during that period, resulting in PetroKazakhstan seeking protection under the CCAA. PetroKazakhstan did not hedge commodity price risks in 2001, but in 2002 and in 2003 PetroKazakhstan implemented a minimal forward selling program. PetroKazakhstan has put hedges in place for 2005 for approximately 10% of its exports, or percentage of its production. By entering into hedging arrangements PetroKazakhstan is exposed to credit related losses in the event of non-performance by counter-parties to the hedging contracts. Additionally, if product prices increase above those levels specified in the hedging contracts, a fixed price could limit PetroKazakhstan's ability to receive the full benefit of commodity price increases.

                                                                           CONTRACT              PRICE CEILING OR         PRICE
       CONTRACT AMOUNT                 CONTRACT PERIOD                       TYPE                CONTRACTED PRICE         FLOOR
------------------------      ----------------------------------    ----------------------     --------------------     ---------
      (bbls per month)
           362,000               January 2004 to March 2004               Dated Brent               29.80-29.82             -
            75,000              January 2004 to December 2004          Zero cost dollar                28.00              17.00
            75,000              January 2004 to December 2004          Zero cost dollar                29.00              17.00
            75,000              January 2004 to December 2004          Zero cost dollar                29.25              17.00
            37,500              January 2004 to December 2004          Zero cost dollar                29.60              17.00
           110,000              January 2004 to December 2004          Zero cost dollar                30.20              18.00
           120,000               January 2005 to March 2005               IPE Future                26.30-26.52            n/a
            40,000                  April 2005 to June 2005                IPE Future                   25.92               n/a
           458,333              January 2005 to December 2005             IPE Future                25.65-25.90            n/a


        THE VOLATILITY IN REFINING AND MARKETING MARGINS COULD ADVERSELY
                AFFECT PETROKAZAKHSTAN'S RESULTS OF OPERATIONS.

         Earnings and cash flow from the Corporation's refining operations depend upon processing crude oil and selling quantities of refined products at refining and marketing margins sufficient to cover fixed and variable expenses relating to the refinery. Oil refining is a complex process that is subject to scheduled and unscheduled downtime. PetroKazakhstan recently completed a scheduled 30 day shutdown of the refinery during the fall of 2004 and does not expect to conduct another scheduled shutdown until the fall of 2006.

         The prices for refined products may be affected by regional factors such as product transportation capacity, local market conditions and the level of operations of competing refineries. A large, rapid increase in crude oil prices or other feedstocks could adversely affect the operating margins for PetroKazakhstan's refinery if the increased cost could not be passed on to PetroKazakhstan's customers.

            PETROKAZAKHSTAN'S GROWTH DEPENDS ON FINDING NEW RESERVES.

         PetroKazakhstan's ability to achieve growth depends upon the Corporation's success in finding, acquiring or gaining access to additional reserves. In general, production from oil and natural gas properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. If the Corporation's exploration activities are not successful or that it does not acquire properties containing proved reserves, PetroKazakhstan's total proved reserves will decline. The Corporation's exploration activities expose it to inherent drilling risks, including the risk that PetroKazakhstan will not find any economically productive natural gas or oil reservoirs. The costs of drilling, completing and operating wells are often uncertain, and numerous factors beyond PetroKazakhstan's control may cause drilling operations to be curtailed, delayed or cancelled. If these activities are unsuccessful, the Corporation's future results of operations and financial condition could be adversely affected.


         PETROKAZAKHSTAN'S OIL AND GAS RESERVES DATA ARE ONLY ESTIMATES,
                        AND MAY PROVE TO BE INACCURATE.

         The oil and gas reserves data included in this document represent estimates only. Actual production, revenues, expenditures and future cash flow with respect to PetroKazakhstan's reserves will vary from these estimates, and those variances may be material. Many of the factors, assumptions and variables involved in estimating reserves are beyond PetroKazakhstan's control, and, over time, may prove to be incorrect.

         In general, estimates of economically recoverable oil and natural gas reserves and the future net cash flows from these reserves are based upon a number of variable factors and assumptions, including the following, all of which may vary considerably from actual results:

         (a)   historical production from PetroKazakhstan's properties;

         (b)   comparisons with production from other producing areas;

         (c)   the assumed effects of regulation by governmental agencies;

         (d)   royalty rates; and

         (e) assumptions regarding future oil and natural gas prices and future operating costs.

         All estimates are to some degree speculative and are based on extensive engineering judgement, and classifications of reserves are only attempts to define the degree of speculation involved. For these reasons, estimates of the economically recoverable oil and natural gas reserves attributable to any particular properties, classification of those reserves based on risk of recovery and estimates of future net cash flows expected from the properties prepared by different engineers or by the same engineers at different times may vary substantially. Results of drilling, testing and production after the date of the estimates may require substantial upward or downward revisions. Adverse changes in economic conditions, including a decrease in crude oil or natural gas prices, may render it uneconomical to produce from reserves with higher associated production costs. Actual production, cash flows, royalties and development and operating expenditures with respect to reserves will vary from the estimates, and those variances could be material.

         The present values of estimated future cash flows from reserves referred to in this document should not be interpreted as being the same as the current market value of the estimated proved reserves. PetroKazakhstan is providing the estimated discounted future cash flows from proved reserves based on prices and costs as of the date of the estimate. Actual future prices and costs, however, may be materially higher or lower. Actual future cash flows also will be affected by a number of factors, including the following:

         (a)   the amount and timing of actual production;

         (b)   the supply and demand for oil and natural gas;

         (c)   curtailments or increases in consumption by purchasers; and

         (d)   changes in governmental regulations or royalties.

         Some calculations of estimated proved reserves presented in this document are net of value added tax, but give no effect to income taxes, excess profit taxes or other applicable taxes attributable to estimated future net cash flows from the sale of oil. Pre-tax calculations are inconsistent with U.S. generally accepted accounting principles, which require calculations on an after tax basis. These additional taxes may cause actual future cash flows to differ materially from the estimates presented in this document. Finally, discount factors used in this document to calculate discounted future net pre-tax cash flows from reserves may not be the most appropriate discount factors based on interest rates in effect from time to time and risks associated with PetroKazakhstan's business or the oil and gas industry in general.


         CANADIAN AND U.S. PRACTICES DIFFER IN REPORTING RESERVES AND
PRODUCTION.

               The Corporation reports production and reserve quantities in accordance with Canadian practices. These practices are different from the practices used to report production and estimate reserves in reports and other materials filed with the SEC by U.S. companies. The primary differences are summarized below:

         (a) generally, the Corporation follows the Canadian practice of reporting gross production and reserve volumes, which are prior to the deduction of royalties and similar payments. In the United States, production and reserve volumes are reported after deducting these amounts; and

         (b) the Corporation includes in filings made with Canadian securities authorities estimates of probable reserves. The SEC prohibits the inclusion of estimates of probable reserves in filings made with the SEC.

         As a consequence, the Corporation's production volumes and reserve estimates may not be comparable to those made by U.S. companies subject to SEC reporting and disclosure requirements.


               PETROKAZAKHSTAN IS SUBJECT TO CERTAIN CREDIT RISKS.

         A substantial portion of the Corporation's accounts receivable are with customers in the energy industry and are subject to normal industry risk. The Corporation's crude oil sales are sold in credit to purchasers with an "A" rating and all other sales are supported by letters of credit issued by major financial institutions. The Corporation's sales of refined products are either made on a prepayment basis or supported by letters of credit issued by major institutions.


                          EXTERNAL AUDITOR SERVICE FEES

AUDIT FEES

         The aggregate audit fees billed by TOO Deloitte & Touche were $394,011 in the year ended December 31, 2004 and $646,951 in the year ended December 31, 2003. These fees include the amounts for services relating to the listing of the Company on the London Stock Exchange and issuance of comfort letters.

AUDIT-RELATED FEES

         The aggregate audit related fees billed by TOO Deloitte & Touche were nil in the year ended December 31, 2004 and $6,041 in the year ended December 31, 2003.

         TAX FEES The aggregate fees billed by TOO Deloitte & Touche for professional services rendered for tax advice were $10,175 in the fiscal year ended December 31, 2004 and $40,671 in the fiscal year ended December 31, 2003.

 ALL OTHER FEES

         The Company did not incur any fees billed by TOO Deloitte & Touche for services other than the services reported under the captions "Audit Fees", "Audit-Related Fees" and "Tax Fees" above for the years ended December 31, 2004 and 2003.


                             ADDITIONAL INFORMATION

         Additional information, including information as to directors' and officers' remuneration and indebtedness, principal holders of the Corporation's securities, options to purchase securities and interests of insiders in material transactions, is contained in the Management Proxy Circular of the Corporation provided for the Annual General Meeting of Shareholders of the Corporation to be held on May 3, 2004. Additional financial information is provided in the Corporation's Financial Statements for the year ended December 31, 2004, which are contained in the Annual Report of the Corporation and the Management Discussion and Analysis for the year ended December 31, 2004. Certain publicly filed documents and additional information regarding the Corporation can be found at WWW.SEDAR.COM.

         When the securities of the Corporation are in the course of a distribution under a preliminary short form prospectus or a short form prospectus, upon request the Corporation will provide to any person:

         1) One copy of this Annual Information Form, together with one copy of any document, or the pertinent pages of any document, incorporated by reference in this Annual Information Form;

         2) One copy of the Corporation's audited financial statements contained in the Annual Report for the year ended December 31, 2004, together with the report of the auditors thereon, and one copy of the Corporation's most recent interim financial statements that have been filed, if any, for any period subsequent to the period covered by such audited financial statements;

         3) One copy of the Corporation's Management Proxy Circular provided for the Annual General Meeting of the shareholders of the Corporation held on May 3, 2005; and

         4) One copy of any other documents that are incorporated by reference into the preliminary short form prospectus or the short form prospectus and are not required to be provided under paragraphs 1, 2 or 3 above.

         At any other time, one copy of any of the documents referred to in paragraphs 1, 2 and 3 above shall be provided, upon request to the individuals noted below, with the understanding that the Corporation may require the payment of a reasonable charge if the request is made by a person who is not a security holder of the Corporation.

         Copies of these documents may be obtained by submitting a written or oral request to Mr. Ihor Wasylkiw, Vice-President, Investor Relations of PetroKazakhstan at Suite 1460, Sun Life Plaza, North Tower, 140 - 4th Avenue S.W., Calgary, Alberta, T2P 3N3 (telephone: 403-221-8435) or to Mr. Anthony Peart, Senior Vice-President, General Counsel and Corporate Secretary of PetroKazakhstan Inc. c/o Ascot Petroleum Consulting Ltd, Hogarth House, 31 Sheet Street, Windsor, Berkshire, SL4 1BE United Kingdom (telephone: 44 1753 410020).

                             REPORT ON RESERVES DATA


                                               [GRAPHIC OMITTED]
                                    [LOGO MCDANIEL & ASSOCIATES CONSULTANTS LTD.


March 30, 2005

PETROKAZAKHSTAN INC.
Hogarth House
29-31 Sheet Street
Windsor
Berkshire SL4 1BY
United Kingdom

Attention:     The Board of Directors of PetroKazakhstan Inc.

Re:      FORM 51-101F2
         REPORT ON RESERVES DATA BY AN INDEPENDENT QUALIFIED
         RESERVES EVALUATOR OF PETROKAZAKHSTAN INC. (THE "COMPANY")
         ----------------------------------------------------------

Dear Sir:

TO THE BOARD OF DIRECTORS OF PETROKAZAKHSTAN INC. (THE "COMPANY"):

   1. We have evaluated the Company's reserves data as at December 31, 2004. The reserves data consists of the following::

         (a) proved and proved plus probable oil and gas reserves estimated as at December 31, 2004 using forecast prices and costs and the related estimated future net revenue; and

         (b) proved and proved plus probable oil and gas reserves estimated as at December 31, 2004 using constant prices and costs and the related estimated future net revenue.

   2. The reserves data are the responsibility of the Company's management. Our responsibility is to express an opinion on the reserves data based on our evaluation.

         We carried out our evaluation in accordance with standards set out in the Canadian Oil and Gas Evaluation Handbook (the "COGE Handbook") prepared jointly by the Society of Petroleum Evaluation Engineers (Calgary Chapter) and the Canadian Institute of Mining, Metallurgy & Petroleum (Petroleum Society).

   3. Those standards require that we plan and perform an evaluation to obtain reasonable assurance as to whether the reserves data are free of material misstatement. An evaluation also includes assessing whether the reserves data are in accordance with principles and definitions presented in the COGE Handbook.

   4. The following table sets forth the estimated future net revenue (before deduction of income taxes) attributed to proved plus probable reserves, estimated using forecast prices and costs and calculated using a discount rate of 10 percent, including in the reserves data of the Company evaluated by us, for the year ended December 31, 2004, and identifies the respective portions thereof that we have evaluated, audited and reviewed and reported on to the Company's management:

                                                                                    NET PRESENT VALUE OF FUTURE NET REVENUE $M
                                                                                     (BEFORE INCOME TAXES, 10% DISCOUNT RATE)
                                                                                    ------------------------------------------

PREPARATION DATE OF EVALUATION REPORT          LOCATION OF RESERVES              AUDITED       EVALUATED     REVIEWED     TOTAL
----------------------------------------------------------------------------------------------------------------------------------
March 30, 2005                                 Kazakhstan                           -          5,655,807         -       5,655,807


   5. In our opinion, the reserves data evaluated by us have, in all material respects, been determined and are in accordance with the COGE Handbook.

   6. We have no responsibility to update our report for events and circumstances occurring after the preparation date.

   7. Because the reserves data are based on judgments regarding future events, actual results will vary and the variations may be material.


Executed as to our report referred to above:


MCDANIEL & ASSOCIATES CONSULTANTS LTD.


   /s/ by B.H. Emslie
   B.H. Emslie, P. Eng.
   Senior Vice President

   Calgary, Alberta
   Date:  March 30, 2005

                                      -80


                       REPORT OF MANAGEMENT AND DIRECTORS
                     ON RESERVES DATA AND OTHER INFORMATION

         Management of PetroKazakhstan Inc. (the "Company") are responsible for the preparation and disclosure of information with respect to the Company's oil and gas activities in accordance with securities regulatory requirements. This information includes reserves data, which consist of the following:

         (a)   (i)      proved and proved plus probable oil and gas reserves
                        estimated as at December 31, 2004 using forecast prices and costs; and

               (ii)     the related estimated future net revenue; and

         (b)   (i)      proved oil and gas reserves estimated as at December 31,
                        2003 using constant prices and costs; and

               (ii)     the related estimated future net revenue.

         An independent qualified reserves evaluator has evaluated the Company's reserves data. The report of the independent qualified reserves evaluator is presented above.

         The board of directors of the Company has

         (a) reviewed the Company's procedures for providing information to the independent qualified reserves evaluator;

         (b) met with the independent qualified reserves evaluator to determine whether any restrictions affected the ability of the independent qualified reserves evaluator to report without reservation; and

         (c) reviewed the reserves data with management and the independent qualified reserves evaluator.

         The board of directors has reviewed the Company's procedures for assembling and reporting other information associated with oil and gas activities and has reviewed that information with management. The board of directors has approved

         (a) the content and filing with securities regulatory authorities of the reserves data and other oil and gas information;

         (b) the filing of the report of the independent qualified reserves evaluator on the reserves data; and

         (c)   the content and filing of this report.

         Because the reserves data are based on judgements regarding future events, actual results will vary and the variations may be material.

/s/ Bernard F. Isautier
-------------------------------------------------------------
Bernard F. Isautier
President, Chief Executive Officer and Chairman of the Board


/s/ Mike Azancot
-------------------------------------------------------------
Mike Azancot
Senior Vice President, Exploration and Production


/s/ Jacques Lefevre
-------------------------------------------------------------
Jacques Lefevre
Director


/s/ Jan Bonde Nielsen
-------------------------------------------------------------
Jan Bonde Nielsen
Director



May 21, 2005

                        SCHEDULE A - PETROKAZAKHSTAN INC.
                             AUDIT COMMITTEE MANDATE

1.       ESTABLISHMENT OF COMMITTEE

1.1 ESTABLISHMENT OF THE AUDIT COMMITTEE CONFIRMED - The establishment of the audit committee of the board of directors of PetroKazakhstan Inc., is hereby confirmed with the purpose, constitutions and responsibilities herein set forth.

1.2      CERTAIN DEFINITIONS -  In this mandate:

         (a)   "Board" means the board of directors of PetroKazakhstan;

         (b)   "Chair" means the chair of the Committee;

         (c)   "Committee" means the audit committee of the Board;

         (d) "Corporation" means PetroKazakhstan Inc., together with its subsidiaries;

         (e)   "Director" means a member of the Board;

         (f) "External Auditor" means the person occupying the office of auditor of PetroKazakhstan in accordance with the BUSINESS CORPORATIONS ACT (Alberta);

         (g)   "PetroKazakhstan" means PetroKazakhstan Inc.;

         (h) "Internal Auditor" means the person responsible for the internal audit function with respect to the Corporation; and

         (i) "Mandate" means this written mandate of the Committee and any such mandate for the Committee which the Board resolves from time to time shall be the mandate of the Committee.

2.       PURPOSE OF COMMITTEE

2.1      PURPOSE - The Committee's purpose is to:

         (a) assist the Board in the discharge of its obligations in connection with:

               (i)    the integrity of the company's financial statements;

               (ii) the company's compliance with legal and regulatory requirements;

               (iii) the independent auditor's qualifications and independence; and

               (iv) the performance of the Corporation's internal audit function and internal auditors; and

         (b) prepare any report that applicable laws, rules or regulations require to be included in the Corporation's annual proxy statement relating to the audit committee.

2.2 DISCHARGE OF RESPONSIBILITIES - The Audit Committee will primarily fulfill its responsibilities by carrying out the activities enumerated in Sections 8 and 9 of this Mandate.

3.       COMMITTEE MEMBERSHIP

3.1 NUMBER OF MEMBERS - The Committee shall consist of not fewer than three Directors.

3.2      INDEPENDENCE OF MEMBERS - Each member of the Committee shall be:

         (a) a Director who is not an officer or employee of PetroKazakhstan or any of its affiliates;

         (b) an unrelated Director for the purposes of the Toronto Stock Exchange Corporate Governance Policy;

         (c) independent for the purposes of the SARBANES-OXLEY ACT OF 2002 if such act is in force and applicable to the Corporation; and

         (d) an independent Director for the purposes of the corporate governance standards required by the New York Stock Exchange.

3.3      FINANCIAL LITERACY -

         (a) Requirement - Each member of the Committee shall be financially literate or must become financially literate within a reasonable period of time after his or her appointment to the Committee.

         (b) Definition - "Financially literate" shall mean that the Director is able to read and understand a balance sheet, an income statement, a cash flow statement and the notes attached thereto or shall have such other meaning as the Board may resolve to interpret that term in its business judgment from time to time.

3.4 ACCOUNTING OR RELATED FINANCIAL EXPERIENCE - One member of the Committee shall at all times have accounting or related financial experience, meaning that such Director has, through (i) education and experience as a principal financial accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions (or that results, in the judgment of the company's board of directors, in the person's having similar expertise and experience); (ii) experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions; (iii) experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements; or (iv) other relevant experience, the following attributes:

         (a) an understanding of generally accepted accounting principles and financial statements;

         (b) ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

         (c) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Corporation's financial statements, or experience actively supervising one or more persons engaged in such activities;

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                                      -84-


         (d) an understanding of internal controls and procedures for financial reporting; and

         (e)   an understanding of audit committee functions.

3.5 ANNUAL APPOINTMENT OF MEMBERS - The members of the Committee shall be appointed by the Board. The appointment of members of the Committee shall take place annually at the first meeting of the Board after a meeting of the members at which Directors are elected, provided that if the appointment of members of the Committee is not so made, the Directors who are then serving as members of the Committee shall continue as members of the Committee until their successors are appointed.

3.6 VACANCY - The Board may appoint a member to fill a vacancy which occurs in the Committee between annual elections of Directors.

4. COMMITTEE CHAIR BOARD TO APPOINT CHAIR - The Board shall appoint the chair of the Committee (the "Chair") from the members of the Committee who are members of the Board (or if it fails to do so, the members of the Committee shall appoint the Chair of the Committee from among its members).

4.2 CHAIR TO BE APPOINTED ANNUALLY - The designation of its Chair shall take place annually at the first meeting of the Board after a meeting of the members at which Directors are elected, provided that if the designation of Chair is not so made, the Director who is then serving as Chair shall continue as Chair until his or her successor is appointed.

5.       COMMITTEE MEETINGS

5.1 QUORUM - A quorum of the Committee shall be a majority of its members and no business shall be transacted by the Committee except at a meeting at which a quorum of the Committee is present.

5.2 SECRETARY - The Chair shall designate from time to time a person who may, but need not, be a member of the Committee, to be Secretary of the Committee.

5.3 TIME AND PLACE OF MEETINGS - The time and place of the meetings of the Committee and the calling of meetings and the procedure in all things at such meetings shall be determined by the Committee; provided, however, the Committee shall meet at least quarterly.

5.4 RIGHT TO VOTE - Each member of the Committee shall have the right to vote on matters that come before the Committee.

5.5 INVITEES - The Committee may invite Directors, officers and employees of PetroKazakhstan or any other person to attend meetings of the Committee to assist in the discussion and examination of the matters under consideration by the Committee.

5.6 IN CAMERA MEETINGS - As part of each meeting of the Committee at which the Committee recommends that the Board approve the annual audited financial statements or at which the Committee reviews the quarterly financial statements, the Committee shall meet separately with each of:

         (a)   management;

         (b)   the External Auditor; and

         (c)   the Internal Auditor.

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                                      -85-


6.       OUTSIDE ADVISORS

6.1 RETAINING AND COMPENSATING ADVISORS - The Committee may retain such outside legal, accounting or other advisors as it may consider appropriate and shall not be required to obtain the approval of the Board in order to retain or compensate such advisors.

7.       REMUNERATION OF COMMITTEE MEMBERS

7.1 DIRECTOR FEES ONLY - No member of the Committee may earn fees from PetroKazakhstan or any of its subsidiaries other than directors fees (which fees may include cash and/or shares or options or other in-kind consideration ordinarily available to directors, as well as all of the regular benefits that other directors receive).

7.2 OTHER PAYMENTS - For greater certainty, no member of the Committee shall accept any consulting, advisory or other compensatory fee from the Corporation.

8.       DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

8.1      FINANCIAL AND RELATED INFORMATION -

         (a) Annual Financial Statements - The Committee shall review and discuss with management and the External Auditor, PetroKazakhstan's annual financial statements and related MD&A and report thereon to the Board before the Board approves those statements.

         (b) Interim Financial Statements - The Committee shall review and discuss with management and the External Auditor, PetroKazakhstan's interim financial statements and related MD&A before they are released.

         (c) General - The Committee shall review and discuss with management and the External Auditor on a timely basis:

               (i) major issues regarding accounting policies, principles and financial statement presentations, including any significant changes in the Corporation's selection or application of accounting principles;

               (ii) the adequacy and effectiveness of the corporation's internal controls over financial reporting and any special audit steps adopted in light of material control deficiencies;

               (iii) analyses prepared by management and the External Auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analysis of the effects of alternative GAAP methods on the financial statements; and

               (iv) the effect on the financial statements of the Corporation of regulatory and accounting initiatives, as well as off-balance sheet transactions, structures, obligations (including contingent obligations) and other relationships of the Corporation with unconsolidated entities or other persons that have a material current or future effect on the financial condition, changes in financial condition, results of operations, liquidity, capital resources, capital reserves or significant components of revenues or expenses of the Corporation;

               (v) the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented;

               (vi) any financial information or financial statements in prospectuses and other offering documents;

               (vii) the management certifications of the financial statements as required by the SARBANES-OXLEY ACT OF 2002, under applicable securities laws in Canada or otherwise, and all certifications and reports of the disclosure committee established by management;

               (viii) any other relevant reports or financial information submitted by the Corporation to any governmental body, or the public; and

               (ix)   pension plan financial statements, if any.

         (d) Discussion of Accounting Treatments - The audit committee shall have direct communication channels with the External Auditor to discuss and review specific issues as appropriate.

         (e) Disclosure of Other Financial Information - The Committee shall discuss with management and the External Auditor:

               (i) the types of information to be disclosed and the type of presentation to be made in connection with earnings press releases;

               (ii) financial information and earnings guidance (if any) provided to analysts and rating agencies;

               (iii) press releases (paying particular attention to any use of "pro forma" or "adjusted" non-GAAP, information as described under Regulation G of the UNITED STATES SECURITIES ACT OF 1933, as amended); and

         (f) Review of Communications - The Committee shall review with the External Auditor all material written communication between the External Auditor and management including, but not limited to, the management letter and schedule of unadjusted differences.

8.2      EXTERNAL AUDITOR -

         (a) Authority with Respect to External Auditor - As representative of PetroKazakhstan's shareholders, the Committee shall be directly responsible for the Corporation's relationship with the External Auditor for the purpose of preparing or issuing an audit report or related work. In this capacity, the Committee shall have sole responsibility for recommending to the Board the person to be proposed to PetroKazakhstan's shareholders for appointment as external auditor and whether at any time the incumbent external auditor should be removed from office. The Committee shall require the External Auditor to acknowledge in its engagement letter each year that the External Auditor is accountable to the Board and the Committee as representatives of shareholders.

         (b) Competency of External Auditor - Once each year (and otherwise as the Chair may consider appropriate) the Committee shall review with the External Auditor its performance and that of the lead audit partner and obtain and review a report by the External Auditor describing:

               (i) the External Auditor's internal quality-control procedures;

               (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the External Auditor's firm or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the External Auditor's firm, and any steps taken to deal with any such issues;

               (iii) all material relationships between the External Auditor and the Corporation (for the purposes of assessing the auditor's independence); and

               (iv) to review annually with the External Auditor its performance and that of its lead audit partner.

         (c) Review of Audit Problems - The Committee shall review with the External Auditor any audit problems or difficulties and management's response.

         (d) Independence - The Committee shall satisfy itself as to the independence of the External Auditor. As part of this process:

               (i) The Committee shall require the External Auditor to submit on a periodic basis to the Committee, a formal written statement delineating all relationships between the External Auditor and the Corporation and that the Committee is responsible for actively engaging in a dialogue with the External Auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the External Auditor and for recommending that the Board take appropriate action in response to the External Auditors' report to satisfy itself of the External Auditors' independence;

               (ii) The Committee shall approve any non-audit services provided by the External Auditor and may delegate such approval authority to one or more of its independent members; and

               (iii) The Committee shall establish a policy setting out the restrictions on the Corporation hiring employees and former employees of the Corporation's auditor or former auditor.

8.3      INTERNAL CONTROL AND AUDIT -

         (a) Regular Reporting - The Internal Auditor shall report regularly to the Committee and the Committee shall have direct communication channels with the Internal Auditor to discuss and review specific issues as appropriate.

         (b)   Functioning of Internal Auditor - The Committee shall:

               (i) the adequacy and effectiveness of the corporation's internal controls over financial reporting and any special audit steps adopted in light of material control deficiencies;

               (ii) review (a) the internal control report prepared by management, including management's assessment of the effectiveness of the Corporation's internal control structure and procedures for financial reporting and (b) the External Auditor's attestation, and report, on the assessment made by management;

               (iii) in consultation with the External Auditor and the internal audit group, discuss the adequacy of the Corporation's internal control structure and procedures designed to ensure compliance with laws and regulations and any special audit steps adopted in light of material deficiencies and controls;

               (iv) instruct the External Auditor to prepare an annual evaluation of the Corporation's internal audit group and reviewing the results of that evaluation; and

               (v) periodically review with the Internal Auditor, any significant difficulties, disagreements with management or scope restrictions encountered in the course of the work of the Internal Auditor.

8.4 MANAGEMENT RESPONSE - The Committee shall obtain management's response to significant remarks or findings of the External Auditor and the Internal Auditor and shall follow-up as required on the status of the implementation of corrective measures.

8.5      REPORT ON RESERVES DATA AND OTHER INFORMATION -

         (a) The Committee shall review with management and with the independent qualified reserves evaluator or qualified reserves auditor, the content of reserves data and other oil and gas information filed with securities regulatory authorities;

         (b) The Committee shall review with management and with the independent qualified reserves evaluator or qualified reserves auditor and recommend to the Board for approval, as appropriate, any report which the Board is required to file pursuant to applicable securities laws or stock exchange requirements.

8.6 RELATED PARTY TRANSACTIONS - The Committee shall review and approve all related party transactions in which the Corporation is involved or which the Corporation proposes to enter into.

8.7 EXPENSE ACCOUNTS - The Committee shall review and make recommendations with respect to:

         (a) expense accounts, on an annual basis, submitted by the Chair and President; and

         (b) expense account policy, and rules relating to the standardization of the reporting on expense accounts.

8.8 RISK ASSESSMENT AND RISK MANAGEMENT - The Committee shall discuss the Corporation's major financial risk exposures and the steps management has taken to monitor and control such exposures.

8.9 OTHER MATTERS - The Committee shall perform any other activities consistent with this mandate, the Corporation's by-laws and governing law, as the Committee or the Board deems necessary or appropriate.

9.       WHISTLE BLOWING

9.1 PROCEDURE - As soon as practicable following the release of SEC rules implementing the requirements in the SARBANES-OXLEY ACT OF 2002 with respect the procedures described in this Section 9.1, the Committee shall put in place procedures for:

         (a) the receipt, retention and treatment of complaints received by the issuer regarding accounting, internal accounting controls or auditing matters; and

         (b) the confidential, anonymous submission by employees of the issuer of concerns regarding questionable accounting or auditing matters.

10.      REPORTING TO THE BOARD

10.1 REGULAR REPORTING - The Audit Committee shall report to the Board following each meeting of the Committee and at such other times as the Chair may determine to be appropriate, provided that the Audit Committee shall report to the Board at least four times per year.

11.      EVALUATION OF COMMITTEE PERFORMANCE

11.1 ESTABLISH PROCESS - The Committee shall follow the process established by the Board's corporate governance committee for assessing the performance of the Committee.

11.2     AMENDMENTS TO MANDATE -

         (a) Review by Audit Committee - The Committee shall recommend to the Board on an annual basis, any amendments it considers desirable to this mandate.

         (b) Review by Board - The Board will review and reassess the adequacy of the Mandate on an annual basis and at such other times as it considers appropriate.

12.      LEGISLATIVE AND REGULATORY CHANGES

12.1 COMPLIANCE - It is the Board's intention that this mandate shall reflect at all times all legislative and regulatory requirements applicable to the Committee as well as any best practice guidelines recommended by regulators or stock exchanges with whom PetroKazakhstan has a reporting relationship. Accordingly, this mandate shall be deemed to have been updated to reflect any amendments to such legislative and regulatory requirements and such best practice guidelines and shall be formally amended at least annually to reflect such amendments.